Exhibit 2.5
EXECUTION COPY

STOCK AND ASSET PURCHASE AGREEMENT
among
GERBER PRODUCTS COMPANY,
NESTLÉ AUSTRALIA LTD,
and
NESTLÉ DEUTSCHLAND AG,
as Sellers
POST ACQUISITION SUB IV, INC.,
as United States Buyer,
POST AUSTRALIA PTY LTD,
as Australia Buyer,
and
POST HOLDINGS, INC.,
as Parent
Dated as of February 3, 2014

i

3.21	Inventory	50
3.22	Products	50
3.23	Insurance	50
3.24	No Other Representations and Warranties	50

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYERS		51

4.1	Organization and Good Standing	51
4.2	Authority	51
4.3	No Conflicts	51
4.4	Consents	52
4.5	Litigation	52
4.6	Availability of Funds	52
4.7	Brokers	52
4.8	Investment	52
4.9	Due Diligence Investigation	52

ARTICLE 5 COVENANTS OF SELLERS		53

5.1	Access; Confidentiality	53
5.2	Ordinary Conduct of the Business	54
5.3	Consents to Certain Assignments; Pass-Through Arrangements	56
5.4	No Solicitation	57
5.5	Termination of DPLTA	58
5.6	Termination of Management Agreement	59
5.7	Termination of Cash Pooling	59
5.8	Notification of Certain Matters	59
5.9	Non-Competition	59
5.10	Confidential Information	61
5.11	Release	62
5.12	Satisfaction of Obligations	62
5.13	Promotional and Advertising Activities	62
5.14	Termination of Affiliate Agreements	63
5.15	Title Policies and Surveys	63
5.16	Financial Statement Deliveries	63

ARTICLE 6 EMPLOYEE BENEFITS		65

6.1	Continued Employment	65
6.2	Post-Closing Compensation Generally	69
6.3	Service Credit	70
6.4	Welfare Benefits Generally	71
6.5	Vacation and Other Leave	72
6.6	Seller Plans Generally	72
6.7	Rollovers to U.S. Tax-Qualified Savings/401(k) Plan	72
6.8	Severance	72
6.9	Salary and Wages	73

6.10	WARN Act	74
6.11	Treatment of Transaction under Code Section 409A	74
6.12	Agreement Is Not a Plan Amendment	74

ARTICLE 7 MUTUAL COVENANTS OF THE PARTIES		74

7.1	Regulatory Approvals; Consents; Filings	74
7.2	Publicity	76
7.3	Access to Information	77
7.4	Bulk Sales Waiver	77
7.5	Expenses	77
7.6	Tax Matters	77
7.7	Accounts Receivable	80
7.8	Computers	80
7.9	Transition Services	80
7.10	Manufacturing Agreements	82

ARTICLE 8 INDEMNIFICATION		83

8.1	Survival of Representations and Warranties	83
8.2	Indemnification by Seller	83
8.3	Indemnification by Buyer	84
8.4	Indemnification for DPLTA	85
8.5	Further Indemnities	86
8.6	Limitations on Indemnification	86
8.7	Procedures Relating to Indemnification	89
8.8	Exclusive Remedy	91
8.9	Recoverable Damages	91
8.10	Adjustment for Tax Purposes	92

ARTICLE 9 TERMINATION		92

9.1	Basis for Termination	92
9.2	Notice of Termination	93
9.3	Effect of Termination	93

ARTICLE 10 GENERAL PROVISIONS		93

10.1	Assignment	93
10.2	No Third-Party Beneficiaries	93
10.3	Amendments	93
10.4	Waiver of Compliance	94
10.5	Notices	94
10.6	Counterparts	95
10.7	Severability	95
10.8	Governing Law	95
10.9	Actions and Proceedings	95
10.10	Specific Performance	96

10.11	Inclusion in Seller Disclosure Schedule	96
10.12	Entire Agreement	93
10.13	Interpretive Matters	94
10.14	Further Assurances	94
10.15	Provision Respecting Legal and Other Representation	95
10.16	Parent Guarantee	95

Exhibits
Exhibit A – Form of Assignment and Assumption Agreement
Exhibit B – Form of Assignment of Contracts
Exhibit C – Form of Bill of Sale
Exhibit D – Form of Deed
Exhibit E – Form of Intellectual Property Purchase Agreement
Exhibit F – Form of German Transfer Deed
Exhibit G – Form of Termination Agreement (DPLTA)
Exhibit H – Form of Termination Agreement (Management Agreement)
Exhibit I – Form of German Asset Transfer Agreement
Exhibit J – Form of Australian Asset Transfer Agreement
Exhibit K – Australian Employee Benefits
Exhibit L – Form of Release Agreement
Exhibit M – Form of Buyer Election
Exhibit N – Form of Closing Certificate and Determination Date Certificate
Exhibit O – Seller Representations for Abbreviated Financial Statements
Exhibit P – Example Calculation of German Net Working Capital
Exhibit Q – Initial Estimates of Agreed Prices

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 3, 2014, is by and among GERBER PRODUCTS COMPANY, a Michigan corporation (“Gerber”), NESTLÉ AUSTRALIA LTD (ACN 000 011 316), an Australian company (“Nestlé Australia”), NESTLÉ DEUTSCHLAND AG, a German stock corporation (“Nestlé Deutschland” and, together with Gerber and Nestlé Australia, “Sellers” and each, a “Seller”), POST ACQUISITION SUB IV, INC., a Delaware corporation (“United States Buyer”), POST AUSTRALIA PTY LTD, an Australian proprietary company registered in the State of Victoria (“Australia Buyer” and, together with United States Buyer, “Buyers” and each, a “Buyer”), and, solely for purposes of Section 10.16, POST HOLDINGS, INC., a Missouri corporation (“Parent”).
W I T N E S S E T H:
WHEREAS, Buyers and/or their designated Affiliates desire to purchase the Transferred Assets and the Shares and to assume the Assumed Liabilities from Sellers and their Affiliates, and Sellers desire to sell or transfer, or cause their Affiliates to sell or transfer, the Transferred Assets, the Shares and the Assumed Liabilities to Buyers and/or their designated Affiliates, upon the terms and subject to the conditions hereinafter set forth.
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF STOCK AND ASSETS; ASSUMPTION OF LIABILITIES
1.1    Certain Definitions. For all purposes of this Agreement, the following definitions shall apply:
“Accounts Payable” shall mean all trade accounts payable (whether current or noncurrent) exclusively of the Business, including all trade accounts payable representing amounts payable in respect of goods shipped, products sold or services rendered (whether or not yet invoiced), the full obligation of all security for such accounts or debts and any unpaid fees or interest accrued thereon or other amounts due with respect thereto, excluding the German Accounts Payable.
“Accounts Receivable” shall mean all accounts receivable (whether current or noncurrent) exclusively of the Business, including all accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered (whether or not yet invoiced), the full benefit of all security for such accounts or debts and any unpaid fees or interest accrued thereon or other amounts due with respect thereto, excluding the German Accounts Receivable.

“Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by Contract or otherwise). Notwithstanding the foregoing, (a) the stockholders of Nestlé S.A. and Parent shall be deemed to not be Affiliates of Sellers and Buyers (as applicable) and (b) no Person that is an individual shall be considered to be an Affiliate of Buyers or Sellers.
“Agency Workers and Contractors” shall have the meaning assigned thereto in Section 6.1(a).
“Agreed Price” shall have the meaning assigned thereto in Section 7.9.
“Agreement” shall have the meaning assigned thereto in the preamble.
“Allocation” shall have the meaning assigned thereto in Section 1.8.
“Alternative Proposal” shall have the meaning assigned thereto in Section 5.4.
“Ancillary Agreements” shall mean the Assignment and Assumption Agreement, the Assignment of Contracts, the Bill of Sale, the Deed, the Transitional Trademark License Agreement, the Intellectual Property Purchase Agreement, the Transition Services Agreement, the German Transfer Deed, the Termination Agreement (DPLTA), the Termination Agreement (Management Agreement), the Buyer Manufacturing Agreement, the Seller Manufacturing Agreement, the Australian Asset Transfer Agreement, the German Asset Transfer Agreement, the Release Agreement and the Secondment Agreement.
“Antitrust Laws” shall have the meaning assigned thereto in Section 2.2(f).
“Applicable Law” shall mean any applicable laws, statutes, ordinances, regulations, rules, court decisions and orders or directives of any Governmental Authority in any jurisdiction.
“Assignment and Assumption Agreement” shall mean the agreement entered into by and between United States Buyer and/or its designated Affiliates and Sellers and their applicable Affiliates, to be executed at Closing, in the form attached hereto as Exhibit A.
“Assignment Consent” shall have the meaning assigned thereto in Section 5.3(a).
“Assignment of Contracts” shall mean the agreement entered into by and between United States Buyer and/or its designated Affiliates and Sellers and their applicable Affiliates, to be executed at Closing, in the form attached hereto as Exhibit B.
“Assumed Liabilities” shall mean, collectively, all Liabilities, obligations and commitments of Sellers and their Affiliates (other than the Transferred Entity) accruing, related to or arising out of the ownership and operation of the Business or the Transferred Assets, at, prior to or after the Effective Time, except for the Excluded Liabilities.

“Audited Financial Statements” shall have the meaning assigned thereto in Section 5.16(a).
“Australian Asset Transfer Agreement” shall have the meaning assigned thereto in Section 2.1(f)(vi).
“Australian Business Employees” shall have the meaning assigned thereto in Section 6.1(a).
“Australian Buyer” shall have the meaning assigned thereto in the preamble.
“Australian Facility” shall mean the facilities leased by Nestlé Australia and located in Notting Hill, Australia, as further described under the heading “Leased Real Property” in Section 3.10(a)(i) of the Seller Disclosure Schedule.
“Base Purchase Price” shall have the meaning assigned thereto in Section 1.6(A).
“Bill of Sale” shall mean the bill of sale executed by Sellers and their applicable Affiliates, to be executed at Closing, in the form attached hereto as Exhibit C.
“Bring-Down Revival” shall have the meaning assigned thereto in Section 2.1(d).
“Business” shall mean Sellers’ and their Affiliates’ business (including, unless otherwise explicitly expressed in this Agreement, the business of the Transferred Entity) of developing, manufacturing, marketing, distributing, and/or selling the Products.
“Business Day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City, U.S.A.
“Business Employees” shall have the meaning assigned thereto in Section 6.1)(a).
“Business Facilities” shall mean (a) all warehouses, administration buildings, manufacturing facilities and parking facilities owned or leased, directly or indirectly, by Sellers or their Affiliates or the Transferred Entity, including pursuant to the Real Property Leases, that are exclusively used in, or held for use exclusively in connection with, or exclusively related to, the Business and (b) without limiting clause (a), the Owned Facilities, the Australian Facility and all buildings, structures and improvements located thereon owned or leased, directly or indirectly, by Sellers or their Affiliates or the Transferred Entity; provided, however, that “Business Facilities” shall exclude any Shared Facility.
“Buyer” and “Buyers” shall have the meaning assigned thereto in the preamble.
“Buyer Election” shall have the meaning assigned thereto in Section 2.1(b).
“Buyer Manufacturing Agreement” shall mean the Manufacturing Agreement between Buyers and Sellers and/or designated Affiliates thereof, to be executed at Closing, in the form agreed upon pursuant to Section 7.10.

“Buyer Released Parties” shall have the meaning assigned thereto in Section 5.11.
“Buyer Requested Policies” shall have the meaning assigned thereto in Section 1.10.
“Buyer Tax-Qualified Savings/401(k) Plan” shall have the meaning assigned thereto in Section 6.7.
“Cash and Cash Equivalents” shall mean all cash, marketable securities, negotiable instruments and other cash equivalents.
“Casualty Loss” shall have the meaning assigned thereto in Section 1.10.
“Charges” shall have the meaning assigned thereto in Section 1.9.
“Claim Threshold” shall have the meaning assigned thereto in Section 8.6(b).
“Closing” shall have the meaning assigned thereto in Section 2.1(a).
“Closing Australian Addition” shall have the meaning assigned thereto in Section 1.7(a)(x).
“Closing Australian Reduction” shall have the meaning assigned thereto in Section 1.7(a)(x).
“Closing Certificate” shall have the meaning assigned thereto in Section 2.2(d).
“Closing Date” shall have the meaning assigned thereto in Section 2.1(a).
“Closing German Addition” shall have the meaning assigned thereto in Section 1.7(a)(y).
“Closing German Reduction” shall have the meaning assigned thereto in Section 1.7(a)(y).
“Closing U.S. Addition” shall have the meaning assigned thereto in Section 1.7(a)(z).
“Closing U.S. Reduction” shall have the meaning assigned thereto in Section 1.7(a)(z).
“COBRA Coverage” shall have the meaning assigned thereto in Section 6.4.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rules thereunder.
“Compensation Continuation Period” shall have the meaning assigned thereto in Section 6.2.

“Competing Business” shall mean the business of developing, manufacturing, marketing, distributing, and/or selling the Products or other food products substantially similar to the Products; provided, however, that “Competing Business” shall not include the business of developing, manufacturing, marketing, distributing, and/or selling the products of Sellers or their Affiliates as of the Closing Date (other than the Products) or any line extensions thereof.
“Computers” shall mean any laptop, desktop (including monitors) or notebook computers, computer hardware and other systems hardware and networking and communications assets, including servers.
“Confidentiality Agreement” shall have the meaning assigned thereto in Section 5.1(c).
“Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any governmental authorization).
“Consent Fees” shall have the meaning assigned thereto in Section 5.3(c).
“Contract” shall mean any contract, lease, sublease, license, indenture, note, loan, evidence of indebtedness, agreement, purchase order, letter of credit, security or pledge agreement, franchise agreement, confidentiality agreement, employment agreement, option agreement and all other legally binding undertakings, covenants and instruments, whether oral or written.
“Conveyancing Documents” shall mean the Assignment of Contracts, the Bill of Sale, the Deed, the German Transfer Deed, the German Asset Transfer Agreement, and the Australian Asset Transfer Agreement.
“Deed” shall mean a Deed substantially in the form attached hereto as Exhibit D, executed by Sellers or their applicable Affiliates, conveying the United States Facility to United States Buyer or its applicable Affiliates.
“Default” shall mean a breach of or default under any Contract, Permit or Order, as applicable.
“Delivered Financial Statements” shall have the meaning assigned thereto in Section 5.16(a).
“Determination Date” shall have the meaning assigned thereto in Section 2.1(c).
“Determination Date Certificate” shall have the meaning assigned thereto in Section 2.1(c).
“Dispute Accountant” shall mean either of Ernst & Young LLP or Deloitte & Touche LLP, as jointly selected by Buyers and Sellers, or any other accounting firm as jointly selected by Buyers and Sellers.
“Disputed Items” shall have the meaning assigned thereto in Section 1.7(c)(ii).

“DPLTA” shall mean the domination and profit and loss transfer agreement (Gewinnabführungs- und Beherrschungsvertrag) dated March 26, 2010 between Nestlé Deutschland and the Transferred Entity.
“Effective Time” shall have the meaning assigned thereto in Section 2.1(a).
“Employment Guarantee” shall have the meaning assigned thereto in Section 6.1(h).
“End Date” shall have the meaning assigned thereto in Section 9.1(b).
“Environmental Law” shall mean any Applicable Law relating to pollution or protection of human health (as it relates to exposure to pollution outside an occupational setting) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or natural resources, or the storage, handling, disposal, treatment, transportation, release or threatened release of any Hazardous Substances, including, but not limited to, the Federal Insecticide, Fungicide, and Rodenticide Act; Resource Conservation and Recovery Act; Clean Water Act; Safe Drinking Water Act; Atomic Energy Act; Toxic Substances Control Act; Clean Air Act; Comprehensive Environmental Response, Compensation, and Liability Act; Emergency Planning and Community Right-To-Know Act; Hazardous Materials Transportation Act; or any other analogous U.S. or foreign Federal, state or local laws, each as amended.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules thereunder.
“Estimated Australian Inventory” shall mean the amount in Australian dollars of the Transferred Inventory owned by Nestlé Australia as of immediately prior to the Effective Time, as derived from the Estimated Closing Statement to be delivered by Sellers pursuant to Section 1.7(a).
“Estimated Calculations” shall have the meaning assigned thereto in Section 1.7(a).
“Estimated Closing Statement” shall have the meaning assigned thereto in Section 1.7(a).
“Estimated German Net Working Capital” shall mean the amount in Euros of the estimated German Net Working Capital as of immediately prior to the Effective Time, as derived from the Estimated Closing Statement to be delivered by Sellers pursuant to Section 1.7(a).
“Estimated U.S. Inventory” shall mean the amount in United States dollars of the Transferred Inventory owned by Gerber as of immediately prior to the Effective Time, as derived from the Estimated Closing Statement to be delivered by Sellers pursuant to Section 1.7(a).
“Europe Restricted Area” shall have the meaning assigned thereto in Section 5.9(a)(iii).

“Europe Restricted Party” shall have the meaning assigned thereto in Section 5.9(a)(iii).
“Excluded Assets” shall mean all right, title and interest of Sellers or their Affiliates (other than the Transferred Entity) in, to or under the following:
(a)    all Cash and Cash Equivalents and bank accounts;
(b)    any Tax refunds of or credits with respect to any Tax that is an Excluded Liability or any Tax refunds of or credits with respect to any Taxes which any Seller has paid (and for which Buyers are not obligated to reimburse or indemnify any Seller) or for which any Seller is liable (for the avoidance of doubt, including pursuant to ARTICLE 8);
(c)    the Excluded Books and Records;
(d)    all rights arising under this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby;
(e)    all insurance policies relating to the Business (other than the Buyer Requested Policies) and all claims, credits, causes of action or rights thereunder and proceeds thereof;
(f)    all assets of or relating to any Seller Plan, except (i) to the extent expressly provided under ARTICLE 6 and Exhibit K or provided by Applicable Law, or (ii) with respect to all assets of any Transferred Entity Plan;
(g)    all assets comprising or located at any Shared Facility, other than any Transferred Inventory;
(h)    all personnel records or files relating to the Transferring U.S. Employees, the Transferring Non-U.S. Employees or the Transferred Australian Business Employees, other than the Transferred Personnel Files;
(i)    all intellectual property (it being understood that intellectual property rights to be transferred to Buyers are addressed separately in the Intellectual Property Purchase Agreement);
(j)    all Accounts Receivable to the extent arising prior to the Effective Time, including any amounts receivable from Sellers or any of their Affiliates;
(k)    all refunds, deposits, prepayments or prepaid expenses (including, without limitation, any prepaid insurance premiums);
(l)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products sold, shipped or delivered by Sellers or their Affiliates (other than the Transferred Entity) at, prior to or after the Effective Time, along with any and all recoveries by settlement, Order or otherwise in connection therewith; other than claims, causes of action, choses in action, rights of recovery, rights of set-off of any kind and recoveries by settlement, Order or otherwise, against any Person, to the extent exclusively relating to or exclusively arising out of the Business or any Transferred Asset or Assumed Liability;

(m)    the Shares;
(n)    any other capital stock or similar equity interests in any Seller or any of Sellers’ Affiliates; and
(o)    the Excluded Computers.
“Excluded Books and Records” shall mean all corporate records, minute books, confidential transfer pricing information and Tax Returns and Tax workpapers, worksheets, files and documents of Sellers and their Affiliates (other than those exclusively related to the Transferred Entity or those which Sellers or their Affiliates are required by Applicable Law to transfer to Buyers), all documents prepared in connection with the transactions contemplated by this Agreement or the Ancillary Agreements by Sellers or their Affiliates and all books and records to which Sellers or their Affiliates (other than the Transferred Entity) are required by Applicable Law to retain title.
“Excluded Computers” shall have the meaning assigned thereto in the definition of “Transferred Assets”.
“Excluded Contracts” shall mean the Contracts identified in Section 1.1(a) of the Seller Disclosure Schedule.
“Excluded Liabilities” shall mean, collectively, the following Liabilities of Sellers and their Affiliates (other than the Transferred Entity):
(a)    all Accounts Payable to the extent arising prior to the Effective Time;
(b)    all Liabilities under any Environmental Law to the extent arising out of the ownership or operation of the Business or the Transferred Assets prior to the Effective Time;
(c)    all Liabilities for Taxes of Sellers relating to any Pre-Closing Tax Period other than (i) Transfer Taxes, Property Taxes or VAT that are the responsibility of Buyers pursuant to Section 7.6(a), Section 7.6(b), or Section 7.6(f) and (ii) Taxes that are the responsibility of Buyers pursuant to Section 1.2(d);
(d)    except as otherwise provided in ARTICLE 6 and Exhibit K, all Liabilities with respect to: (i) Seller Plans (other than Transferred Entity Plans); and (ii) the employment of the Business Employees (except for employees of the Transferred Entity) prior to the Closing Date;
(e)    any pension or other benefit accrued under a Seller Plan of any Global Affiliate; and

(f)    all Liabilities under any retention bonus or similar payment payable to any employee of Sellers or any of their Affiliates.
“Excluded Services” shall mean: (a) corporate travel, (b) commodity hedging, (c) currency hedging, (d) corporate affairs, (e) public relations, (f) government affairs, (g) environmental or safety for Business Facilities, (i) internal audit, (j) legal and compliance, (k) risk and insurance for Business Facilities, Transferred Assets and Transferred Employees, (l) tax functions (except that Sellers will provide data and information necessary for Buyer to file its own taxes), (m) credit cards, (n) traditional human resources (e.g., recruiting, hiring, terminating, and like services) (except the time and attendance system, equipment and the services related to providing such information to Buyers and services related to maintaining employee information for system access and so that employees of the Business can use, utilize, and/or access the other services provided to Buyers under the Transition Services Agreement) and (o) any other services that Buyers and Sellers agree are excluded services in the Transition Services Agreement.
“Extended End Date” shall have the meaning assigned thereto in Section 9.1(b).
“Facilities Guarantee” shall have the meaning assigned thereto in Section 6.1(h).
“FDA” shall have the meaning assigned thereto in Section 3.12.
“Final Australian Inventory” shall mean the amount in Australian dollars of the Transferred Inventory owned by Nestlé Australia as of immediately prior to the Effective Time, as derived from the Final Closing Statement to be delivered by Sellers pursuant to Section 1.7(b).
“Final Calculations” shall have the meaning assigned thereto in Section 1.7(b).
“Final Closing Statement” shall have the meaning assigned thereto in Section 1.7(b).
“Final German Net Working Capital” shall mean the amount in Euros of the final German Net Working Capital as of immediately prior to the Effective Time, as derived from the Final Closing Statement to be delivered by Sellers pursuant to Section 1.7(b).
“Final Resolution Date” shall have the meaning assigned thereto in Section 1.7(c)(ii).
“Final U.S. Inventory” shall mean the amount in United States dollars of the Transferred Inventory owned by Gerber as of immediately prior to the Effective Time, as derived from the Final Closing Statement to be delivered by Sellers pursuant to Section 1.7(b).
“Financial Information” shall have the meaning assigned thereto in Section 3.7(a).
“Fixtures and Equipment” shall mean furniture, fixtures, furnishings, plant (excluding facilities), machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property.

“Fundamental Representations” means those representations and warranties contained in (a) Sections 3.1 (Organization and Good Standing), 3.2 (Authority), 3.5(a) (Title to Assets), 3.6 (Capitalization), 3.10(b) (Title to Real Property), 3.20 (Brokers) and 3.24 (No Other Representations and Warranties) of this Agreement, (b) Sections 4.1 (Organization and Good Standing), 4.2 (Authority), 4.7 (Brokers) and 4.9 (Due Diligence Investigation) of this Agreement, and (c) the first sentence of Section 4.1(d) and Sections 4.3(a) and 4.3(b) (Organization and Good Standing; Authority; Consents) and 4.4 (No Other Representations and Warranties) of the Intellectual Property Purchase Agreement.
“GAAP” shall have the meaning assigned thereto in Section 5.16(a).
“Gerber” shall have the meaning assigned thereto in the preamble.
“German Accounts Payable” shall mean all accounts payable (whether current or noncurrent) belonging either (a) to the Transferred Entity, or (b) to the extent exclusively of the Business, to Nestlé Deutschland, including all trade accounts payable representing amounts payable in respect of goods shipped, products sold or services rendered (whether or not yet invoiced), the full obligation of all security for such accounts or debts and any unpaid fees or interest accrued thereon or other amounts due with respect thereto.
“German Accounts Receivable” shall mean all accounts receivable (whether current or noncurrent) belonging either (a) to the Transferred Entity, or (b) to the extent exclusively of the Business, to Nestlé Deutschland, including all accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered (whether or not yet invoiced), the full benefit of all security for such accounts or debts and any unpaid fees or interest accrued thereon or other amounts due with respect thereto.
“German Asset Transfer Agreement” shall have the meaning assigned thereto in Section 2.1(f)(v).
“German Cash and Cash Equivalents” shall mean the Cash and Cash Equivalents of the Transferred Entity.
“German Facility” shall mean the facility owned by the Transferred Entity and located in Voerde, Germany, as further described on Section 3.10(a)(i) of the Seller Disclosure Schedule.
“German Financial Debt” shall mean all debt for borrowed money of the Transferred Entity (other than German Accounts Payable), including Liabilities under capital leases.
“German Inventory” shall mean (a) the Transferred Inventory owned by Nestlé Deutschland plus (b) the Inventory, wherever located, owned directly or indirectly by the Transferred Entity, including, without limitation, Inventory held on consignment, bailment or similar arrangement by any third Person or Affiliate of the Transferred Entity.

“German Net Working Capital” shall mean an amount in Euros equal to (a) the sum of (i) the German Accounts Receivable, (ii) the German Inventory, (iii) the German Cash and Cash Equivalents, and (iv) any loss compensation claims (if not satisfied yet) under the DPLTA for the fiscal year ending on December 31, 2013 and/or the Short Fiscal Year (b) less (i) the German Accounts Payable, (ii) the German Financial Debt and (iii) any profit transfer claims (if not satisfied yet) under the DPLTA for the fiscal year ending on December 31, 2013 and/or the Short Fiscal Year. The German Accounts Receivable and the German Accounts Payable transferred pursuant to the German Asset Transfer Agreement shall be taken into account in the calculation of the German Net Working Capital other than those German Accounts Receivable or German Accounts Payable that automatically cease to exist by way of the transfer or assumption as provided for in the German Asset Transfer Agreement. For purposes of illustration, Exhibit P sets forth an example calculation of the German Net Working Capital as of December 31, 2013.
“German Tax Returns” shall have the meaning assigned thereto in Section 7.6(c).
“German Transfer Deed” shall have the meaning assigned thereto in Section 1.2(a).
“Global Affiliate” shall mean Nestlé Deutschland and any Affiliate of Sellers (except Gerber, Nestlé Australia, the Transferred Entity and any U.S. Affiliate) that employs any Business Employees as of immediately prior to the Effective Time listed on Section 6.1(a)(i) of the Seller Disclosure Schedule.
“Governmental Authority” shall mean any: (a) nation, state, county, city, town, village, district, province, territory or other governmental jurisdiction of any nature; (b) Federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental agency, branch, department or entity and any court or other tribunal) with legal authority; (d) multi-national organization or body with legal authority; (e) the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization, or (f) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Hazardous Substance” shall mean any toxic or hazardous materials or substances, including, without limitation, asbestos, buried contaminants, lead paint, flammable explosives, radioactive materials, petroleum and petroleum products and any other substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” or otherwise regulated or prohibited under any Environmental Law.
“IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board as in effect as of the date of this Agreement.
“Initial Purchase Price” shall have the meaning assigned thereto in Section 1.6.
“Initial Report” shall have the meaning assigned thereto in Section 1.7(c)(ii).

“Intellectual Property Purchase Agreement” shall mean the Intellectual Property Purchase and License Agreement entered into by and between Buyers and certain Affiliates of Sellers, to be executed as of the date of this Agreement in the form attached hereto as Exhibit E.
“Interim Financial Statements” shall have the meaning assigned thereto in Section 5.16(c).
“Inventory” shall mean inventory, including raw materials, packaging materials, labeling, wrapping, supplies, work-in-process and finished goods and similar items of inventory.
“IP Consideration” shall have the meaning assigned thereto in the Intellectual Property Purchase Agreement.
“Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, expense, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured or unmatured.
“Liens” shall mean liens, pledges, security interests, options, rights of first and last negotiation, offer or refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, building restrictions, conditional sales or title retention agreements, encroachments, licenses to other Persons, leases to other Persons, security agreements, Security Interests, adverse claims of ownership, defects of title, or any other encumbrances.
“Long-Form Financial Statements” shall have the meaning assigned thereto in Section 5.16(a).
“Loss” shall mean any and all losses, claims, demands, Liabilities, obligations, lawsuits, damages, deficiencies, Taxes, assessments, judgments, penalties, costs or expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, amounts paid in the investigation, defense or settlement of any of the foregoing and reasonable third-party legal fees and expenses.
“Management Agreement” shall mean the management agreement (Betriebsführungsvertrag) dated December 20, 2000 between Nestlé Deutschland and the Transferred Entity.

“Material Adverse Effect” shall mean the effect of any circumstance, change, development, condition or event that is materially adverse to (a) the financial condition, business, operations, assets, Assumed Liabilities or results of operations of the Business, taken as a whole, or (b) Sellers’ or their Affiliates’ ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that the following circumstances, changes in or to, developments, conditions, events or effects shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: circumstances, changes in or to, developments, conditions, events or effect in, on, or to (i) the industry in which the Business operates, (ii) the United States, German, Australian, New Zealand, Canadian or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (iii) legal, tax, accounting, regulatory, political or business conditions that, in each case, generally affect the industry in which the Business operates, (iv) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country, (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country, (vi) acts by Sellers or their Affiliates carried out at the express written request of any Buyer, (vii) the taking of any action expressly required by the terms of this Agreement, (viii) the announcement of the sale of the Business, the execution of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby or (ix) any failure, in and of itself, by the Business to meet any forecast, projection or estimate (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect if such facts and circumstances are not otherwise excluded under clauses (i) through (viii) of this definition), provided that with respect to clauses (i), (ii), (iii), (iv) and (v) the Business is not materially disproportionately affected as compared to other participants in the same industry.
“Material Contracts” shall have the meaning assigned thereto in Section 3.9.
“Material Permits” shall have the meaning assigned thereto in Section 3.13.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which contributions have been made with respect to employees of the Business at any time within the six (6) years preceding the date of this Agreement.
“Nestlé Australia” shall have the meaning assigned thereto in the preamble.
“Nestlé Deutschland” shall have the meaning assigned thereto in the preamble.
“New Plans” shall have the meaning assigned thereto in Section 6.3.
“O/A Hiring Conditions” shall have the meaning assigned thereto in Section 6.1(c).
“Objection Notice” shall have the meaning assigned thereto in Section 1.7(c)(i).
“Oceania Restricted Area” shall have the meaning assigned thereto in Section 5.9 (a)(ii).
“Oceania Restricted Party” shall have the meaning assigned thereto in Section 5.9 (a)(ii).
“Offer/Acceptance Business Employees” shall have the meaning assigned thereto in Section 6.1(c).
“Old Plans” shall have the meaning assigned thereto in Section 6.3.

“Order” shall mean any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Authority.
“Owned Facilities” shall mean the United States Facility and the German Facility.
“Parent” shall have the meaning assigned thereto in the preamble.
“Pass-Through Arrangement” shall have the meaning assigned thereto in Section 5.3(b).
“PCAOB” shall have the meaning assigned thereto in Section 5.16(b).
“Pension Plan” shall mean a Seller Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or the German Employer’s Retirement Benefits Act (Gesetz zur Verbesserung der betrieblichen Altersversorgung – BetrAVG).
“Permits” shall mean all permits, licenses, franchises, approvals, authorizations, Consents or orders of, or filings with, any Governmental Authority or any other Person.
“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, repairmen’s, supplier’s, construction contractor’s or other like Liens arising or incurred in the ordinary course of business for Liabilities not yet due or which are being contested in good faith, (b) Liens for Taxes and other governmental charges that are not yet delinquent (so long as no interest, penalty or fee is incurred with respect to such Taxes or other governmental charges) or that may thereafter be paid without interest or other penalty or which are being contested in good faith by appropriate Proceedings, (c) matters set forth in the preliminary title report and/or title commitment delivered to Buyers prior to the date hereof, (d) matters (including Security Interests) set forth on Section 1.1(b) of the Seller Disclosure Schedule, (e) with respect to the Transferred Assets and the assets of the Transferred Entity (other than the Business Facilities), Liens which, individually or in the aggregate, do not materially impair the use, or materially detract from the value, of the Transferred Assets or the assets of the Transferred Entity to which they relate in the Business as currently conducted, (f) with respect to the Business Facilities, any Liens in respect of the Business Facilities which do not, individually or in the aggregate, (i) materially detract from the value of any Business Facility to which such Lien relates for use in the Business or (ii) materially impair the ownership, occupancy (as currently occupied) or use (as currently used) of any Business Facility and (g) Liens on real property leased under Real Property Leases (including the leases with respect to the Australian Facility) and placed on such real property by the landlord or owner thereof. Notwithstanding the foregoing, “Permitted Liens” shall not include any Liens securing indebtedness for borrowed money.
“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) and any bonus (including transaction bonus), award, incentive compensation, stock appreciation right, phantom stock, stock option, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, vacation, holiday, annual leave, long service leave, sick leave, personal leave, retention, severance, (early) retirement, defined benefit, defined contribution, pension, superannuation, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, salary continuation and other benefit or similar plan, program, policy, agreement, arrangement, association, commitment, practice, contract and understanding (written or unwritten) including any trust, escrow, funding, insurance or other agreement related thereto.
“Post-Closing Australian Addition” shall have the meaning assigned thereto in Section 1.7(d)(x).
“Post-Closing Australian Reduction” shall have the meaning assigned thereto in Section 1.7(d)(x).
“Post-Closing German Addition” shall have the meaning assigned thereto in Section 1.7(d)(y).
“Post-Closing German Reduction” shall have the meaning assigned thereto in Section 1.7(d)(y).
“Post-Closing Tax Period” shall mean any Tax period (or portion thereof) beginning after the Closing Date.
“Post-Closing U.S. Addition” shall have the meaning assigned thereto in Section 1.7(d)(z).
“Post-Closing U.S. Reduction” shall have the meaning assigned thereto in Section 1.7(d)(z).
“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.
“Prior Service” shall mean an employee’s service with Nestlé Australia up to and including the Effective Time including any period of service with another employer that is deemed by law to be service with Nestlé Australia.
“Proceeding” shall mean any action, claim, suit, litigation, legal or administrative proceeding, labor dispute, arbitral action, governmental audit, criminal prosecution, formal investigation or inquiry by or before any Governmental Authority.
“Product” and “Products” shall have the meaning assigned thereto in Section 3.22.
“Property Taxes” shall mean real, personal and intangible property Taxes.

“Protected Persons” shall have the meaning assigned thereto in Section 8.5(a)(i).
“PTRs” shall have the meaning assigned thereto in Section 5.15.
“Qualified Plans” shall have the meaning assigned thereto in Section 3.15(b).
“Real Property Leases” shall have the meaning assigned thereto in Section 3.10(e).
“Rebuttal” shall have the meaning assigned thereto in Section 1.7(c)(ii).
“Rebuttal Deadline” shall have the meaning assigned thereto in Section 1.7(c)(ii).
“Regulatory Conditions” shall have the meaning assigned thereto in Section 9.1(b).
“Release Agreement” shall mean the Release Agreement between the Transferred Entity, Buyers and Sellers, to be executed at Closing, in the form attached hereto as Exhibit L.
“Remedies Exception” shall mean: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally; and (b) general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at law.
“Report Deadline” shall have the meaning assigned thereto in Section 1.7(c)(ii).
“Representatives” shall mean, with respect to a Person, the Affiliates, officers, directors, principals, attorneys, agents, investment bankers, accountants, employees and other representatives of such Person.
“Represented Group” shall have the meaning assigned thereto in Section 10.15.
“Response Deadline” shall have the meaning assigned thereto in Section 1.7(c)(ii).
“Restricted Area” shall have the meaning assigned thereto in Section 5.9(a).
“Restricted Party” shall have the meaning assigned thereto in Section 5.9(a).
“Retained Confidential Information” shall have the meaning assigned thereto in Section 5.10.
“Retirement Plan” shall mean any Seller Plan that is a “pension plan” within the meaning of Section 3(2) of ERISA or would come within such definition if it were established and maintained in the United States.

“SAS 100” shall have the meaning assigned thereto in Section 5.16(c).
“Secondment Agreement” shall mean the agreement entered into by and between Sellers and Buyers, to be executed at Closing, in the form to be agreed upon in accordance with Section 7.10.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Interests” shall have the meaning assigned thereto in Section 12 of the Australian Personal Property Securities Act 2009 (Cwlth).
“Seller” and “Sellers” shall have the meanings assigned thereto in the preamble.
“Seller Accounting Principles” shall mean the accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuations and estimation methodologies) that were used by Sellers or their Affiliates in the preparation of the Financial Information as set forth in Section 1.1(c) of the Seller Disclosure Schedule.
“Seller Causes of Action” shall have the meaning assigned thereto in Section 5.11.
“Seller Disclosure Schedule” shall mean the disclosure schedule and exhibits thereto that have been delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement.
“Seller Indemnified Party” shall have the meaning assigned thereto in Section 8.3.
“Seller Manufacturing Agreement” shall mean one or more Manufacturing Agreements between Buyers and Sellers and/or Affiliates thereof, to be executed at Closing, in the form agreed upon pursuant to Section 7.10.
“Seller Plan” shall mean any Plan offered, maintained, administered, sponsored or contributed to by any Seller or its Global Affiliates (or for which any Seller or its Global Affiliates otherwise have any Liability) with respect to the Business, other than any Multiemployer Plan or any Plan required by Applicable Law.
“Seller Releasing Parties” shall have the meaning assigned thereto in Section 5.11.
“Seller Transaction” shall have the meaning assigned thereto in Section 5.9(b)(v).
“Sellers’ Knowledge” shall mean the actual knowledge of any of the individuals listed on Section 1.1(d) of the Seller Disclosure Schedule.
“SFY End Date” shall have the meaning assigned thereto in Section 5.5(b).
“Shared Contracts” shall mean each Contract to which any Seller or its Affiliates (other than the Transferred Entity) are party that is not a Transferred Contract or an Excluded Contract and that is used in, held for use in connection with, or related to, the Business.

“Shared Facilities” shall mean the plants, offices, stores, warehouses, administration buildings, manufacturing facilities, packaging facilities, research and development facilities and related facilities and fixtures owned or leased directly or indirectly by Sellers or their Affiliates (other than the Transferred Entity) that are not the Transferred Facilities and that are used in, held for use in connection with, or related to, the Business, including the underlying land, and all buildings, structures and improvements thereon.
“Shares” shall mean one share in the nominal amount of EUR 25,000 (in words: Euro twenty-five thousand) of the Transferred Entity.
“Short Fiscal Year” shall have the meaning assigned thereto in Section 5.5(b).
“Short-Form Financial Statements” shall have the meaning assigned thereto in Section 5.16(a).
“Straddle Period” shall mean any Tax period beginning on or prior to and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, as of the date of any determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest.
“Surveys” shall have the meaning assigned thereto in Section 5.15.
“Target Australian Inventory” shall mean Four Million Australian Dollars (AUD 4,000,000).
“Target German Net Working Capital” shall mean Six Million Euros (EUR 6,000,000).
“Target U.S. Inventory” shall mean Thirteen Million Five Hundred Thousand Dollars ($13,500,000).
“Tax” or Taxes” shall mean any Federal, state, provincial, local or foreign income, alternative or add-on minimum, gross receipts, sales, use, goods and services, harmonized sales, transfer, gains, ad valorem, capital stock, franchise, profits, license, withholding, payroll, direct placement, employment, unemployment, excise, registration, severance, stamp, procurement, occupation, premium, property, environmental (including any Tax imposed under Section 59A of the Code) or windfall profit tax, custom, duty or other tax or similar charge (including social security contributions), duty, fee, levy or assessment imposed by any Governmental Authority, together with any interest, additions or penalties with respect to any Tax or Tax Return.
“Tax Claim” shall have the meaning assigned thereto in Section 8.7(d).
“Tax Refund” shall have the meaning assigned thereto in Section 7.6(e).

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Agreement (DPLTA)” shall mean the termination agreement (Aufhebungsvertrag) between Nestlé Deutschland and the Transferred Entity for the mutual termination of the DPLTA with effect as of the end of the Short Fiscal Year.
“Termination Agreement (Management Agreement)” shall mean the termination agreement (Aufhebungsvertrag) between Nestlé Deutschland and the Transferred Entity for the mutual termination of the Management Agreement with effect as of the end of the Short Fiscal Year.
“Third Party Claim” shall have the meaning assigned thereto in Section 8.7(b).
“Third Party Leases” shall have the meaning assigned thereto in Section 3.10(d).
“Title Company” shall have the meaning assigned thereto in Section 5.15.
“Transfer Date” shall have the meaning assigned thereto in Section 6.1.
“Transfer Taxes” shall have the meaning assigned thereto in Section 7.6(b).
“Transferred Assets” shall mean all right, title and interest of Sellers or their Affiliates (other than the Transferred Entity) in, to or under the following:
(a)    the Transferred Inventory;
(b)    the Transferred Books and Records;
(c)    subject to Section 5.3, all rights under Transferred Contracts;
(d)    the United States Facility;
(e)    the Transferred Fixtures and Equipment;
(f)    to the extent not included in clauses (a), (d) and (e) above, the Transferred Tangible Assets comprising or located at the Transferred Facilities;
(g)    the German Accounts Receivable of Nestlé Deutschland;
(h)    subject to Section 5.3, to the extent transferable, the Transferred Permits;
(i)    commitments for advertising exclusively relating to the Business for advertising airing or appearing in periods from and after the Effective Time made in the ordinary course of business consistent with past practice;

(j)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including, without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with the Business or products sold, shipped or delivered by Sellers or their Affiliates (other than the Transferred Entity) at, prior to or after the Effective Time, to the extent such claims, causes of action, choses in action, rights of recovery and rights of set-off exclusively relate to or arise out of the Business or any other Transferred Asset or Assumed Liability, along with any and all recoveries by settlement, Order or otherwise in connection therewith;
(k)    the UPC, EAN or equivalent codes that relate to the Products, including as set forth on Section 1.1(e) of the Seller Disclosure Schedule;
(l)    all Computers that are owned directly or indirectly by Sellers or any of their Affiliates that are exclusively used in, or held exclusively for use in connection with, or that exclusively relate to, the Business, and all Computers located at the Transferred Facilities, but excluding any Computers located at Shared Facilities or that contain confidential data relating to any business of Sellers or their Affiliates other than the Business that Sellers elect by written notice to Buyers prior to Closing to exclude from being a Transferred Asset (the “Excluded Computers”) for which (i) Sellers provide Buyers a comparable replacement computer or asset and (ii) Sellers arrange to transfer data exclusively relating to the Business from any such Excluded Computer to Buyers;
(m)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers to the extent they exclusively relate to the Transferred Assets, to the extent such warranties, representations and guarantees are assignable;
(n)    subject to any contractual or other privacy restrictions under Applicable Law, any user information or data exclusively related to the Business;
(o)    the Buyer Requested Policies;
(p)    the goodwill of the Business; and
(q)    all other properties, assets and rights of any kind other than of the kind specified in clauses (a) through (p) above, whether tangible or intangible, real or personal, exclusively used in, or held exclusively for use in connection with, or exclusively related to, the Business. For the avoidance of doubt, “Transferred Assets” shall include the assets and rights to be transferred under the German Asset Transfer Agreement and the Australian Asset Transfer Agreement;
provided, however, that, in each case, for the avoidance of doubt, “Transferred Assets” shall exclude the Excluded Assets.

“Transferred Australian Business Employee” means those Transferred Employees who accept Australia Buyer’s offer of employment made under clause (a) of Exhibit K.

“Transferred Books and Records” shall mean all books of account, ledgers, reports, plans, drawings, plats, specifications, surveys, drawings, testing results, certification materials, service and warranty records, quality records relating to Products, environmental, safety and health plans, operating reports, general, financial and accounting records, Transferred Personnel Files (provided that Sellers shall be permitted to retain photocopies of the Transferred Personnel Files), files, invoices, customers’ and suppliers’ lists, other distribution lists, purchasing records, billing records, telephone and facsimile numbers, manuals, customer and supplier correspondence, existing product literature, advertising materials, sales and promotional materials and other books, documents and records, in each case, owned directly or indirectly by Sellers or their Affiliates (other than the Transferred Entity) and which are exclusively used in, or held exclusively for use in connection with, or exclusively related to, the Business, in each case, excluding the Excluded Books and Records.
“Transferred Contracts” shall mean the Contracts (excluding the Excluded Contracts) to which Sellers or their Affiliates (other than the Transferred Entity) are a party, exclusively used in, held exclusively for use in connection with, or exclusively related to, the operation or conduct of the Business, including, without limitation, the Transferred Leases.
“Transferred Employees” shall have the meaning assigned thereto in Section 6.1(d).
“Transferred Entity” shall mean PowerBar Europe GmbH, a limited liability company organized under the laws of Germany and registered with the commercial register of the local court (Amtsgericht) of Munich under HRB 135076.
“Transferred Entity Business Employees” shall have the meaning assigned thereto in Section 6.1(b).
“Transferred Entity Plans” shall mean any Plan maintained and sponsored solely by the Transferred Entity or its Subsidiaries.
“Transferred Facilities” shall mean the United States Facility and the Australian Facility.
“Transferred Fixtures and Equipment” shall mean (a) the Fixtures and Equipment, wherever located, owned directly or indirectly by Sellers or their Affiliates (other than the Transferred Entity) that are exclusively used in, held exclusively for use in connection with, or exclusively related to, the Business, including, without limitation, Fixtures and Equipment owned by Sellers or their Affiliates (other than the Transferred Entity) in the possession of third Persons, and (b) all Fixtures and Equipment owned by Sellers or their Affiliates (other than the Transferred Entity) located at any Transferred Facility.
“Transferred Inventory” shall mean all Inventory wherever located, owned directly or indirectly by Sellers or their Affiliates (other than the Transferred Entity) that are exclusively used in, or held exclusively for use in connection with, or exclusively related to, the Business, including, without limitation, Inventory held in consignment, bailment, or other similar arrangement by any third Person or Affiliates of Sellers (other than the Transferred Entity).
“Transferred Leased Assets” shall mean the assets that are exclusively used in, held exclusively for use in connection with, or exclusively related to, the Business and which are leased pursuant to Transferred Contracts that are leases.

“Transferred Leases” shall mean the leases of real property, facilities and/or improvements to which Sellers or their Affiliates (other than the Transferred Entity) are party or bound that are exclusively used in, held exclusively for use in connection with, or that exclusively relate to, the Business.
“Transferred Permits” shall mean all Permits held by Sellers or their Affiliates (other than the Transferred Entity) that are either (a) exclusively used in, held exclusively for use in connection with, or that exclusively relate to, the Business, or (b) primarily used in, held primarily for use in connection with, or that primarily relate to, any of the Transferred Facilities.
“Transferred Personnel Files” shall mean personnel records that relate to a Transferred Employee located at a site at which such Transferred Employee is primarily based immediately prior to the Closing, other than performance reviews.
“Transferred Tangible Assets” shall mean the tangible assets owned directly or indirectly by Sellers or their Affiliates (other than the Transferred Entity) that are exclusively used in, held exclusively for use in connection with, or exclusively related to, the Business, including, without limitation, any such tangible assets in the possession of third Persons, and all tangible assets owned directly or indirectly by Sellers or their Affiliates that are located at the Transferred Facilities, and all Transferred Fixtures and Equipment.
“Transferring Non-U.S. Employees” shall have the meaning assigned thereto in Section 6.1(c).
“Transferring U.S. Employees” shall have the meaning assigned thereto in Section 6.1(d).
“Transferring U.S. Employees on Disability Leave” shall have the meaning assigned thereto in Section 6.1(c).
“Transition Services Agreement” shall mean the Transition Services Agreement between Buyers and/or their designated Affiliates and Sellers, to be executed at Closing, in the form agreed upon pursuant to Section 7.9.
“Transitional Trademark License Agreement” shall mean the Transitional Trademark License Agreement between Buyers and an Affiliate of Sellers, to be executed at Closing, in the form attached as Exhibit A to the Intellectual Property Purchase Agreement.
“United States Buyer” shall have the meaning assigned thereto in the preamble.
“United States Facility” shall mean the facility owned by Gerber and located in Boise, Idaho, as further described in Section 3.10(a)(i) of the Seller Disclosure Schedule.
“United States Restricted Area” shall have the meaning assigned thereto in Section 5.9(a)(i).
“United States Restricted Party” shall have the meaning assigned thereto in Section 5.9(a)(i).

“Underlying Documents” shall have the meaning assigned thereto in Section 5.15.
“US Hiring Conditions” shall have the meaning assigned thereto in Section 6.1(d).
“VAT” shall mean any value added tax, goods and services tax (GST) or other similar tax imposed as a result of the consummation of the sale of the Transferred Assets including for the avoidance of doubt any goods and services tax as provided for under A New Tax System (Goods and Services Tax) Act 1999 (GST Act) in Australia and chargeable in relation to Sellers’ sale of the Transferred Assets.
1.2    Purchase and Sale of Shares and Transferred Assets. Upon the terms, and subject to the conditions of this Agreement:
(a)    Purchase and Sale of Shares. Subject to the following sentence and the consummation of the Closing, Nestlé Deutschland hereby sells and agrees to transfer, and United States Buyer hereby purchases, all of the Shares, free and clear of all Liens other than Liens arising under applicable securities laws. Nestlé Deutschland and United States Buyer agree that the Shares are not transferred by virtue of this Agreement but will be assigned with effect in rem (mit dinglicher Wirkung) by means of a notarized share transfer deed (the “German Transfer Deed”) to be entered into on the Closing Date in accordance with Section 2.1(g) and providing for the transfer in rem (mit dinglicher Wirkung) of the Shares to United States Buyer (or its designated Affiliates) with effect as of the end of the Short Fiscal Year. The German Transfer Deed shall be substantially in the form attached hereto as Exhibit F. The Shares shall be sold to United States Buyer with all rights and obligations pertaining thereto, including the right to receive all profits for the fiscal year following the Short Fiscal Year.
(b)    Purchase and Sale of Transferred Assets.
(i)    Subject to Section 1.2(b)(ii), on the Closing Date, Sellers shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned, to Buyers (or their designated Affiliates), and Buyers (or their designated Affiliates) shall purchase, the Transferred Assets, free and clear of all Liens, other than Permitted Liens. All Transferred Assets owned by Nestlé Deutschland and to be transferred under the German Asset Transfer Agreement shall be sold hereunder to United States Buyer, but will be transferred under the German Asset Transfer Agreement with effect as of the beginning of the first day following the end of the Short Fiscal Year. The parties acknowledge that all machines, equipment or other tangible assets located at the facility owned by Sellers or their Affiliates in Neuss, Germany are and shall remain the property of Nestlé Deutschland, with the exception of Transferred Inventory located at the Neuss facility, which shall be transferred in accordance with this Agreement. However, if for whatever reason the Transferred Entity holds any right, title or interest in such machines, equipment or other tangible assets, in accordance with the German Asset Transfer Agreement, at Closing the Transferred Entity shall assign and transfer to Nestlé Deutschland all right, title or interest it holds (if any) in or to any of such machines, equipment or other tangible assets (except Transferred Inventory) and such machines, equipment and other tangible assets shall be “Excluded Assets” hereunder.

(ii)    Section 1.2(b)(i) does not apply to Transferred Assets within Australia, and this Agreement does not effect the transfer of any Australian property. In the event of any inconsistency between this Section 1.2(b)(ii) and any other Section of this Agreement, this Section prevails. On the Closing Date, Gerber shall procure Nestlé Australia to sell, convey, transfer and assign to Australia Buyer, and United States Buyer shall procure Australia Buyer to purchase, the Transferred Assets located within Australia, free and clear of all Liens, other than Permitted Liens, on the terms of the Australian Asset Transfer Agreement. In the event of any inconsistency between this Section 1.2(b)(ii) and the Australian Asset Transfer Agreement, the Australian Asset Transfer Agreement prevails.
(c)    Designated Affiliates. The parties agree that (i) United States Buyer will procure that Australia Buyer shall buy the Transferred Assets held by Nestlé Australia and assume the Assumed Liabilities held by Nestlé Australia at the Closing, (ii) United States Buyer shall buy all other Transferred Assets and assume all other Assumed Liabilities, (iii) United States Buyer shall buy the Shares held by Nestlé Deutschland and (iv) United States Buyer shall buy the Transferred Intellectual Property. Notwithstanding the forgoing, prior to the Closing, Buyers may in their reasonable discretion designate one or more of its direct or indirect wholly owned Affiliates (whether now existing or hereafter created) that shall purchase all or any designated portion of the Shares or the Transferred Assets, or shall assume all or any portion of the Assumed Liabilities. Each such Affiliate of Buyers so designated shall be deemed as applicable to be included in the term “Buyers” hereunder (including for purposes of ARTICLE 4). Buyers shall cause each such designated Affiliate of Buyers (A) to duly execute and deliver all applicable documents, agreements, and instruments required to be executed and delivered by such Affiliate to evidence its obligations hereunder with respect to the designated portion of the Shares, the Transferred Assets or the Assumed Liabilities to be purchased or assumed by such designated Affiliate and (B) if requested by Sellers or any Governmental Authority, to execute a joinder to this Agreement. Nothing in this Section 1.2(c) shall be deemed to relieve Buyers from any of their obligations hereunder, and Buyers, jointly and severally, hereby unconditionally guarantee the timely payment and performance of all obligations of any such designated Affiliate of Buyers hereunder.
(d)    Increased Taxes. Buyers, jointly and severally, shall indemnify Sellers and their Affiliates from and against any withholding Tax or other Taxes to the extent resulting from any designation by Buyers of one or more Affiliates pursuant to Section 1.2(c) hereof or Section 2.6 of the Intellectual Property Purchase Agreement. The parties hereby agree that Buyer shall have no indemnification obligation under this Section 1.2(d) provided that the Shares and the Transferred Assets are purchased and the Assumed Liabilities are assumed as provided in the first sentence of Section 1.2(c).
1.3    Excluded Assets. The Transferred Assets shall not include any assets in which Sellers or their Affiliates have any right, title or interest other than the Transferred Assets specifically listed or described in the definition of “Transferred Assets”, and, without limiting the generality of the foregoing and notwithstanding the definition of “Transferred Assets”, the Transferred Assets shall expressly exclude the Excluded Assets.

1.4    Assumed Liabilities. Upon the terms, and subject to the conditions of this Agreement, Buyers shall assume as of the Effective Time and shall pay, perform and discharge when due the Assumed Liabilities.
1.5    Excluded Liabilities. Neither Buyer nor any of their Affiliates shall assume, or be liable for payment, performance or discharge of, any of the Excluded Liabilities.
1.6    Purchase Price. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Transferred Assets and the Shares by Sellers or their Affiliates to Buyers pursuant to Section 1.2, at the Closing, Buyers shall (a) assume the Assumed Liabilities as specified in Section 1.4, and (b) pay, or cause to be paid, to Sellers or their designated Affiliates (i) the Initial Purchase Price, (ii) plus the amount of the Post-Closing Australian Addition, if any, in Australian dollars, (iii) minus the amount of the Post-Closing Australian Reduction, if any, in Australian dollars, (iv) plus the amount of the Post-Closing German Addition, if any, in Euros, (v) minus the amount of the Post-Closing German Reduction, if any, in Euros, (vi) plus the amount of the Post-Closing U.S. Addition, if any, in United States dollars, and (vii) minus the amount of the Post-Closing U.S. Reduction, if any, in United States dollars, in the cases of clauses (ii) through (vii), to be paid after the Closing in an amount determined pursuant to Section 1.7 (collectively, the “Purchase Price”). The “Initial Purchase Price” shall be an amount in cash equal to (A) One Hundred Fifty Million Dollars ($150,000,000) (the “Base Purchase Price”), (B) minus the amount of the Closing Australian Reduction, if any, in Australian dollars, (C) plus the amount of the Closing Australian Addition, if any, in Australian dollars, (D) minus the amount of the Closing German Reduction, if any, in Euros, (E) plus the amount of the Closing German Addition, if any, in Euros, (F) minus the amount of the Closing U.S. Reduction, if any, in United States dollars, (G) plus the amount of the Closing U.S. Addition, if any, in United States dollars, (H) minus the IP Consideration (as defined in the Intellectual Property Purchase Agreement) and (I) minus Five Million Dollars ($5,000,000) (as a credit provided by Sellers to Buyers for the working capital requirements of the Business). For the avoidance of doubt, in order to effect the additions or reductions made pursuant to Sections 1.6(b)(ii) through (vii) and Sections 1.6(B) through (H), such additions or reductions shall be made in the currency specified in this Section 1.6 for each respective addition or reduction.
1.7    Purchase Price Adjustment.

(b)    Adjustment at Closing. No later than three (3) Business Days prior to Closing, Sellers shall deliver to Buyers a statement (the “Estimated Closing Statement”) setting forth good faith estimated, reasonably detailed calculations of the Estimated Australian Inventory, the Estimated U.S. Inventory and the Estimated German Net Working Capital (the “Estimated Calculations”). The Estimated Calculations on the Estimated Closing Statement shall be prepared in accordance with IFRS consistently applied using the Seller Accounting Principles. At the Closing, as provided in Section 1.6, the Initial Purchase Price shall be determined in part by (i) (A) reducing it by the amount, if any, by which the Target Australian Inventory exceeds the Estimated Australian Inventory, (B) increasing it by the amount, if any, by which the Estimated Australian Inventory exceeds the Target Australian Inventory, and (C) reducing it by a sum equal to seventy percent (70%) of the value of all entitlements accrued but untaken in respect of all Prior Service of all Transferred Australian Business Employee’s (other than any accrued annual bonus entitlements referred to in clause (f) of Exhibit K), including all leave entitlements (regardless of length of service) and RDOs (as defined in Exhibit K) which have not been taken or paid out under clause (c)(iii) of Exhibit K, as of the Closing Date, (ii) (A) reducing it by the amount, if any, by which the Target German Net Working Capital exceeds the Estimated German Net Working Capital, or (B) increasing it by the amount, if any, by which the Estimated German Net Working Capital exceeds the Target German Net Working Capital, and (iii) (A) reducing it by the amount, if any, by which the Target U.S. Inventory exceeds the Estimated U.S. Inventory, or (B) increasing it by the amount, if any, by which the Estimated U.S. Inventory exceeds the Target U.S. Inventory. The reduction in or addition to the Initial Purchase Price calculated pursuant to (x) Section 1.7(a)(i) shall be denominated in Australian dollars and shall be referred to in this Agreement as the “Closing Australian Reduction” (in the case of a reduction to the Initial Purchase Price) and “Closing Australian Addition” (in the case of an addition to the Initial Purchase Price), (y) Section 1.7(a)(ii) shall be denominated in Euros and shall be referred to in this Agreement as the “Closing German Reduction” (in the case of a reduction to the Initial Purchase Price) and “Closing German Addition” (in the case of an addition to the Initial Purchase Price) and (z) Section 1.7(a)(iii) shall be denominated in United States dollars and shall be referred to in this Agreement as the “Closing U.S. Reduction” (in the case of a reduction to the Initial Purchase Price) and “Closing U.S. Addition” (in the case of an addition to the Initial Purchase Price).
(c)    Final Calculation. No later than ninety (90) days after the Closing Date (or, if later, ten (10) Business Days after Nestlé Deutschland receives the financial statements to be delivered by Buyer under Section 5.5(f)), Sellers will deliver to Buyers a statement (the “Final Closing Statement”) setting forth good faith, reasonably detailed calculations of the Final Australian Inventory, the Final German Net Working Capital and the Final U.S. Inventory (the “Final Calculations”). The Final Calculations on the Final Closing Statement shall be prepared in accordance with IFRS consistently applied using the Seller Accounting Principles. Within three (3) Business Days after the Closing Date, Representatives of Sellers shall conduct a physical count of the Transferred Inventory and the Inventory of the Transferred Entity delivered to Buyers on the Closing Date and Buyers shall have the right to have its Representatives present during, any such physical count of the Transferred Inventory and the Inventory of the Transferred Entity.
(d)    Review by Buyers; Dispute Resolution.
(i)    During the thirty (30) days after delivery of the Final Closing Statement, Sellers will make available to Buyers and its accountant all work papers used in preparing the calculations in the Final Closing Statement as Buyers shall reasonably request. If Buyers disagree in good faith with any of Sellers’ calculations set forth in the Final Closing Statement, Buyers may, within thirty (30) days after delivery of the Final Closing Statement, deliver a written notice (the “Objection Notice”) to Sellers disagreeing with such calculations; provided, that the basis for such disagreement shall only be (A) mathematical errors or (B) that the Final Closing Statement has not been prepared in accordance with the terms and definitions contained in this Agreement. Any such Objection Notice shall specify in reasonable detail those specific items and amounts as to which Buyers disagree and the basis therefor. Except as set forth in a timely Objection Notice, Buyers shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement. If Buyers do not deliver an Objection Notice within such thirty (30)-day period, then the Final Closing Statement and the amounts set forth thereon shall be deemed to be final and binding on the parties.

(ii)    If an Objection Notice is delivered pursuant to Section 1.7(d)(i), Sellers and Buyers shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the value of the disputed items or amounts. If, during such period, Sellers and Buyers are able to reach such agreement, the Final Closing Statement shall be adjusted to reflect the items agreed to by Sellers and Buyers and shall be final and binding on the parties. If, during such period, Sellers and Buyers are unable to reach such agreement, they shall promptly thereafter cause the Dispute Accountant to promptly review this Agreement and the submissions of Sellers and Buyers described below for the purpose of calculating the value of those items or amounts disputed by Buyers in the Objection Notice which remain in dispute (the “Disputed Items”). Within thirty (30) days after retaining the Dispute Accountant (the “Report Deadline”), each of Sellers, on the one hand, and Buyers, on the other hand, shall deliver to the other party or parties and the Dispute Accountant a report (each, an “Initial Report”) setting forth such party’s or parties’ determination and calculation of the Disputed Items. If either Sellers, on the one hand, or Buyers, on the other hand, fail to deliver an Initial Report on or prior to the Report Deadline, such party or parties shall be deemed to have agreed with the calculation of the Disputed Items contained in the other party’s or parties’ Initial Report. If each party delivers an Initial Report on or prior to the Report Deadline, within twenty-one (21) days of the delivery of the Initial Reports (the “Rebuttal Deadline”), each of Sellers, on the one hand, and Buyers, on the other hand, shall, at their election, deliver to the other party or parties and the Dispute Accountant a report (each, a “Rebuttal”) setting forth such party’s or parties’ rebuttal of the determinations and calculations of the Disputed Items contained in the other party’s or parties’ Initial Report. During the fourteen (14) day-period following the earlier to occur of the delivery of the Rebuttals or the Rebuttal Deadline, the Dispute Accountant shall have the opportunity to deliver any inquiries to each of Sellers or Buyers as it deems necessary to prepare its calculations of the Disputed Items in accordance with this Section 1.7(d)(ii) and, each of Sellers and Buyers shall deliver written responses to such inquiries to the Dispute Accountant and the other party within fourteen (14) days after receipt thereof (the “Response Deadline”). Any Initial Report, Rebuttal, response to inquiries or other communication delivered by or on behalf of either Sellers or Buyers to the Dispute Accountant or from the Dispute Accountant to the parties or their Representatives shall be simultaneously delivered to the other party or parties. In making calculations pursuant to this Section 1.7(d)(ii), the Dispute Accountant (A) shall consider only the Disputed Items that remain in dispute as of the time of such determination; (B) shall not assign a value to any Disputed Item greater than the greatest value for such Disputed Item assigned by Buyers in the Objection Notice, on the one hand, or Sellers in the Final Closing Statement, on the other hand, or less than the smallest value for such Disputed Item assigned by Buyers in the Objection Notice, on the one hand, or Sellers in the Final Closing Statement, on the other hand; and (C) shall act as an expert and not as an arbitrator. No party will disclose to the Dispute Accountant, and the Dispute Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by Buyers and Sellers. The Dispute Accountant’s determination of the Disputed Items will be based solely on Sellers’ and Buyers’ respective Initial Report (if any), Rebuttal (if any) and responses (if any) to the Dispute Accountant’s inquiries (i.e., not on the basis of independent review). The Dispute Accountant shall deliver to Sellers and Buyers as promptly as practicable (but in any event (1) within thirty (30) days of the Response Deadline or (2) in the event that the Dispute Accountant does not make further inquiries following the Rebuttal Deadline, within thirty (30) days of the Rebuttal Deadline) a report setting forth the Dispute Accountant’s calculations of the Disputed Items that remain in dispute as of such date. Such report shall be final, binding and conclusive upon Sellers and Buyers and the Final Closing Statement shall be adjusted to reflect (x) all items and amounts (if any) in the Final Closing Statement that were not disputed in the Objection Notice, (y) all items and amounts (if any) for which Sellers and Buyers reached an agreement and (z) the calculations of all Disputed Items set forth in the Dispute Accountant’s report. Such Final Closing Statement and the amounts set forth thereon shall be final and binding on the parties. The cost of the Dispute Accountant’s review and report shall be borne (and paid) by Sellers, on the one hand, and Buyers, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For purposes of this Agreement, the “Final Resolution Date” shall be (I) thirty (30) days after delivery of the Final Closing Statement if no Objection Notice is delivered or (II) if an Objection Notice is timely delivered, then the earlier of when the parties reach a written agreement on the value of the Disputed Items or the Dispute Accountant delivers its report.

(e)    Adjustment after Closing. After the Final Resolution Date, the Initial Purchase Price shall be (i) (A) reduced by the amount, if any, by which the Estimated Australian Inventory exceeds the Final Australian Inventory, or (B) increased by the amount, if any, by which the Final Australian Inventory exceeds the Estimated Australian Inventory, (ii) (A) reduced by the amount, if any, by which the Estimated German Net Working Capital exceeds the Final German Net Working Capital, or (B) increased by the amount, if any, by which the Final German Net Working Capital exceeds the Estimated German Net Working Capital, and (iii) (A) reduced by the amount, if any, by which the Estimated U.S. Inventory exceeds the Final U.S. Inventory, or (B) increased by the amount, if any, by which the Final U.S. Inventory exceeds the Estimated U.S. Inventory. The reduction in or addition to the Initial Purchase Price calculated pursuant to (x) Section 1.7(d)(i) shall be referred to in this Agreement as the “Post-Closing Australian Reduction” (in the case of a reduction to the Initial Purchase Price) or as the “Post-Closing Australian Addition” (in the case of an addition to the Initial Purchase Price), (y) Section 1.7(d)(ii) shall be referred to in this Agreement as the “Post-Closing German Reduction” (in the case of a reduction to the Initial Purchase Price) or as the “Post-Closing German Addition” (in the case of an addition to the Initial Purchase Price) and (z) Section 1.7(d)(iii) shall be referred to in this Agreement as the “Post-Closing U.S. Reduction” (in the case of a reduction to the Initial Purchase Price) or as the “Post-Closing U.S. Addition” (in the case of an addition to the Initial Purchase Price).
(f)    Adjustment Payment. After the Final Resolution Date:
(i)    If any Post-Closing Australian Addition is required, then Australia Buyer will pay Nestlé Australia the amount of the Post-Closing Australian Addition in immediately available funds in Australian dollars by wire transfer made within five (5) Business Days after the Final Resolution Date.
(ii)    If any Post-Closing Australian Reduction is required, then Nestlé Australia will pay to Australia Buyer the amount of the Post-Closing Australian Reduction in immediately available funds in Australian dollars by wire transfer made within five (5) Business Days after the Final Resolution Date.

(iii)    If any Post-Closing German Addition is required, then United States Buyer will pay Nestlé Deutschland the amount of the Post-Closing German Addition in immediately available funds in Euros by wire transfer made within five (5) Business Days after the Final Resolution Date.
(iv)    If any Post-Closing German Reduction is required, then Nestlé Deutschland will pay to United States Buyer the amount of the Post-Closing German Reduction in immediately available funds in Euros by wire transfer made within five (5) Business Days after the Final Resolution Date.
(v)    If any Post-Closing U.S. Addition is required, then United States Buyer will pay Gerber the amount of the Post-Closing U.S. Addition in immediately available funds in United States dollars by wire transfer made within five (5) Business Days after the Final Resolution Date.
(vi)    If any Post-Closing U.S. Reduction is required, then Gerber will pay to United States Buyer the amount of the Post-Closing U.S. Reduction in immediately available funds in United States dollars by wire transfer made within five (5) Business Days after the Final Resolution Date.
(g)    Interest. Any payment made pursuant to Section 1.7(e) shall be accompanied by the payment of interest on the amount so paid, from and including the Closing Date to but excluding the date of the payment, calculated at the rate of three percent (3%) per annum.
1.8    Allocation of Purchase Price. The purchase price given in consideration for the Shares and Transferred Assets, as properly determined for U.S. Federal income tax purposes (for the avoidance of doubt, taking into account the amount of Assumed Liabilities assumed by Buyers, to the extent appropriate for U.S. Federal income tax purposes) and other Applicable Laws, shall be allocated among the Shares and the Transferred Assets in accordance with Section 1060 of the Code and any similar provision of state, local or foreign law, as applicable (the “Allocation”). No later than fifteen (15) days after the date of this Agreement, Sellers shall deliver to Buyers an initial draft proposed allocation of such purchase price among all of Sellers, and Buyers and Sellers shall use commercially reasonable efforts to agree on a final Allocation prior to the Closing. If the parties are unable to agree to a final Allocation prior to Closing, then (i) the final Allocation shall be determined by allocating sixty seven percent (67%) of such purchase price to Gerber, twenty four percent (24%) of such purchase price to Nestlé Deutschland and nine percent (9%) of such purchase price to Nestlé Australia and (ii) the amounts allocated to each Seller pursuant to clause (i) shall be further allocated to the Transferred Assets and the Shares by each party in their sole discretion. The final Allocation under preceding clause (i) shall be used for the Closing and the Australian Asset Transfer Agreement. Buyers and Sellers agree to file all income Tax Returns consistent with the final Allocation; provided, however, that nothing herein shall prevent Buyers, Sellers or any of their Affiliates from settling, or require them to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the final Allocation. Each party shall give prompt notice to the other party of any such challenge by a Governmental Authority. If the Purchase Price is adjusted pursuant to Section 1.7 or Section 8.10, Buyers and Sellers shall negotiate in good faith to update the final Allocation consistent with the foregoing principles and procedures to reflect such adjustment.

1.9    Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than ninety (90) days thereafter, Sellers shall prepare and deliver to Buyers a statement setting forth the proration of the water, gas, electricity and other utilities, rent payable to lessors, common area maintenance reimbursements to lessors, local business or other license fees, merchants’ association dues, and other similar charges payable (or receivable as income or reimbursements) with respect to the Transferred Assets, excluding any amount in the German Net Working Capital (the “Charges”), which shall be prorated between Buyers and Sellers effective as of the Effective Time. Notwithstanding the foregoing, to the extent practicable, utility meter readings for the Transferred Facilities for which Sellers or their Affiliates are responsible for the payment of utility charges shall be determined as of the Effective Time. If Sellers’ prorated share of the Charges exceeds the amount of Charges prepaid with respect to the Business as of the Effective Time, Sellers shall pay to Buyers the amount of such excess. If the amount of Charges prepaid with respect to the Business as of the Effective Time exceed Sellers’ prorated share of the Charges, Buyers shall pay to Sellers the amount of such excess. Any payment of prorated amounts hereunder shall be made by wire transfer of immediately available funds to an account designated by the receiving party within ten (10) Business Days after delivery by Sellers of the statement referred to in the first sentence of this Section 1.9. This Section 1.9 does not relate to proration of Taxes, such matter being the subject of Section 7.6(a).
1.10    Buyer Requested Policies. Prior to the Determination Date, Buyers or one of its Affiliates may purchase one or more insurance policies in such amounts and for such length of time with respect to the Transferred Assets and/or portions of the Business as determined by Buyers (the “Buyer Requested Policies”). If, after using reasonable efforts, Buyers are unable to purchase a Buyer Insurance Policy for any reason including because the insurer determines that Buyers do not have an insurable interest in the Transferred Assets or the Business, then, at the written request of Buyers, Sellers shall, or shall cause their appropriate Affiliate to, purchase the Buyer Requested Policies with the effective date on or prior to the Closing Date (or, if a Buyer Election is delivered, the Determination Date). In either case, if permitted by the insurer, Buyers shall directly pay the applicable insurer all premium amounts and other amounts required with respect to any Buyer Requested Policies by the date such amounts are required to be paid to the applicable insurer (or else pay Sellers at least three (3) Business Days prior to the date such amounts are required to be paid and Sellers shall pay such amounts to the applicable insurer). If, after the Determination Date and prior to the Closing Date, any Transferred Asset or the Business suffers or has suffered any damage, destruction or other casualty loss (in each case, a “Casualty Loss”) that is insured under any Buyer Requested Policy, and Buyers are not the insured under the Buyer Requested Policy, Sellers shall, or shall cause their appropriate Affiliate to, (a) assert a claim under the appropriate Buyer Requested Policy, and (b)(i) promptly surrender to Buyers upon receipt (whether before or after the Closing Date) any insurance proceeds received by Sellers or any Affiliate of Sellers under any Buyer Requested Policy with respect to such Casualty Loss, less the costs of enforcement, deductibles and retro premium adjustments and any amount of cash or proceeds applied by Sellers or any Affiliate of Sellers to the physical restoration of such asset as requested by Buyers and agreed to by Sellers, and (ii) on the Closing Date, assign to Buyers all rights of Sellers or any Affiliate of Sellers against the applicable insurer with respect to any causes of action, whether or not litigation has commenced as of the Effective Time, in connection with such Casualty Loss. Notwithstanding the foregoing, Sellers may discontinue a Buyer Requested Policy for any period after termination of this Agreement and promptly return to Buyer any premiums returned from the insurer.

ARTICLE 2
CLOSING
2.1    Closing.
(a)    The closing of the purchase and sale of the Transferred Assets and the Shares and of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 9:00 a.m. local time and, with respect to the actions described in Sections 2.1(f)(ii) through (v), at the offices of Latham & Watkins LLP, Reuterweg 20, 60323 Frankfurt am Main, Germany, at 6:00 p.m. local time, in each case, on the last day of the Short Fiscal Year (which shall be the last day of a month), provided that the conditions specified in Sections 2.2 and 2.3 hereto (except for such conditions that can be satisfied only at the Closing) have been satisfied or waived by such date. The “Closing Date” shall mean the day on which the Closing occurs and the “Effective Time” shall mean 12:00:00 midnight local time at the end of the day on which the Closing occurs and immediately prior to the beginning of the day after the Closing Date. All transactions at the Closing shall be deemed to have taken place simultaneously as of the Effective Time and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. If the Closing Date occurs on a day that is not a Business Day, the Closing shall take place pursuant to escrow procedures reasonably and mutually agreed to in good faith by Sellers and Buyers. Such escrow procedures shall require Buyers to wire transfer the Initial Purchase Price to the escrow agent on the last Business Day prior to the Closing Date, which shall be released to the account of Sellers upon consummation of the Closing hereunder.
(b)    Notwithstanding Section 2.1(a), in the event that Buyers deliver written notice in the form attached hereto as Exhibit M (the “Buyer Election”) to Sellers on or prior to 5:00 p.m., Eastern time, on the last Business Day of the month during which the Triggering Date occurs, then in no event shall the Closing Date be earlier than eighty-five (85) days after the date hereof; provided, that Buyers may extend such eighty-five (85) day period for up to an additional thirty (30) days by delivering written notice to such effect to Sellers no later than seventy five (75) days after the date hereof; and provided, further, that Buyers may further extend such period (i.e., the eighty five-day period as may be extended by the thirty-day period referenced in the preceding proviso) for up to an additional thirty (30) days by delivery of written notice to such effect to Sellers in the event Buyers shall be of the good faith belief, after consultation with Sellers and the accounting firm responsible for auditing the Audited Financial Statements, that the Audited Financial Statements, to the extent requested by Buyers under Section 5.16(b), and/or the Interim Financial Statements, to the extent required to be filed with Parent’s Current Report on Form 8-K or any amendment thereto to be filed by Parent in connection with the consummation of the transactions contemplated hereby, are not reasonably likely to be delivered to Buyers prior to the fiftieth (50th) day after the Closing Date determined without giving effect to any further extension of the Closing Date pursuant to this further proviso (and for the avoidance of doubt pursuant to Section 2.1(a) the Closing Date shall be the last day of a month). The “Triggering Date” shall mean the date that is ten (10) days after the date on which the condition set forth in Section 2.2(f) has been satisfied if filings are required under Antitrust Laws or March 1, 2014 if no filings are required under Antitrust Laws.

(c)    If Buyers deliver a Buyer’s Election to Sellers, no later than five (5) Business Days after the date of such delivery, but in no event earlier than March 31, 2014, Sellers will deliver the Closing Certificate dated as of the date of such delivery of such Closing Certificate (such date, the “Determination Date”; such certificate, the “Determination Date Certificate”); provided that such Closing Certificate shall only refer to Section 2.2(a) (Sellers’ Representations and Warranties) and Section 2.2(c) (No Material Adverse Effect) and not Section 2.2(b) (Sellers’ Covenants) and shall only refer to the Determination Date and not the Closing Date.
(d)    Upon delivery of the Determination Date Certificate, subject to the last sentence of this Section, (i) the conditions set forth in Section 2.2(a) (Sellers’ Representations and Warranties) and Section 2.2(c) (No Material Adverse Effect) shall be deemed to be satisfied for all purposes of this Agreement, including, without limitation, Section 2.1(a) (Closing), Section 2.2 (Buyers’ Conditions to Closing) and Section 5.8 (Notification of Certain Matters), (ii) Sellers shall be deemed to have satisfied the condition in Section 2.2(d) (Closing Certificate) if the Closing Certificate, as and when delivered to Buyers as part of the Closing, shall only refer to Section 2.2(b) (Sellers’ Covenants) and not Section 2.2(a) (Sellers’ Representations and Warranties) or Section 2.2(c) (No Material Adverse Effect), and (iii) Buyers shall be deemed to have waived any right to terminate this Agreement under Section 9.1(c) (Breach by Sellers) as a result of a breach of any representation or warranty. Notwithstanding the foregoing, in the event that the Closing does not occur on or prior to June 30, 2014 solely due to a failure of the conditions set forth in Section 2.2(l) or Section 2.2(m) to be satisfied, then (A) the conditions set forth in Section 2.2(a) (Sellers’ Representations and Warranties) and Section 2.2(c) (No Material Adverse Effect) shall not be deemed satisfied for all purposes of this Agreement as of the Determination Date pursuant to the preceding sentence and again shall be deemed to be applicable for purposes of Section 2.1(a) (Closing), Section 2.2 (Buyers’ Conditions to Closing) and Section 5.8 (Notification of Certain Matters), (B) Sellers shall be deemed to have satisfied the condition in Section 2.2(d) (Closing Certificate) only in the event that the Closing Certificate, as and when delivered to Buyers as part of the Closing, shall refer to Section 2.2(a) (Sellers’ Representations and Warranties), Section 2.2(b) (Sellers’ Covenants) and Section 2.2(c) (No Material Adverse Effect), and (C) Buyers shall again have the right to terminate this Agreement as provided under Section 9.1(c) (Breach by Sellers) as a result of a breach of any representation or warranty by Sellers (the reinstatements provided under clauses (A), (B) and (C), a “Bring-Down Revival”).
(e)    At the Closing, Buyers shall deliver to Sellers (acting on behalf of themselves and, to the extent applicable, as agent for their Affiliates for this purpose):

(i)    to each Seller, the portion of the Initial Purchase Price payable to such Seller in accordance with Section 1.8, by wire transfer of immediately available funds pursuant to wire transfer instructions provided by such Seller to Buyers; and
(ii)    each of the Ancillary Agreements to which either Buyer is party duly executed by such Buyer.
(f)    At the Closing, Sellers shall deliver or cause to be delivered to Buyers:
(i)    each of the Ancillary Agreements to which any Seller and any of Sellers’ applicable Affiliates are a party duly executed by such Seller and such Affiliates;
(ii)    subject to Applicable Law, letters dated as of the Closing Date effecting the resignation of each managing director (Geschäftsführer) of the Transferred Entity named on Section 2.1(f)(ii) of the Seller Disclosure Schedule (including the respective acknowledgments of receipt by Nestlé Deutschland);
(iii)    a copy of the executed Termination Agreement (DPLTA) substantially in the form attached hereto as Exhibit G with effect as of the end of the SFY End Date, together with a shareholders’ resolution of the Transferred Entity approving the Termination Agreement (DPLTA);
(iv)    a copy of the executed Termination Agreement (Management Agreement) substantially in the form attached hereto as Exhibit H with effect as of the SFY End Date, together with a shareholders’ resolution of the Transferred Entity approving the Termination Agreement (Management Agreement);
(v)    a copy of the executed asset transfer agreement between Nestlé Deutschland and the Transferred Entity for the transfer of the Transferred Assets (to the extent legally owned by Nestlé Deutschland) to the Transferred Entity substantially in the form attached hereto as Exhibit I, which shall become effective as of the beginning of the first day following the end of the Short Fiscal Year (i.e., immediately after the effectiveness of the transfer of the Shares under the German Transfer Deed) (“German Asset Transfer Agreement”);
(vi)     a copy of the executed asset transfer agreement between Nestlé Australia and Australia Buyer for the transfer of the Transferred Assets (to the extent legally owned by Nestlé Australia) to Australia Buyer substantially in the form attached hereto as Exhibit J (“Australian Asset Transfer Agreement”); and
(vii)    subject to Section 5.3, all Transferred Permits and any other third-party Consents, to the extent any such Transferred Permits or third-party Consents have been received by Sellers with respect to the transfer of the Transferred Assets contemplated by this Agreement prior to Closing.
(g)    At the Closing, the German Transfer Deed shall be notarized by a notary based in Germany.

2.2    Buyers’ Conditions to Closing. The obligation of Buyers to consummate the transactions provided for hereby is subject to the satisfaction (or waiver by Buyers) as of the Closing of each of the following conditions:
(a)    The representations and warranties of Sellers made in ARTICLE 3, disregarding all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Sellers shall have performed, satisfied or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by Sellers by the time of the Closing.
(c)    Between the date of this Agreement and the Closing Date, there shall have been no change, event or development that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    Sellers shall have delivered to Buyers a certificate of such Sellers in the form of Exhibit N (the “Closing Certificate”) dated the Closing Date and signed by an authorized officer of each such Seller to the effect that each of the conditions specified above in Sections 2.2(a), (b) and (c) has been satisfied.
(e)    There shall not be any Applicable Law or Order that makes the purchase and sale of the Business, the Transferred Assets or the Shares contemplated hereby illegal or otherwise prohibited.
(f)    The applicable waiting period (or extension thereof) relating to the transactions contemplated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Antitrust Laws”) shall have expired or been terminated and any other consent, authorization, order, approval, declaration and filing required thereunder shall have been made or obtained.
(g)    Each Seller and its applicable Affiliates shall have executed and delivered to Buyers each of the Ancillary Agreements to which such Seller and its applicable Affiliates are a party, and Buyers shall have received the other agreements, instruments and documents to be delivered to it under Section 2.1(f).
(h)    Gerber shall have delivered to United States Buyer a certificate of Gerber dated as of the Closing Date and substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv) or 1.1445-2(c)(3), as applicable, setting forth Gerber’s name, address and Federal employer identification number and stating under the penalties of perjury that Gerber is not a “foreign person” within the meaning of Section 1445 of the Code.
(i)    The Transferred Permit set forth on Section 2.2(i) of the Seller Disclosure Schedule shall have been transferred to Buyers and be in full force and effect.

(j)    Each Assignment Consent set forth on Section 2.2(j) of the Seller Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Buyers.
(k)    The competent tax authority (Finanzamt) has approved the change of the Transferred Entity’s current fiscal year to the Short Fiscal Year for Tax purposes and such amendment has been registered in the Transferred Entity's commercial register (Handelsregister).
(l)    Buyer shall have agreed in good faith and to such party’s reasonable satisfaction to the final Transition Services Agreement and Annex A thereto, which shall be executed and delivered at the Closing.
(m)    Buyer shall have agreed in good faith and to such party’s reasonable satisfaction to the final Buyer Manufacturing Agreement and Seller Manufacturing Agreement, which agreements shall be executed and delivered at the Closing.
(n)    Sellers shall have delivered to Buyer the Delivered Financial Statements in accordance with Section 5.16(a).
2.3    Sellers’ Conditions to Closing. The obligation of Sellers to consummate the transactions provided for hereby is subject to the satisfaction (or waiver by Sellers) as of the Closing of each of the following conditions:
(a)    The representations and warranties of Buyers made in ARTICLE 4, disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not have, or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyers’ ability to consummate the transactions contemplated hereby or by the Ancillary Agreements.
(b)    Buyers shall have performed, satisfied, or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by Buyers by the time of the Closing.
(c)    Buyers shall have delivered to Sellers a certificate of Buyers dated the Closing Date and signed by an authorized officer of each Buyer to the effect that each of the conditions specified above in Sections 2.3(a) and (b) has been satisfied.
(d)    There shall not be any Applicable Law or Order that makes the purchase and sale of the Business, the Transferred Assets or the Shares contemplated hereby illegal or otherwise prohibited.
(e)    The waiting period (or extension thereof) under the Antitrust Laws shall have expired or been terminated and any other consent, authorization, order, approval, declaration and filing required thereunder shall have been made or obtained.

(f)    Buyers shall have executed and delivered to Sellers and their applicable Affiliates each of the Ancillary Agreements to which any Buyer is a party, and Sellers shall have received the other agreements, instruments and documents to be delivered to it under Section 2.1(e).
(g)    The competent tax authority (Finanzamt) has approved the change of the Transferred Entity’s current fiscal year to the Short Fiscal Year for Tax purposes and such amendment has been registered in the Transferred Entity's commercial register (Handelsregister).
(h)    Sellers shall have agreed in good faith and to such party’s reasonable satisfaction to the final Transition Services Agreement and Annex A thereto, which shall be executed and delivered at the Closing.
(i)    Sellers shall have agreed in good faith and to such party’s reasonable satisfaction to the final Buyer Manufacturing Agreement and Seller Manufacturing Agreement, which agreements shall be executed and delivered at the Closing.
2.4    Withholding. Buyers shall be entitled to deduct and withhold from the Purchase Price such amounts as it is required to deduct and withhold for tax purposes under Applicable Law. If Buyers determine that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Buyers shall provide written notice to Sellers no less than fifteen (15) days prior to the date on which such deduction or withholding is to be made, with a written explanation substantiating the requirement to withhold and shall use commercially reasonable efforts to cooperate with Sellers to mitigate any such requirement. Buyers shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with Applicable Law. Any amounts that are so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Sellers, and Buyers, jointly and severally, shall indemnify Sellers for any amounts deducted or withheld that were not required under Applicable Law to be deducted or withheld; provided that Buyers shall have no obligation to indemnify Sellers (a) to the extent of any credit against Liability for federal, state, local or foreign Taxes or other Tax benefit actually received by Sellers (as determined in good faith by Sellers and certified by an authorized officer of the applicable Seller in a written statement that is in form reasonably acceptable to Buyers) as a result of such withholding, or (b) to the extent that Sellers actually receive a Tax refund for the amounts withheld. For the avoidance of doubt with respect to clause (b), (i) Sellers covenant to use commercially reasonable efforts to promptly claim any such Tax refund to which they may be entitled, and (ii) (A) Buyers shall be required to indemnify Sellers pursuant to the previous sentence for any amount for which Sellers are entitled to a Tax refund only if Seller timely files the claim for the Tax refund but has not actually received its Tax refund within one (1) year of filing such claim, and (B) if Buyers indemnify Sellers for any amount under clause (ii)(A) of this sentence, and Sellers subsequently receive a Tax refund of such amount, Sellers shall pay the amount of the Tax refund (net of costs) to Buyers within thirty (30) days of the receipt of such Tax refund by Sellers.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the qualifications set forth in the applicable sections or subsections of the Seller Disclosure Schedule (it being understood and agreed that the disclosure of any item in the Seller Disclosure Schedule shall be deemed to have been disclosed with respect to other representations or warranties in this ARTICLE 3 if the relevance of such disclosure to such other representations or warranties in this ARTICLE 3 is readily apparent); provided that no information set forth in the Seller Disclosure Schedule, other than Section 3.8(a) of the Seller Disclosure Schedule, shall apply to or limit the representation in Section 3.8(a), Sellers hereby, jointly and severally, represent and warrant to Buyers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date (or, in the event the Buyer Election is delivered and a Bring-Down Revival has not occurred, instead of the Closing Date, the Determination Date) true and correct:
3.1    Organization and Good Standing. Each of the Transferred Entity, each Seller and each of Sellers’ Affiliates that are party to the Ancillary Agreements is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation or organization (and in the case of Nestlé Australia not insolvent). Each of the Transferred Entity, such Seller and such Affiliates is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification and good standing necessary, except where the failure to be so qualified and in good standing has not had a Material Adverse Effect.
3.2    Authority. Sellers and their applicable Affiliates have all requisite corporate or other organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which they are a party, and to perform their respective obligations hereunder and thereunder. All other corporate or other organizational proceedings required to be taken by Sellers and their applicable Affiliates to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate or other organizational proceedings on the part of Sellers or their applicable Affiliates are necessary to authorize this Agreement and the Ancillary Agreements to which they are a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements to which Sellers and their applicable Affiliates are a party at the Closing will be, duly executed and delivered by Sellers or such Affiliates and, assuming the due execution hereof and thereof by Buyers or an Affiliate, this Agreement constitutes, and each of the Ancillary Agreements will constitute, the valid and binding obligation of Sellers or such Affiliates, enforceable against Sellers or such Affiliates in accordance with its terms, subject to the Remedies Exception.
3.3    No Conflicts. Assuming the consents, notifications and filings referenced in Section 3.4 are obtained and made at the time required under Applicable Law or applicable Material Contract or Real Property Lease, neither the execution or delivery of this Agreement nor any Ancillary Agreement by Sellers or their applicable Affiliates, nor the consummation by Sellers or such Affiliates of the transactions contemplated hereby or thereby will: (a) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the certificate of incorporation, by-laws or equivalent organizational documents of any Seller or such Affiliates; (b) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) in any material respect, or require any Consent under, any Material Contract or Real Property Lease to which any Seller or such Affiliates are a party; or (c) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Applicable Law or Order to which any Seller or such Affiliates are subject in any material respect. There is no limitation or restriction on the operation of the Business under any agreement or contract to which Cereal Partners Worldwide (CPW S.A.) is a party or any agreement between any Seller or any Affiliate of any Seller and Cereal Partners Worldwide (CPW S.A.), in each case, that will be applicable to Buyers or their Affiliates after the Closing Date.

3.4    Consents. No material Consent, notification or filing of, with or to any Governmental Authority or under any Material Contract or Real Property Lease is required to be obtained or made by Sellers or their Affiliates in connection with the execution and delivery of this Agreement or any Ancillary Agreement or in connection with the consummation of the transactions contemplated hereby and thereby, other than (a) filings and other applicable requirements under the Antitrust Laws, (b) as set forth on Section 3.4 of the Seller Disclosure Schedule and (c) Consents, notifications or filings, if not obtained or made, would not reasonably be expected to materially impair the ability of Sellers or their applicable Affiliates to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
3.5    Title to Assets; Condition of Assets.
(a)    Sellers or their applicable Affiliates have good, valid and marketable title to, or a valid leasehold interest in, the material Transferred Assets (other than the Business Facilities, the Transferred Contracts and other contractual rights and the Transferred Permits, which are not subject to this Section 3.5(a)), free and clear of all Liens, except Permitted Liens. The Transferred Entity has good, valid and marketable title to, or a valid leasehold interest in the material assets used by it in the operation of its business.
(b)    All of the material Transferred Tangible Assets, the material Transferred Leased Assets and the material tangible personal property of the Transferred Entity are in good operating condition and repair and are useable for their present uses in the ordinary course of business, subject to ordinary wear and tear and depreciation.
3.6    Title to Shares, Capitalization. The Transferred Entity’s share capital consists of EUR 25,000 (in words: Euro twenty-five thousand). The Shares constitute the entire issued share capital of the Transferred Entity. All the issued and outstanding shares of capital stock of the Transferred Entity have been duly authorized and validly issued, are fully paid and non-assessable and are owned by Nestlé Deutschland. There are no outstanding (a) securities convertible into or exchangeable for the shares of capital stock of the Transferred Entity, (b) options, warrants or other rights to purchase or subscribe for the shares of capital stock in the Transferred Entity or (c) agreements or understandings of any kind relating to the issuance, repurchase or redemption of any shares of capital stock in the Transferred Entity, any such convertible or exchangeable securities or any such options, warrants or rights. Upon United States Buyer’s acquisition of the Shares in accordance with the German Transfer Deed, United States Buyer will be the sole record and beneficial owner of all shares of capital stock in the Transferred Entity, free and clear of all Liens.

3.7    Financial Information; Absence of Undisclosed Liabilities.
(a)    Annexed to Section 3.7 of the Seller Disclosure Schedule are accurate and complete copies of the following financial information (the “Financial Information”): (i) an unaudited schedule of certain assets and liabilities of the Business as of December 31, 2012 and December 31, 2013; (ii) an unaudited schedule of operating income for the Business for the year ended December 31, 2012 and the year ended December 31, 2013; and (iii) an unaudited schedule of capital expenditures for the Business for the year ended December 31, 2012 and the year ended December 31, 2013. The Business is not an identified reporting unit of Sellers. As a result, the Financial Information is not prepared as part of Sellers’ normal reporting process. The Financial Information has been compiled by management from source documentation prepared in accordance with the internal accounting policies used by Sellers for external reporting purposes, which are consistent with IFRS, subject to normal year-end adjustments in the case of interim Financial Information. The Financial Information presents fairly, in all material respects, certain assets, liabilities and the results of operations of the Business as of the dates or for the periods indicated therein, subject, in the case of interim Financial Information, to normal year-end adjustments (which shall be of the same type as the 2012 year-end Financial Information).
(b)    Except as set forth on Section 3.7(b) of the Seller Disclosure Schedule, the Assumed Liabilities and the Liabilities of the Transferred Entity include only (i) Liabilities reflected or reserved against in the Financial Information or described in the notes thereto, (ii) Liabilities incurred subsequent to December 31, 2013 in the ordinary course of business (none of which result from, arise out of, relate to or are in the nature of or caused by any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law), (iii) executory obligations under any Contracts existing as of the date of this Agreement or entered into after the date of this Agreement in compliance with the terms of this Agreement and (iv) Liabilities that are not material to the Business, taken as a whole.
3.8    Absence of Certain Changes.
(a)    During the period between January  1, 2013 and the date of this Agreement, except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, there has been no Material Adverse Effect, and Sellers and their applicable Affiliates have conducted the Business in all material respects in the ordinary course of business, consistent with past practice.
(b)    Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, during the period between January  1, 2013 and the date of this Agreement, there has not been any:
(i)    sale, assignment, transfer, conveyance, lease, mortgage, pledge or other disposal or abandonment of any Business Facility or any other material Transferred Assets or material assets of the Transferred Entity, except for sales of finished goods inventory in the ordinary course of business consistent with past practice;

(ii)    except as may be required by Applicable Law or a binding agreement existing on the date of this Agreement or in the ordinary course of business consistent with past practice, payments, promises or obligations that are the sole responsibility of Sellers or their Affiliates or for changes in a Seller Plan which are applicable to other similarly situated employees of Sellers in addition to the Business Employees, material increase in the compensation or benefits of any current employee of the Business (including, without limitation, under any bonus, severance or termination pay arrangement), adoption, entering into or amendment of any Seller Plan in a manner that materially increases the benefit of any current employee of the Business, or payment of any material benefit not required by any existing Seller Plan;
(iii)    change in any method of accounting or accounting practice or policy applicable to the Business other than those required by IFRS or Applicable Law;
(iv)    (A) failure of Sellers or their Affiliates in any material respect to pay the accounts payable and debts owed or obligations due with respect to the Business in the ordinary course of business; or (B) failure of Sellers or their Affiliates in any material respect to collect its accounts receivable with respect to the Business in the ordinary course of business;
(v)    change in (A) the key management structure for the Business, or (B) the key research and development personnel for the Business; or
(vi)    agreement by any Seller or its Affiliates to do any of the foregoing.
3.9    Material Contracts.
(a)    Section 3.9(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the following types of Transferred Contracts or contracts to which the Transferred Entity is party (excluding any Contract that has terminated or has been fully performed prior to the date of this Agreement, any purchase order entered into in the ordinary course of business and any Real Property Leases and Third Party Leases) (the “Material Contracts”) as of the date of this Agreement:
(i)    a Contract under which any Transferred Assets, any assets of the Transferred Entity or any Business Facility are subject to a Lien other than a Permitted Lien or under which any Seller or its Affiliates have borrowed any money, or issued any note, bond, debenture, loan, letter of credit, guarantee or other evidence of indebtedness to any Person (other than intercompany indebtedness among any Seller or its Affiliates), in each case that will not be terminated at or prior to Closing;
(ii)    a Contract containing a covenant that limits in any material respect the freedom of the Transferred Entity or the owner of the Transferred Assets to compete with any Person or to engage in any line of business or that otherwise has the effect of restricting in any material respect the Transferred Entity or the owner of the Transferred Assets from the development, manufacture, marketing or distribution of products and services (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement), including, without limitation, any such Contract with Cereal Partners Worldwide (CPW S.A.);

(iii)    a Contract with a broker or a distributor accounting for more than two hundred thousand dollars ($200,000) of total annual sales of the Business;
(iv)    a Contract with a Governmental Authority (other than purchase orders for Products in the ordinary course of business) exceeding two hundred fifty thousand dollars ($250,000);
(v)    each Contract not included in the categories listed above involving the settlement of any Proceeding or threatened Proceeding involving payments by any Seller or its applicable Affiliates in excess of five hundred thousand dollars ($500,000);
(vi)    a co-manufacturing or co-packing agreement;
(vii)    a Contract with any Seller or any of its Affiliates;
(viii)    a Contract with any of the ten (10) largest customers of the Business (other than standard form purchase orders, the form of which has been previously provided to Buyers);
(ix)    a Contract relating to the future acquisition of any business or Person by merger, consolidation, asset purchase or any other means; or
(x)    any other Contract under which Sellers or their Affiliates paid in excess of two hundred thousand dollars ($200,000) for the year ended December 31, 2013 (other than Contracts entered into in the ordinary course of business and terminable upon 60 days’ notice or less).
(b)    Accurate and complete copies of the Material Contracts, including all amendments and supplements thereto, listed on Section 3.9(a) of the Seller Disclosure Schedule have previously been made available to Buyers, except for Sellers’ or its Affiliates’ confidential transfer pricing information. Except as set forth in Section 3.9(a) of the Seller Disclosure Schedule, all Material Contracts are in full force and effect in all material respects and enforceable against Sellers or their Affiliates or the Transferred Entity, as applicable, and, to Sellers’ Knowledge, the other parties thereto, in accordance with their terms in all material respects, except as the enforceability thereof may be limited by the Remedies Exception. Sellers and their Affiliates and the Transferred Entity, and to Sellers’ Knowledge all other parties to Material Contracts set forth in Section 3.9(a) of the Seller Disclosure Schedule, (i) have complied in all material respects with the provisions thereof and (ii) are not in material Default thereunder. No written notice of any claim of material Default has been given to or made by Sellers or their Affiliates or the Transferred Entity that is currently unresolved. As of the Closing Date, Sellers and their Affiliates and the Transferred Entity shall have complied in all material respects with the provisions thereof and will not be in material Default thereunder.
(c)    Section 3.9(c) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of Shared Contracts of the types identified in clauses (i) through (x) of Section 3.9(a).
3.10    Real Property.

(a)    Section 3.10(a)(i) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, an accurate and complete list of the real property or interests in real property owned in fee by Sellers or their Affiliates or the Transferred Entity under the heading “Owned Real Property” and leased by Sellers or their Affiliates or the Transferred Entity under the heading “Leased Real Property”, in each case, that are exclusively used in, held exclusively for use in connection with, or exclusively related to, the Business. Section 3.10(a)(ii) of the Seller Disclosure Schedule contains an accurate and complete list of all material Shared Facilities.
(b)    Gerber has insurable fee title to the United States Facility, free and clear of all Liens except Permitted Liens. The Transferred Entity has unrestricted title to the German Facility, free and clear of all Liens except Permitted Liens.
(c)    There are no pending or, to Sellers’ Knowledge, written threat of condemnation Proceedings or written notice of any proposed changes in zoning relating to any Business Facility.
(d)    Except for the leases listed on Section 3.10(d) of the Seller Disclosure Schedule (the “Third Party Leases”), there are no leases, subleases, licenses, occupancy agreements, options, concessions or other agreements or arrangements granting to any Person the right or option to purchase, lease, use or occupy any Business Facility (other than such agreements or arrangements which require the grantee to take its interest subject to the Real Property Leases and which would not adversely impact Buyers’ or their Affiliates’ quiet enjoyment of the real property and/or improvements, as applicable, leased pursuant thereto) or a material interest in any such Business Facility. True, correct and complete copies of all Third Party Leases and any amendments or modifications thereof have been delivered or made available for review by Buyers.
(e)    Except for the Real Property Leases listed on Section 3.10(a)(i) of the Seller Disclosure Schedule, there are no material real property leases or subleases pursuant to which Sellers or their Affiliates or the Transferred Entity lease from a third Person real property exclusively used or held exclusively for use in or exclusively related to the operation or conduct of the Business. True, correct and complete copies of all leases listed under the heading “Leased Real Property” on Section 3.10(a)(i) of the Seller Disclosure Schedule, including the Transferred Leases (the “Real Property Leases”) and any amendments or modifications thereof have been delivered or made available for review by Buyers. To Sellers’ Knowledge, the Real Property Leases and Third Party Leases are valid, unmodified and in full force and effect, and there are no other agreements, written or oral, for the use and occupancy of the real property and/or improvements, as applicable, leased under the Real Property Leases. None of Sellers or their Affiliates or the Transferred Entity, nor to Sellers’ Knowledge, any landlord or other party, is in material Default under the Real Property Leases or Third Party Leases, and, to Sellers’ Knowledge, no material Defaults by Sellers, their applicable Affiliates, the Transferred Entity or any landlord or other party have been alleged thereunder.
(f)    Neither Sellers nor their Affiliates nor the Transferred Entity has received any written notice of any current material violation of any building code, zoning ordinance or other Applicable Law or any Permitted Lien affecting any Business Facility.

3.11    Litigation. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, there is no material Proceeding by or before any Governmental Authority pending or, to Sellers’ Knowledge, threatened in writing against Sellers or their Affiliates relating to the Business, any Transferred Assets, any Assumed Liability or any Products. None of Sellers or their Affiliates are subject to any material outstanding Order by a Governmental Authority relating to the Business, any Transferred Assets, any Business Facility, any Assumed Liability or any Products. There are no material investigations by any Governmental Authority pending or, to Seller’s Knowledge, threatened, which relate to the Business, the Transferred Assets, any Business Facility, any Assumed Liability or any Product.
3.12    Compliance with Applicable Laws. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, since January 1, 2011, (a) Sellers, their Affiliates, the Business and the Transferred Entity have operated, and currently Sellers, their Affiliates and the Transferred Entity are, in compliance in all material respects with all Applicable Laws and Orders to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, the Products or the Business Facilities, including, without limitation, the Applicable Laws and Orders of the U.S. Food and Drug Administration (“FDA”), and (b) neither Sellers, any of their Affiliates nor the Transferred Entity has received any written notice from any Governmental Authority to the effect that, or otherwise been advised in writing by any Governmental Authority that, any of them are in material non-compliance with any such Applicable Laws.
3.13    Permits. Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Transferred Permits and material Permits of the Transferred Entity (the “Material Permits”). The Material Permits constitute all material Permits required under Applicable Law (including the Applicable Laws of the FDA) for the operation of the Business and the Transferred Assets as used as of the date of this Agreement, including, without limitation, with respect to the Business Facilities, including the real property and/or improvements, as applicable, leased pursuant to the Real Property Leases. Since January 1, 2011, Sellers, their Affiliates and the Transferred Entity have held all Material Permits required under any Applicable Law (including applicable Environmental Laws and the Applicable Laws of the FDA) in the operation of the Business and the Transferred Assets, including, without limitation, the Business Facilities. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, (a) all Material Permits are validly held by Sellers or their Affiliates or the Transferred Entity, and Sellers and their Affiliates and the Transferred Entity are, and have been since January 1, 2011, in compliance in all material respects with the terms and conditions thereof, and (b) since January 1, 2011, neither Sellers nor their Affiliates nor the Transferred Entity has received written notice of any claim, which has not been resolved, of material Default or a Proceeding relating to the revocation or material adverse modification of any such Material Permits. To Sellers’ Knowledge, all Material Permits are renewable or are subject to reissuance by their terms or in accordance with Applicable Law without the need to pay any material amounts other than routine filing fees or the need to agree to any condition that would materially impair the operation of the Business as currently conducted.
3.14    Environmental Matters.
(a)    Except as set forth in Section 3.14 of the Seller Disclosure Schedule:

(i)    the Business is now, and since January 1, 2011 has been operated, in compliance with Environmental Law in all material respects;
(ii)    to Sellers’ Knowledge, there is no prior or current unresolved, alleged or actual material violation of or material state of noncompliance with any Environmental Law with respect to the Business, the Transferred Assets or the Business Facilities;
(iii)    Sellers, their Affiliates and the Transferred Entity hold and have held all material Consents, licenses, approvals, authorizations and other permits required under Environmental Law from all Governmental Authorities that are necessary to conduct the Business or own and operate the Transferred Assets, and the Business Facilities, in each case as conducted, owned and/or operated on the Closing Date;
(iv)    no material investigation by any Governmental Authority (including, without limitation, a CERCLA Section 104 request for information or any foreign or state law analogue), removal, cleanup, remediation or other governmental or regulatory enforcement actions, in each case, pursuant to any Environmental Law, have been instituted and remain ongoing or pending or, to Sellers’ Knowledge, are threatened with respect to any of the Business, or the Business Facilities;
(v)    no material claims pursuant to or under Environmental Law are pending or, to Seller’s Knowledge, threatened by any other Person or employees against Sellers or their Affiliates or the Transferred Entity with respect to the Business, or the Business Facilities relating to alleged or actual damage, contribution, cost recovery, compensation, penalties or other loss or injury, including personal injury;
(vi)    since January 1, 2011, no Seller has received any written notice of alleged or actual responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged noncompliance with, or violation of, any Environmental Law with respect to the Business Facilities;
(vii)    there are no outstanding material Orders, or material Liens by any third Person (including any Governmental Authority), pursuant to or under any Environmental Law that relates to the Business and that regulates, obligates, or binds Sellers, their Affiliates, the Transferred Entity or, in the case of any such Lien, any Business Facility;
(viii)    to Seller’s Knowledge, there are no underground storage tanks containing Hazardous Substances currently located on, in or, under any Business Facility;
(ix)    neither Sellers, any of their Affiliates nor the Transferred Entity has stored, released, handled, or disposed or arranged for the disposal of any Hazardous Substances on, under, from or at any of the Business Facilities or any other properties in connection with the Business, other than in a manner that complied with Environmental Law.
(b)    To Sellers’ Knowledge, Sellers have made available to Buyers accurate and complete copies in their possession and control of sample results, environmental or safety audits or inspections, or other material written reports concerning environmental issues relating to the Business, the Transferred Assets, the Business Facilities.

(c)    Notwithstanding anything to the contrary in this Agreement, this Section 3.14 contains all of Sellers’ representations and warranties regarding environmental matters.
3.15    Employee Benefits.
(a)    Section 3.15(a)(i) of the Seller Disclosure Schedule lists each material Seller Plan currently in existence (to be supplemented within 30 days of the date hereof to reflect each Seller Plan currently in existence) and each Pension Plan that has existed within the preceding six (6) years. Section 3.15(a)(ii) of the Seller Disclosure Schedule lists each Transferred Entity Plan currently in existence and each such plan which is a Pension Plan that existed within the preceding six (6) years. With respect to each such Seller Plan and each Transferred Entity Plan, Sellers have made available to Buyers the current Plan document and any amendments thereto.
(b)    Section 3.15(b) of the Seller Disclosure Schedule identifies each Seller Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination or opinion letter with respect to each Qualified Plan and the related trust that has not been revoked as to its qualification.
(c)    Except as set forth on Section 3.15(c) of the Seller Disclosure Schedule, no Seller Plan is a Pension Plan and there are no Multiemployer Plans. There does not now exist, nor do any circumstances exist that would result in, any current or contingent Liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a Liability of Buyers or their Affiliates (including the Transferred Entity) following the Effective Time.
(d)    To Sellers’ Knowledge, except as set forth on Section 3.15(d) of the Seller Disclosure Schedule, or as would not reasonably be expected to be a material Liability of Buyers or their Affiliates (including the Transferred Entity) following the Effective Time, with respect to the Transferred Employees, the Seller Plans and their operation are, and have been, in material compliance with their respective terms and all Applicable Laws (including the Code and other Tax provisions relating to any favorable Tax treatment intended for any such Seller Plan or applicable plans of its type) and there are no pending or threatened claims involving any Seller Plan (other than routine claims for benefits).
(e)    Except as set forth in Section 3.15(e) of the Seller Disclosure Schedule, or as would not reasonably be expected to be a material Liability of Buyers or their Affiliates following the Effective Time, no Seller Plan provides medical, dental, vision or other group health benefits to Persons who are not Business Employees or their dependents or for periods after termination of employment except as required by Part 6 of Subtitle B of Title I of ERISA or any similar state law.

(f)    No material adverse Tax penalties, additional taxes or any acceleration of taxes as a result of Code Section 409A or 457A of the Code would be reasonably expected to occur for any Person and result in any claim against Buyers or their Affiliates following the Effective Time with respect to any Seller Plans that are “nonqualified deferred compensation plans” within the meaning of either such Code Section.
(g)    Except as set forth on Section 3.15(g) of the Seller Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would reasonably be expected to (i) result in the payment of severance or any increase in severance pay, including, without limitation, upon any termination of employment after the date of this Agreement, to any Business Employee or former Business Employee, or (ii) except as provided under Retirement Plans and COBRA Coverage, accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Seller Plans with respect to any Business Employee or former Business Employee.
3.16    Taxes. Except as set forth in Section 3.16 of the Seller Disclosure Schedule:
(a)    Other than with respect to the Transferred Entity, Seller and its Affiliates (i) timely filed all material Tax Returns required to be filed with respect to the Business, the Transferred Assets and the Assumed Liabilities, (ii) the information provided on such Tax Returns was complete and accurate when filed in all material respects as they relate to the Business, the Transferred Assets and the Assumed Liabilities and (iii) all material Taxes owed by or with respect to Seller or its Affiliates attributable to the Business, the Transferred Assets and the Assumed Liabilities that were required to be paid have been paid (whether or not shown on any Tax Return) have been or will be paid in full at the time such Taxes were or will be due and payable.
(b)    Each of the Transferred Entity and Sellers and their Affiliates have withheld and paid all material Taxes with respect to the Business that were required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(c)    With respect to the Business, the Transferred Assets and the Assumed Liabilities, (i) no Seller nor any of Sellers' Affiliates (including the Transferred Entity) is the subject of a material pending audit or other examination of Taxes by any Tax authority; (ii) to Sellers’ Knowledge, no such audit or other examination or proceeding is contemplated or pending; and (iii) none of the Transferred Entity, Sellers nor any of their Affiliates have received any written notice from any Governmental Authority relating to any material issue which could affect the Tax Liability of the Transferred Entity, or of any Seller or its Affiliates.
(d)    With respect to the Transferred Entity, the Business, the Transferred Assets and the Assumed Liabilities, no written claim has ever been made by a Governmental Authority in a jurisdiction where any Seller or any of Sellers’ Affiliates (including the Transferred Entity) has not filed a Tax Return that such Seller or any of such Affiliates is or may be subject to taxation by that jurisdiction for material Taxes that would be covered by or the subject of such Tax Return which claim has not been fully paid or settled.

(e)    There is no Lien for a material amount of Taxes on any Transferred Asset or asset of the Transferred Entity that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.
(f)    With respect to the Business, the Transferred Assets and the Assumed Liabilities, Sellers and their Affiliates have not made any payments, are not obligated to make any payments and are not a party to any agreement, in each case, in connection with this Agreement and the transactions contemplated hereunder or any termination of any Transferred Employee related to such transactions, that could obligate Buyers or their Affiliates to make any payments that would not be deductible under Section 280G or Section 162(m) of the Code.
(g)    No Transferred Asset or Licensed Intellectual Property (as defined in the Intellectual Property Purchase Agreement) (i) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code.
(h)    No material Transferred Asset or material Licensed Intellectual Property (as defined in the Intellectual Property Purchase Agreement) (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or (ii) is subject to a 467 rental agreement as defined in Section 467 of the Code.
(i)    With respect to the Business, the Transferred Assets and the Assumed Liabilities, none of the Transferred Entity, Sellers nor any of Sellers’ Affiliates has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(j)    All Tax Returns (Steuererklärungen), Tax declarations (Steueranmeldungen) and advanced Tax declarations (Steuervoranmeldungen) required to be filed by or on behalf of the Transferred Entity for any periods ending on or prior to the Closing have been and will be timely filed (taking into account all applicable extensions of time to file). The information provided on such Tax Returns was and will be accurate and complete when filed in all material respects. All Taxes, advance payments on Taxes, social security contributions and other public charges assessed (i) against the Transferred Entity or (ii) for which the Transferred Entity may become liable and due were and will be paid when due.
(k)    The Transferred Entity has not filed an election to be classified as a partnership or disregarded entity for U.S. federal income tax purposes.
(l)    Except for the DPLTA, there are no, and as of the Closing Date there will not be any, Tax sharing agreements between the Seller and its Affiliates on the one hand and the Transferred Entity on the other hand.
(m)    The Transferred Entity is not a controlled foreign corporation within the meaning of Code Section 957.

(n)    Notwithstanding anything to the contrary in this Agreement, (i) Section 3.15 and this Section 3.16 contain all of Sellers’ representations and warranties regarding Taxes and (ii) no breach or inaccuracy of any representation or warranty in this Section 3.16 (other than the representations and warranties contained in Section 3.16(f), (g), (h) and (l)) shall entitle any Buyer Indemnified Party to be indemnified for Losses with respect to Taxes relating to any Post-Closing Tax Period.
3.17    Sufficiency of Assets. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, the Transferred Assets and the assets of the Transferred Entity, together with (a) the assets and services to be provided or made available, subject to the terms and conditions of the Transition Services Agreement and the Seller Manufacturing Agreement, (b) the intellectual property rights to be transferred, licensed and/or assigned to Buyers or their Affiliates pursuant to the Intellectual Property Purchase Agreement, the Assignment of Intellectual Property Rights and the Transitional Trademark License Agreement and (c) any rights under the Transferred Contracts (assuming all applicable Consents are received or adequate arrangements are made pursuant to Section 5.3) are sufficient to permit Buyers and their Affiliates to conduct the Business immediately following the Effective Time as it is currently being conducted immediately prior to the Effective Time, except to the extent that (i) the Excluded Services are not provided to Buyers and their Affiliates and (ii) assets and services will be provided or made available under the Transition Services Agreement or the Seller Manufacturing Agreement.
3.18    Employment and Labor Relations. With respect to the Business and the Owned Facilities, except as set forth on Section 3.18 of the Seller Disclosure Schedule:
(a)    To Sellers’ Knowledge, since January  1, 2012, Sellers and their applicable Affiliates have complied in all material respects with all Applicable Laws, and all agreements and contracts relating to employment, employment practices, immigration, wages, hours and terms and conditions of employment with respect to the Business Employees, including, but not limited to, employee compensation matters, except, in each case, for any such matters that would not reasonably be expected to be a material Liability of Buyers and their Affiliates following the Effective Time.
(b)    Section 3.18(b) of the Seller Disclosure Schedule lists any (i) membership of a Transferred Entity in an employers association, (ii) any collective bargaining agreement applicable to Transferred Employees and Transferred Entity Business Employees, (iii) any employee representation body including but not limited to works councils representing Transferred Employees and Transferred Entity Business Employees and (iv) any other collective employment agreement including but not limited to works councils agreements that is applicable to Transferred Employees and Transferred Entity Business Employees. Except as set forth in Section 3.18(b) of the Seller Disclosure Schedule, Sellers and their applicable Affiliates are not party to any collective bargaining agreements with respect to the Business Employees with any labor organization, group or association, nor has voluntarily recognized, is negotiating a collective bargaining agreement with or has agreed to negotiate a collective bargaining agreement with any labor organization, group or association with respect to the Business Employees. There are no efforts by organized labor or its representatives pending or, to Sellers’ Knowledge, threatened against Sellers or their Affiliates to unionize any Business Employees.

(c)    Since January  1, 2012, there have been and there are no (i) strikes, work stoppages, material work slowdowns or lockouts in effect or pending or, to Sellers’ Knowledge, threatened against or involving the Business or (ii) material unfair labor practice charges pending before the National Labor Relations Board, grievances, formal external complaints and claims or judicial or administrative proceedings (including any in which a former employee seeks or might be awarded reinstatement to employment in the Business), in each case, which are material and are pending or, to Sellers’ Knowledge, threatened by or on behalf of any Business Employees.
(d)    Sellers and their Affiliates have, or have caused to be, timely paid, in full to all Business Employees all salary, wages, bonus and commissions due and payable for all services performed by them.
(e)    To Sellers’ Knowledge, as of the Effective Time, Sellers and their Affiliates have no Liabilities for improperly classifying the Agency Workers and Contractors as not being employees of the Transferred Entity, Sellers or Global Affiliates under the respective Applicable Law that would reasonably be expected to be a material Liability of Buyers and their Affiliates after the Effective Time.
(f)    Notwithstanding anything to the contrary in this Agreement, Section 3.15 and this Section 3.18 contain all of Sellers’ representations and warranties regarding employment or employee benefits matters, respectively.
3.19    Customers and Suppliers.
(a)    Section 3.19(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of the top (ten) (10) customers of the Business (including distributors) considered separately for North America, Europe and Oceania, in each case, based on the dollar amount earned by the Business from its customers for the most recently completed fiscal year, showing the total sales to each customer during such period.
(b)    Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the top ten (10) suppliers of the Business considered separately for North America, Europe and Oceania, in each case, based on the dollar amount paid by the Business to its suppliers for the most recently completed fiscal year, showing the total amounts paid to each supplier during such period.
(c)    Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material co-manufacturers of the Business, showing the total amount of Products manufactured by such co-manufacturers for the most recently completed fiscal year.
(d)    Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, since January 1, 2013 through the date of this Agreement, (i) no customer, supplier or co-manufacturer listed on, or required to be listed on, Section 3.19(a), Section 3.19(b) or Section 3.19(c) of the Seller Disclosure Schedule has given Sellers, their Affiliates or the Transferred Entity written notice that it intends to materially decrease its purchase of products from, or the sale of products or services to, the Business and (ii) to Sellers’ Knowledge, there has been no material adverse change in the business relationships of Sellers, their Affiliates or the Transferred Entity with any customer, supplier or co-manufacturer listed on, or required to be listed on, Section 3.19(a), Section 3.19(b) or Section 3.19(c) of the Seller Disclosure Schedule.

3.20    Brokers. No Seller or any of Sellers’ Representatives has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyers or any of their Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.
3.21    Inventory. At the Effective Time, the Inventory included in the Transferred Assets or owned by the Transferred Entity will (a) be usable and salable in the ordinary course of business (in terms of quality but not quantity), (b) meet all applicable manufacturing specifications and be free of defects in workmanship and materials in all material respects and (c) not be adulterated, contaminated or misbranded in any material respect within the meaning of the Food, Drug and Cosmetic Act, as amended, or any other Applicable Law.
3.22    Products. Section 3.22(a) of the Seller Disclosure Schedule completely and accurately lists each product manufactured, marketed and/or sold by Sellers or their Affiliates or the Transferred Entity in connection with the Business as of the date of this Agreement (collectively, the “Products,” and each individually, a “Product”). Since January 1, 2011, in connection with the Business, Sellers, their Affiliates and the Transferred Entity (a) have not had any production or manufacturing site (whether owned by any Seller, any of their Affiliates or the Transferred Entity, or, to Sellers’ Knowledge, that of a contract manufacturer for Products) subject to a Governmental Authority (including the FDA) shut down or subject to import or export prohibition and (b) have not received any material FDA Form 483 notice of inspectional observations or warning letters from the FDA. Section 3.22(b) of the Seller Disclosure Schedule completely and accurately lists, as of the date of this Agreement (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety or regulatory compliance of the Products (“Safety Notices”) since January 1, 2011; (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) any material written complaints received from Governmental Authorities with respect to any of the Products that are currently unresolved.
3.23    Insurance. Neither Sellers, their Affiliates nor the Transferred Entity have received any notice of cancellation (except for notices with respect to any policy that has been replaced on similar terms as the cancelled policy), and there is no material Default by Sellers, their Affiliates or the Transferred Entity or, to Sellers’ Knowledge, the insurers, under the policies of general liability insuring the Business.
3.24    No Other Representations and Warranties. SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYERS, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE TRANSFERRED ASSETS, THE SHARES, THE TRANSFERRED ENTITY, THE ASSUMED LIABILITIES OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE 3 OR THE INTELLECTUAL PROPERTY PURCHASE AGREEMENT. WITHOUT LIMITING THE FOREGOING, SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY TO BUYERS, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MANAGEMENT PRESENTATION OR ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYERS
Buyers, jointly and severally, hereby represent and warrant to Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:
4.1    Organization and Good Standing. Each of Parent, Buyers and their Affiliates that are party to the Ancillary Agreements is a corporation or other entity duly organized, validly existing and in good standing under the laws of the State of its respective jurisdiction of formation or organization.
4.2    Authority. Each of Parent and Buyers has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to perform its respective obligations hereunder and thereunder. All other corporate or other organizational proceedings required to be taken by Parent and Buyers to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate or other organizational proceedings on the part of Parent or Buyers is necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements to which Parent or a Buyer is a party at Closing will be, duly executed and delivered by Parent or such Buyer, as applicable, and, assuming the due execution hereof and thereof by Sellers and their Affiliates party thereto, this Agreement and each of the Ancillary Agreements to which Parent or such Buyer is a party when executed will constitute, the valid and binding obligation of Parent or such Buyer, as applicable, enforceable against Parent or such Buyer, as applicable, in accordance with its terms, subject to the Remedies Exception.
4.3    No Conflicts. Assuming the Consents, notifications and filings referenced in Section 4.4 are obtained and made at the time required under Applicable Law or any material Contract to which Parent or a Buyer is a party or by which any of their respective properties or assets is bound, neither the execution or delivery of this Agreement or any Ancillary Agreement by Parent or Buyers, nor the consummation by Parent or Buyers of the transactions contemplated hereby or thereby will: (a) conflict with, contravene or constitute a violation of (whether after the giving of notice, lapse of time or both) the certificate of incorporation, by-laws or equivalent organizational documents of each of Parent and Buyers; (b) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) in any material respect, or require any Consent under, any material Contract to which Parent or a Buyer is a party or by which any of its properties or assets is bound; or (c) contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Applicable Law or Order to which Parent or a Buyer is subject in any material respect.

4.4    Consents. No material Consent, notification or filing of, with or to any Governmental Authority or under any material Contract to which Parent or a Buyer is a party or by which any of its properties or assets is bound is required to be obtained or made by Parent or such Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement or in connection with the consummation of the transactions contemplated hereby and thereby, other than (a) filings and other applicable requirements under the Antitrust Laws and (b) Consents, notifications or filings, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of a Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
4.5    Litigation. There is no Proceeding by or before any Governmental Authority pending or, to the knowledge of Parent or Buyers, threatened in writing against Parent or Buyers, except as would not reasonably be expected to have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
4.6    Availability of Funds. Buyers have cash available or existing borrowing facilities which, together with available cash, are sufficient to enable them to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
4.7    Brokers. None of Parent, Buyers nor their respective Representatives has employed or made any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Sellers or any of their Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
4.8    Investment. United States Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. United States Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. United States Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. United States Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.9    Due Diligence Investigation. Each of Parent and Buyers has had an opportunity to discuss the business, management, operations and finances of the Business with Sellers, its applicable Affiliates and their respective Representatives and has had an opportunity to inspect the Business Facilities. Each of Parent and Buyers has had the opportunity to conduct its own independent investigation of the Business. In making its decision to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder, each of Parent and Buyers has relied solely upon the representations and warranties of Sellers set forth in ARTICLE 3, the Intellectual Property Purchase Agreement (and acknowledges that such representations and warranties are the only representations and warranties made by Sellers) and the Seller Disclosure Schedule and has not relied upon any other information provided by, for or on behalf of Sellers or their Affiliates or their respective Representatives, to Parent or Buyers in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Each of Parent and Buyers has entered into the transactions contemplated by this Agreement and the Ancillary Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any management presentation or any financial projection or forecast relating to the Business. Each of Parent and Buyers acknowledges that no current or former director, officer, employee or advisor of Sellers or their Affiliates has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement or the Ancillary Agreements, express or implied.
ARTICLE 5
COVENANTS OF SELLERS
5.1    Access; Confidentiality.
(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall permit Buyers and their authorized Representatives to have reasonable access to the personnel, properties, books and records of Sellers and their Affiliates to the extent relating to the Business, Transferred Assets, Assumed Liabilities, Transferred Entity or Products, including access to the Business Facilities, including to conduct surveys; provided that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business of Sellers or their Affiliates and shall be at Buyers’ sole cost and expense. All requests for access to the books and records of Sellers or their Affiliates shall be made to such Representatives of Sellers as Sellers shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyers nor their Representatives shall (and Buyers shall not permit any of their Representatives to) contact any of the employees, customers, suppliers, distributors or other material business relations of Sellers or its Affiliates in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Sellers. Any access to the offices, properties, books and records of Sellers or their Affiliates shall be subject to the following additional limitations: (i) such access shall not include competitively sensitive information or confidential transfer pricing information, violate any internal policies of Sellers or their Affiliates, violate any Applicable Law or Contract to which any Seller or any of Sellers’ Affiliates is a party or otherwise expose Sellers or their Affiliates to a material risk of Liability; (ii) Buyers shall give Sellers notice of at least five (5) Business Days before conducting any inspections or communicating with any third party relating to any property of Sellers relating to the Business, and a Representative of Sellers shall have the right to be present when Buyers or any of their Representatives conduct their investigations on such property; (iii) such access shall not include any right by Buyers or their Representatives to conduct any environmental site assessment or any other environmental sampling or testing or to receive or review any consolidated or combined income Tax Returns or other Tax documentation or information which any Seller determines in good faith to be confidential; (iv) Buyers shall (A) use their reasonable best efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis and (B) indemnify, defend and hold harmless Sellers and their Affiliates and each of their respective employees, directors and officers from and against all Losses resulting from or relating to the activities of Buyers or any of their Representatives under this paragraph; and (v) such access shall not result in the waiver of any applicable attorney-client privilege so long as Sellers have taken reasonable steps to permit inspection of or to disclose information described in this clause (v) on a basis that does not compromise Sellers’ or its Affiliates’ respective privileges with respect thereto. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

(b)    The parties acknowledge that an Affiliate of Sellers and Parent have previously executed a Confidentiality Agreement, dated October 1, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue to be in full force and effect in accordance with its terms, and Buyers shall hold, and cause their Representatives to hold, information confidential in accordance with the terms of the Confidentiality Agreement; provided, however, that the Confidentiality Agreement shall terminate effective at the Effective Time.
5.2    Ordinary Conduct of the Business.
(a)    Except (i) as otherwise permitted by this Agreement or the Ancillary Agreements, (ii) as otherwise required by Applicable Law, (iii) as consented to in writing by Buyers (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as provided on Section 5.2 of the Seller Disclosure Schedule, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall, and shall cause their applicable Affiliates (including the Transferred Entity) to, conduct the Business in the ordinary course of business consistent with past practice. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall, and shall cause their Affiliates and the Transferred Entity to, use their commercially reasonable efforts consistent with past practice to preserve intact the Business, the Transferred Assets and the assets of the Transferred Entity and to maintain relationships with third Persons to preserve the goodwill of the Business, including, without limitation, suppliers, distributors, brokers, co-manufacturers, customers and employees of the Business. From the date hereof to the Closing, Sellers shall give Buyers prompt written notice if, to the knowledge of the Chief Executive Officer or the Chief Financial Officer of the Business, or the Head of Sales for the United States of Nestlé Nutrition, Sellers or any of their Affiliates or the Transferred Entity has received any written communication from any customer, supplier or distributor named or required to be named on Section 3.19 of the Seller Disclosure Schedule of any intention to terminate or materially reduce purchases of Products from, sales of products or services to, or the distributor relationship with the Business.
(b)    Without limiting the generality of Section 5.2(a), and except (i) as otherwise permitted by this Agreement or the Ancillary Agreement, (ii) as otherwise required by Applicable Law (provided Sellers promptly notify Buyers in writing of any such action taken or not taken due to a requirement of Applicable Law), (iii) as consented to in writing by Buyers (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as provided on Section 5.2 of the Seller Disclosure Schedule, from the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, to the extent related to the Transferred Assets, the Assumed Liabilities or the Business, no Seller shall, and no Seller shall cause its applicable Affiliates and the Transferred Entity to:

(i)    sell, assign, transfer, convey, lease, mortgage, pledge, encumber or otherwise dispose or abandon any Business Facility or material portion thereof or any other material Transferred Assets or material assets of the Transferred Entity, except in the ordinary course of business consistent with past practice;
(ii)    except (A) to the extent required by a binding agreement existing on the date of this Agreement, (B) as effected in the ordinary course of business consistent with past practice, (C) for payments, promises or obligations that are the sole responsibility of Sellers or their Affiliates, or (D) for changes in a Seller Plan which are applicable to other similarly situated employees of Sellers in addition to the Business Employees, materially increase the compensation or benefits of any current employee of the Business (including, without limitation, under any bonus, severance or termination pay or retention arrangement and including any such increase that would affect such employee following termination of employment), adopt, enter into or amend any Seller Plan, agreement (including, without limitation, any employment agreement), trust, fund or other arrangement for the benefit or welfare of any current employee of the Business in a manner that materially increases the compensation or benefits thereunder, or pay any material benefit not required by any such existing Seller Plan or arrangement;
(iii)    change any method of accounting or accounting practice or policy applicable to the Business other than those required by IFRS or Applicable Law;
(iv)    (A) fail in any material respect to pay the accounts payable and debts owed or obligations due with respect to the Business in the ordinary course of business; or (B) fail in any material respect to collect its accounts receivable with respect to the Business in the ordinary course of business;
(v)    make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; or settle or compromise any Tax claim or assessment; in each case to the extent such action relates to the Transferred Assets or the Business and it is reasonably foreseeable that such action would materially increase Taxes with respect to the Transferred Assets, the Transferred Entity or the Business in a Post-Closing Tax Period;
(vi)    enter into, materially amend or terminate (A) a Material Contract, (B) material Real Property Lease or Third Party Lease or (C) any other Contract under which Sellers or their Affiliates expect to pay in excess of two hundred thousand dollars ($200,000) during the following twelve (12) months (other than Contracts entered into in the ordinary course of business and terminable upon 60 days’ notice or less), in each case, other than (1) any termination at the expiration of its stated term, (2) in the ordinary course of business consistent with past practice; (3) any renewal at or before the expiration of its then current term or (4) in order to comply with Applicable Law;

(vii)    (A) make any change in the key management structure for the Business or (B) make any material change in the key research and development personnel for the Business; or
(viii)    agree to do any of the foregoing.
(c)    Notwithstanding anything to the contrary in this Agreement, the Transferred Entity shall be permitted to make a dividend or distribution of any Cash and Cash Equivalents to Sellers or their Affiliates prior to the Closing, and any such dividend or distribution shall not violate this Agreement.
5.3    Consents to Certain Assignments; Pass-Through Arrangements.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Contract, Transferred Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the Consent of another Person thereto or would constitute a Default or violation thereof. If any transfer or assignment by any Seller or its Affiliates to Buyers or their Affiliates, or any assumption by Buyers or their Affiliates of, any interest in, or liability, obligation or commitment under, any Transferred Contract requires the Consent of another Person (an “Assignment Consent”), then such transfer or assignment or assumption shall be made subject to such Assignment Consent being obtained. If any Assignment Consent is not obtained prior to the Closing, then the Closing shall nonetheless take place on the terms set forth herein, subject to the satisfaction of the conditions set forth in ARTICLE 2. Notwithstanding the foregoing, however, unless in their sole discretion Buyers elect in writing to forego the Assignment Consent in favor of a Pass-Through Arrangement with respect to the applicable Transferred Contract, Buyers shall use their commercially reasonable efforts to secure such Assignment Consent as promptly as practicable after the Closing Date, and Sellers shall provide or cause to be provided commercially reasonable assistance to Buyers with respect thereto. Subject to Section 5.3(c), prior to receipt of the applicable Assignment Consent, Buyers may elect to cause such Seller to terminate the related Transferred Contract at any time.
(b)    Unless and until any Assignment Consent is obtained with respect to a Transferred Contract any Buyer has assumed hereunder, or to the extent that such Buyer has elected in writing to forego an Assignment Consent in favor of such an arrangement, Sellers shall, or shall cause their Affiliates to, enter into an arrangement (a “Pass-Through Arrangement”) with such Buyer under which such Buyer or its Affiliates shall obtain (without infringing upon the legal rights of the counterparties under the Transferred Contracts or violating any Applicable Law) the economic claims, rights and benefits, and such Buyer or such Affiliates shall enter into such Pass-Through Arrangement and shall become responsible for the obligations arising from and after the Effective Time (including, if applicable, the payment of rent, but excluding obligations arising from Defaults solely caused by Sellers or their Affiliates and not directly or indirectly caused by such Buyer or its Affiliates), under the applicable Transferred Contract. Subject to Section 5.3(c), prior to receipt of the applicable Assignment Consent, such Buyer may elect to cause Sellers to terminate a Pass-Through Arrangement and the related Transferred Contract at any time. Notwithstanding the foregoing, in no event shall Sellers be required to enter into or maintain any Pass-Through Arrangement after the first anniversary of the Closing Date.

(c)    Buyers and Sellers shall share one-half of the out-of-pocket fees (not including attorneys’ fees) and breakage or termination fees, if applicable (i) required under a Transferred Contract to obtain the Assignment Consents under Section 5.3(a), (ii) required under or in connection with a Transferred Contract for Sellers or their Affiliates to enter into a Pass-Through Arrangement with Buyers or their Affiliates under Section 5.3(b), (iii) required under a Transferred Contract to terminate such Contract at the election of Buyers or Sellers (as applicable) in accordance with Section 5.3(a) or Section 5.3(b) and (iv) arising from the termination of a Transferred Contract as a result of the parties’ failure to obtain an Assignment Consent with respect to such Transferred Contract in accordance with Section 5.3(a) (collectively, the “Consent Fees”). The parties shall reasonably cooperate to minimize all such Consent Fees. Notwithstanding the foregoing, in the event that a Buyer elects to terminate any Transferred Contract to be assumed by such Buyer hereunder in accordance with Section 5.3(a) or Section 5.3(b) and the Consent Fees relating to such termination exceed the Consents Fees required to obtain the applicable Assignment Consent under Section 5.3(a) or Section 5.3(b), then Buyers shall reimburse Sellers for one hundred percent (100%) of such excess amount promptly after the termination of the Contract. Further, (A) in the event that Sellers deliver a written request to a Buyer to forego an Assignment Consent in favor of a Pass-Through Arrangement with respect to the applicable Contract, (B) within fifteen (15) days after receipt of such request such Buyer does not agree to enter into such Pass-Through Arrangement with Sellers and (C) the Consent Fees relating to obtaining such Assignment Consent in accordance with Section 5.3(a) exceeds the Consent Fees to enter into a Pass-Through Arrangement under Section 5.3(b), then such Buyer shall reimburse Sellers for one hundred percent (100%) of such excess promptly after expiration of the fifteen-day period.
(d)    Nothing in this Section 5.3 shall limit Buyers’ or Sellers’ obligations under Section 7.1(a), or Sellers’ or their Affiliate’s obligations under the Transition Services Agreement. Without limiting the foregoing, in the event that the provisions of the Transition Services Agreement and the provisions of this Section 5.3 apply to the allocation of Consent Fees for a particular Contract among the parties hereto, the provisions of the Transition Services Agreement shall apply to such allocation instead of the provisions of this Section 5.3.
5.4    No Solicitation. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall not, and Sellers shall cause their Representatives not to, directly or indirectly, (a) knowingly encourage, solicit or initiate any Alternative Proposal or (b) enter into, initiate or engage in discussions or negotiations concerning any Alternative Proposal with, or disclose in connection with any Alternative Proposal any non‑public information relating to the Transferred Assets or the Business. From the date of this Agreement through the Closing or the earlier termination of this Agreement, Sellers will discontinue and not resume any discussions with respect to any Alternative Proposal commenced prior to the date of this Agreement. The term “Alternative Proposal” shall mean any offer or proposal for the acquisition of the Business, the Transferred Entity, the Transferred Assets or the Shares (or material portion thereof) from any Person other than Buyers and their Representatives, regardless of transaction structure (but excluding any offer or proposal for Sellers and their Subsidiaries, taken as a whole).

5.5    Termination of DPLTA.
(a)    No later than five (5) Business Days following the satisfaction or waiver of the conditions specified in Sections 2.2(f) and 2.3(e), provided that all other conditions specified in Sections 2.2 and 2.3 have been or are reasonably capable of being satisfied, Nestlé Deutschland shall:
(i)    adopt a shareholder’s resolution of the Transferred Entity for the amendment of the articles of association of the Transferred Entity to the effect that the current fiscal year of the Transferred Entity is changed to a short fiscal year (Rumpfgeschäftsjahr) ending on the last day of the month at which the fulfillment of all conditions to Closing pursuant to Sections 2.2 and 2.3 and for which registration of such amendment in the commercial register and approval thereof by the competent tax authority (Finanzamt) are, in the view of the Seller, at the earliest reasonably to be expected;
(ii)    cause the Transferred Entity to apply for the competent tax authority’s (Finanzamt) approval for such change of the Transferred Entity’s fiscal year for Tax purposes; and
(iii)    cause the Transferred Entity to file for registration of such change of the Transferred Entity’s fiscal year with the Transferred Entity’s commercial register.
(b)    For the avoidance of doubt, Nestlé Deutschland may, but is under no obligation to, take all or any of the actions set forth under Section 5.5(a) prior to the satisfaction or waiver of the conditions specified in Sections 2.2(f) and 2.3(e). The short fiscal year finally established for the purpose of the termination of the DPLTA is herein referred to as the “Short Fiscal Year”, and the date on which the Short Fiscal Year ends is herein referred to as the “SFY End Date”.
(c)    Without limiting the obligations set forth in Section 5.5(a), the parties shall coordinate with each other in order to determine the SFY End Date to ensure an efficient timing of the Closing.
(d)    Buyers shall cause the Transferred Entity to file for registration of the termination of the DPLTA with the commercial register of the Transferred Entity as soon as reasonably possible after the execution of the Termination Agreement (DPLTA) and the Closing.
(e)    The parties agree that the DPLTA shall be performed in accordance with its terms (tatsächlich durchgeführt) to ensure that the tax unity (Organschaft) between Nestlé Deutschland and the Transferred Entity will not be adversely affected. Therefore, the parties agree as follows:
(i)    in case the approved financial statements of the Transferred Entity for the Short Fiscal Year show a loss, Nestlé Deutschland shall make a payment in the respective amount to the Transferred Entity; or

(ii)    in case the approved financial statements of the Transferred Entity for the Short Fiscal Year show a profit, Buyers shall procure that the Transferred Entity makes a payment in the respective amount to Nestlé Deutschland;
in each case, together with interest owed on such amount under the DPLTA (or under statutory law, if higher) and only to the extent the respective claim has not previously been settled. The respective payments pursuant to clauses (i) and (ii) above shall be made within five (5) Business Days after the financial statements of the Transferred Entity for the Short Fiscal Year have been approved (festgestellt).
(f)    Buyers shall use their commercially reasonable efforts to cause the Transferred Entity to prepare the financial statements (balance sheet and profit and loss statement for the Short Fiscal Year) within seventy five (75) days after the Closing Date as required for purposes of determination of a profit to be transferred, or a loss to be compensated, under the DPLTA. Such financial statements shall be prepared in accordance with the German Commercial Code (HGB) consistent with past practice. In addition, Buyers shall use their commercially reasonable efforts to cause such financial statements to be audited by the Transferred Entity’s current auditor at Sellers’ expense and a copy of the audited financial statements shall be delivered to Nestlé Deutschland within seventy five (75) days after the Closing Date.
5.6    Termination of Management Agreement. Nestlé Deutschland shall enter into the Termination Agreement (Management Agreement) with effect as of the end of Short Fiscal Year.
5.7    Termination of Cash Pooling. Nestlé Deutschland shall procure that the existing cash pooling between Nestlé Deutschland and the Transferred Entity will be terminated not later than with effect as of the Effective Time.
5.8    Notification of Certain Matters. Each party hereto shall promptly notify the other party hereto in writing upon obtaining knowledge of the occurrence of any event that has caused: (a) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect; or (b) any material failure of the notifying party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case, if such failure to be true or accurate or failure to comply has caused or would reasonably be expected to cause any condition to the obligations of the notified party to effect the transactions contemplated by this Agreement not to be satisfied; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Each party hereto shall promptly notify the other parties hereto of any Default, the threat or commencement of any Proceeding, or any development of which it has knowledge that occurs before the Closing that would reasonably be expected to cause a condition to the Closing contained in Section 2.2 or Section 2.3 not to be satisfied.
5.9    Non-Competition.
(a)    For a period of two (2) years after the Closing Date:

(i)    Gerber shall not, and shall cause its Affiliates (Gerber and its Affiliates, each a “United States Restricted Party”) not to, either directly or indirectly as a stockholder, investor, member, partner or otherwise, own, operate or engage in a Competing Business in the United States (the “United States Restricted Area”);
(ii)    Nestlé Australia shall not, and shall cause its Affiliates (Nestlé Australia and its Affiliates, each an “Oceania Restricted Party”) not to, either directly or indirectly as a stockholder, investor, member, partner or otherwise, own, operate or engage in a Competing Business in Australia or New Zealand (the “Oceania Restricted Area”); and
(iii)    Nestlé Deutschland shall not, and shall cause its Affiliates (Nestlé Deutschland and its Affiliates, each a “Europe Restricted Party”) not to, either directly or indirectly as a stockholder, investor, member, partner or otherwise, own, operate or engage in a Competing Business in Europe, Switzerland, Norway, Turkey or Iceland (the “Europe Restricted Area”). For purposes hereof, (A) “Restricted Party” shall mean any United States Restricted Party, Oceania Restricted Party or Europe Restricted Party and (B) “Restricted Area” shall mean the United States Restricted Area, the Oceania Restricted Area or the Europe Restricted Area, as applicable.
(b)    Notwithstanding the foregoing, nothing herein shall prohibit or restrict:
(i)    any Seller or any of their Affiliates from, directly or indirectly, holding on a passive investment basis interests in or securities of any Person engaged in the Competing Business to the extent that such investment does not, directly or indirectly, confer on Sellers and their Affiliates more than five percent (5%) of the voting power of such Person;
(ii)    Sellers or their respective Affiliates from performing their obligations under this Agreement or the Ancillary Agreements;
(iii)    any acquisition by any Seller or any of Sellers’ Affiliates of all or any part of a Person (whether through a merger, consolidation, acquisition or other business combination) if less than fifty percent (50%) of such Person’s revenues for the last completed fiscal year prior to the acquisition are derived from a Competing Business,
(iv)    entering into any joint venture between any Seller or any of its Affiliates and any Person if any such Person or joint venture derives less than fifty percent (50%) of its revenues from a Competing Business during the last completed fiscal year prior to the entry into such joint venture,
(v)    (A) any merger, consolidation, business combination or similar transaction or related transactions of any Seller or any of its controlling Affiliates; (B) any issuance or sale by any Seller or any of its controlling Affiliates of new shares of capital stock or new equity interests; (C) any transfer or sale of outstanding shares of capital stock or outstanding equity interests of any Seller or any of its controlling Affiliates by the holders thereof; or (D) the sale of any assets of any Seller or any of its controlling Affiliates (each, a “Seller Transaction”), or

(vi)    Sellers or their respective Affiliates from marketing and/or selling any products, other than the Products, that are marketed and/or sold by Sellers or such Affiliates as of the Closing Date and any products developed in the future by Sellers or such Affiliates derived therefrom or that are product line extensions thereof.
(b)    For the avoidance of doubt, (i) from and after the consummation of a permitted acquisition of a Person by Sellers or their Affiliates, or the entry into any permitted joint venture by Sellers or their Affiliates, as applicable, in accordance with the provisions above, Sellers or their Affiliates shall be allowed to own, manage, operate or control, or participate in the ownership management, operation or control of, any such Person or joint venture, and (ii) from and after the entry into a Seller Transaction, the provisions of this Section 5.9 shall not apply to the acquiror in such Seller Transaction or any Affiliates of such acquiror (other than Sellers or any Person that is an Affiliate of Sellers prior to the entry into such Seller Transaction).
(c)    The provisions of this Agreement shall not be binding on (i) any Person or its Affiliates that acquires or invests in any Seller, its controlling Affiliates or their respective successors or succeeds to any of their business or assets as a result of a Seller Transaction, (ii) any Person that was an Affiliate of a Seller upon such Person ceasing to be an Affiliate of Sellers or (iii) any Person solely because such Person enters into a contract to acquire capital stock, businesses or assets of a Seller or any controlling Affiliate of a Seller.
(d)    If the covenant set forth in Section 5.9(a) is determined by any court to be unenforceable by reason of its extending for too great of a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Business is being conducted.
(e)    Each Seller acknowledges that the covenants in this Section are material to Buyers’ decision to enter into this Agreement and are fair and reasonable regarding the subject matter, area and duration and reasonably required by Buyers to protect the Business and the Transferred Assets.
5.10    Confidential Information. For a period ending two (2) years after the Closing Date, Sellers shall, and Sellers shall cause each of their Affiliates to, keep secret and retain in confidence, and Sellers shall, and Sellers shall cause each of their Affiliates to, undertake reasonable precautions to not publicly disclose any confidential information exclusively relating to the Business that they have retained after giving effect to the transactions contemplated hereby (the “Retained Confidential Information”) in accordance with the policies and procedures that are applicable to its own confidential information; but excluding (a) any information that is or becomes generally available to the public other than as a result of a disclosure by Sellers or their Affiliates in violation of this Section 5.10, and (b) except as may be necessary to comply with Applicable Law or to the extent reasonably necessary to defend or prosecute litigation.

5.11    Release. For and in consideration of the covenants and promises set forth in this Agreement, if and only if the Closing occurs, effective as of the Effective Time, each of Sellers, on behalf of themselves and their assigns, successors and affiliates (the “Seller Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges the Transferred Entity and its predecessors, successors and assigns (collectively, the “Buyer Released Parties”) from any and all commitments, actions, debts, causes of action, damages, demands, Liabilities, Losses, Proceedings, obligations, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Seller Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the Effective Time against the Buyer Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Seller Releasing Party’s prior relationship with the Transferred Entity (collectively, for the purposes of this Section 5.1, “Seller Causes of Action”). Notwithstanding the preceding sentence, “Seller Causes of Action” does not include, and the provisions of this Section 5.11 shall not release or otherwise diminish, (a) any Liabilities included in the German Net Working Capital or (b) the obligations of Buyers or their Affiliates that are set forth in or arise under any provisions of this Agreement or the Ancillary Agreements (including, without limitation, with respect to their obligations to assume, pay, perform and discharge the Assumed Liabilities or the purchase price adjustments relating to the German Net Working Capital under Section 1.7 ). The Seller Releasing Parties hereby represent to the Buyer Released Parties that the Seller Releasing Parties (i) have not assigned any Seller Causes of Action or possible Seller Causes of Action against any Buyer Released Party, (ii) if and only if the Closing occurs, fully intend to release all Seller Causes of Action against the Buyer Released Parties including, without limitation, unknown and contingent Seller Causes of Action, and (iii) have consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. It is the intention of Sellers and the Seller Releasing Parties that the release described in this Section 5.11 be effective as a bar to each Seller Cause of Action hereinabove specified if and only if the Closing occurs. In furtherance of this intention, if and only if the Closing occurs, Sellers and the Seller Releasing Parties hereby expressly consent that the release described in this Section 5.11 shall be given full force and effect according to each and all of its express terms and provisions. Each Seller shall deliver to Buyers at the Closing a Release Agreement re-affirming its obligations under this Section 5.11.
5.12    Satisfaction of Obligations. Following the Effective Time, consistent with past practice, Sellers shall pay promptly when due all of the debts and liabilities of Sellers and their Affiliates relating to the Business other than the Assumed Liabilities and any debts and liabilities that are being contested in good faith.
5.13    Promotional and Advertising Activities. At least five (5) Business Days prior to the Closing Date, Sellers shall provide a schedule to Buyers setting forth (a) all trade and consumer promotion activities or events exclusively relating to the Business scheduled to occur after the Effective Time and (b) all advertising commitments exclusively relating to the Business for periods after the Effective Time.

5.14    Termination of Affiliate Agreements. Sellers shall, and shall cause their Affiliates to, terminate, at or prior to the Closing, all Contracts exclusively relating to the Business between or among Sellers and/or their Affiliates, other than the Ancillary Agreements, the Shared Contracts and the Contracts listed on Section 5.13 of the Seller Disclosure Schedule, which shall survive. Prior to the Closing Date, Sellers shall provide Buyers evidence reasonably satisfactory to Buyers that such Contracts have been or will be terminated.
5.15    Title Policies and Surveys. On or before the twentieth (20) day after the date of this Agreement, Sellers shall order a current preliminary title report for an American Land Title Association extended coverage owner’s policy of title insurance (collectively, the “PTRs”) for the United States Facility from Stewart Title Guaranty Company or other national title insurance company reasonably acceptable to United States Buyer (in such capacity, “Title Company”), and instruct the Title Company to deliver them to United States Buyer and Sellers together with legible copies of all documents referenced as exceptions in the PTRs (collectively, the “Underlying Documents”). After receipt of the PTRs and the Underlying Documents for the United States Facility, in its sole discretion, United States Buyer may order a new current American Land Title Association or other survey or update of any existing survey for the United States Facility, and at United States Buyer’s option United States Buyer may obtain a survey of the German Facility (collectively, the “Surveys”). Sellers shall reasonably cooperate with United States Buyer, at no cost to Sellers, so that United States Buyer can obtain the Surveys and an extended coverage owner’s policy of title insurance. United States Buyer shall obtain such policy of title insurance for the United States Facility on or prior to Closing. United States Buyer shall be responsible for the cost of any title insurance policies, including endorsements thereto, and any Surveys with respect to the Facilities obtained by United States Buyer.
5.16    Financial Statement Deliveries.
(a)    Sellers shall use commercially reasonable best efforts to deliver to Buyer as soon as practicable after the date hereof a statement of income of the Business for the fiscal year ended December 31, 2013. As soon as practicable, but in any event within ten (10) Business Days, after the receipt of such statement, Buyers may elect in writing for Sellers to prepare a balance sheet of the Business as of December 31, 2013 and statements of cash flows and changes in stockholder’s equity for the year ended December 31, 2013, and Sellers shall use commercially reasonable best efforts to deliver the same to Buyer as soon as practicable after the date of such request by Buyer (such statement of income and, if applicable, such balance sheet and statements of cash flows and changes in stockholder’s equity, the “Long-Form Financial Statements”). Notwithstanding the foregoing, (i) if Sellers are able to, and in a separate written representation letter to Buyers do, make the representations set forth in Exhibit O to Buyers, and (ii) if Buyers intend to request that Audited Financial Statements be prepared as provided in Section 5.16(b), then, as soon as reasonably practicable after Buyers’ receipt of the written representations from Sellers (and in any event, within ten (10) Business Days), Buyers or Parent shall submit a written request to the Securities and Exchange Commission requesting that the Securities and Exchange Commission permit Parent to use the financial statements described in the following sentence in satisfaction of Parent’s financial reporting obligations under Applicable Law. If the relief described in the preceding sentence is granted, then in lieu of the Long-Form Financial Statements, Sellers shall prepare (x) an unaudited statement of revenues and direct expenses for the Business for the year ended December 31, 2013, which statement would include revenues, less expenses, directly attributable to the Business, with direct expenses to include sales and marketing, depreciation and other administrative costs directly associated with the revenue producing activities of the Business, and exclude only costs that are not directly involved in the revenue producing activity (such as corporate overhead, interest, and taxes), as well as, to the extent reasonably practicable, a statement of cash flows for such period, (y) an unaudited statement of assets acquired and liabilities assumed as of December 31, 2013, which statement would consist only of the assets and liabilities of the Business, and (z) the notes to such statements of revenue and direct expenses and assets acquired and liabilities assumed (collectively, the “Short-Form Financial Statements”). If, in addition to the representations set forth in Exhibit O, Sellers also represent to Buyers in writing that preparation of a statement of cash flows is not practicable, the Short Form Financial Statements shall also in lieu thereof, contain information about the Business’ operating, investing and financing cash flows in the notes thereto or in unaudited supplemental disclosures. The “Delivered Financial Statements” shall mean the Long-Form Financial Statements or, if applicable, the Short-Form Financial Statements. If the Short-Form Financial Statements are to be provided, Sellers shall also disclose in the notes to the such financial statements the basis of presentation and the nature of the omitted expenses, as well as an explanation of the impracticability of providing full financial statements. The Delivered Financial Statements shall be prepared in accordance United States generally accepted accounting principles as of the date hereof

(“GAAP”), and the amounts set forth in the Delivered Financial Statements shall be denominated in United States dollars.
(b)    Within ten (10) Business Days after receipt of a written request of Buyers to do so (which Buyers must provide within ten (10) Business Days after receipt of the Delivered Financial Statements, but which Buyers may provide at any time after the date hereof, whether or not they have theretofore received the Delivered Financial Statements), Sellers shall engage (after consultation with Buyers, at Buyers’ sole expense) an independent accounting firm in accordance with this Section 5.16(b), to commence an audit of the Delivered Financial Statements (the Delivered Financial Statements, as audited, the “Audited Financial Statements”). The audit of the Delivered Financial Statements shall be conducted by KPMG LLP or another accounting firm of national standing reasonably acceptable to Buyers and registered with the U.S. Public Company Accounting Oversight Board (“PCAOB”) and shall be conducted in accordance with GAAP or, as an alternative to GAAP and if permissible and acceptable to Buyers in their sole discretion, International Financial Reporting Standards as in effect as of the date hereof. The engagement agreement or agreements for the audits of the Audited Financial Statements shall provide for (1) the Audited Financial Statements to satisfy the requirements of Regulation S-X and (2) the audit of the Audited Financial Statements to be conducted in accordance with PCAOB standards, with the audit report for the Audited Financial Statements to refer to PCAOB standards. Sellers shall use commercially reasonable best efforts to cause the accounting firm responsible for auditing the Audited Financial Statements to deliver the Audited Financial Statements as soon as practicable. Sellers shall keep Buyers informed as to the status of the Audited Financial Statements and the expected timing for the delivery thereof.

(c)    From and after the date hereof, and, to the extent necessary, after the Closing, Sellers shall provide unaudited financial statements, reviewed under Statement on Auditing Standards No. 100 (“SAS 100”), for (i) the fiscal quarter ended December 31, 2013 (which for the quarter ended December 31, 2013, need not include a statement of cash flows and changes in stockholder’s equity) and, if requested by Buyers and the Closing occurs more than forty (40) days after March 31, 2014, for the fiscal quarters ending March 31, 2014 and 2013 and (ii) (A) if requested by Buyers and the Closing occurs forty (40) or fewer days after March 31, 2014, for the fiscal quarters ending March 31, 2014 and 2013, (B) and, if the Closing Date occurs on June 30, 2014, then for the fiscal quarter ending June 30, 2014 and also for the corresponding period of 2013, and (C) the period from the most recent fiscal quarter end prior to the Closing Date to the Closing Date (which in the case of this clause (C) shall consist only of an income statement and need not include a closing balance sheet or statement of cash flows or changes in stockholder’s equity) (collectively, the “Interim Financial Statements”). The Interim Financial Statements described in clause (i) above shall be delivered by Sellers as soon as reasonably practicable, but in no event later than the date the Audited Financial Statements are delivered (if requested), and the Interim Financial Statements described in clause (ii) above shall be delivered as soon as reasonably practicable after the Closing Date. The Interim Financial Statements shall be prepared in a manner consistent with the financial statements and related notes contained in the Audited Financial Statements (but need not include year-end adjustments), or, if Buyers do not request Audited Financial Statements as provided in Section 5.16(b), the Delivered Financial Statements (for example, except as provided above, the Interim Financial Statements must consist of a balance sheet and statements of income, cash flows and changes in stockholders’ equity if the Audited Financial Statements or Delivered Financial Statements, as the case may be, consist of the Long Form Financial Statements). The accounting firm conducting any SAS 100 review of the Interim Financial Statements must be KPMG LLP or another accounting firm of national standing registered with the PCAOB and willing to satisfy customary comfort letter procedures in conjunction with a securities offering
(d)    From and after the date hereof, and, to the extent necessary, after the Closing, Sellers shall provide reasonable access to documentation and other information, and provide assistance as is reasonably necessary, for any accounting firm responsible for reviewing and/or auditing the Audited Financial Statements or the Interim Financial Statements to perform any such review and/or audits provided for in this Section 5.16, including the execution and delivery of reasonable and customary representation letters to any such accounting firm (if and to the extent required by any such accounting firm).
(e)    Upon the written request of Sellers, Buyers shall reimburse Sellers for the reasonable, documented out-of-pocket costs incurred by Sellers or their Affiliates in connection with the preparation of the Delivered Financial Statements, the Audited Financial Statements and the Interim Financial Statements, including, without limitation, the fees and expenses of the accounting firm retained as contemplated by this Section 5.16.
ARTICLE 6
EMPLOYEE BENEFITS
6.1    Continued Employment.
(a)    Business Employees. Section 6.1(a)(i) of the Seller Disclosure Schedule shall list (i) each employee of the Transferred Entity and (ii) each employee of each Seller and each Global Affiliate who is employed exclusively in the Business (or who is employed primarily in the Business, and is intended to be transferred hereunder), in each case, including his or her employer, position and country of service, except for certain employees listed on Section 6.1(a)(ii) of the Seller Disclosure Schedule whom Sellers shall retain; provided that such schedules shall be initially provided on the date hereof and be updated within fifteen (15) Business Days prior to Closing. “Business Employees” shall mean the employees listed on Section 6.1(a)(i) of the Seller Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, except for the provisions of this Section 6.1(a), Section 6.1(h), the provisions of this ARTICLE 6 shall not apply to Business Employees employed by Nestlé Australia immediately prior to the Effective Time (“Australian Business Employees”), and the provisions of Exhibit K shall apply to Australian Business Employees instead. Within one month after the date hereof, Sellers shall deliver Section 6.1(a)(iii) of the Seller Disclosure Schedule to Buyers, which shall list, with respect to the Business, each person who is classified by the Business as: (i) an agency worker and (ii) an independent contractor, performing services exclusively for the Business (and, for the avoidance of doubt, any other third party that is not a party to this Agreement) including but not limited to consultants, commercial agents and freelancers, indicating any agreed duration of service, approximate cost or rate of compensation, country of service and the general type of services provided (or Sellers shall provide copies of any agreements for their services and amendments thereto) (“Agency Workers and Contractors”), with such list (or copies of agreements or amendments) to be updated within fifteen (15) Business Days prior to Closing.
(b)    Transferred Entity Employees. Each Business Employee who is employed by the Transferred Entity immediately prior to the Effective Time shall continue employment with the Transferred Entity immediately following the Effective Time without further action on the part of Buyers, Sellers or their respective Affiliates (such Business Employees are referred to herein as “Transferred Entity Business Employees”).
(c)    Transferring Non-U.S. Employees. With respect to each Business Employee who is employed by the Global Affiliates immediately prior to the Effective Time (collectively, the “Transferring Non-U.S. Employees”), Buyers shall, or shall cause one of their Affiliates to, continue the employment of such Transferring Non-U.S. Employee as of the Effective Time in accordance with, and as appropriate under, locally Applicable Law (be it by operation of law or by offering employment), with terms and conditions at levels that are made available under Plans and policies covering similarly situated employees of Buyers and their Affiliates, as more fully set forth in Section 6.2(b) or as otherwise required by Applicable Law, including with respect to the recognition of seniority, except as otherwise provided in this ARTICLE 6 and Exhibit K.  Sellers and Buyers shall provide for the employment of the Transferring Non-U.S. Employees with Buyers or its Affiliates in accordance with the foregoing as of the Effective Time and shall execute, and cause their respective Affiliates to execute, any documents or instruments and take such further actions as may be reasonably necessary to carry out the foregoing.  With respect to Transferring Non-U.S. Employees in any jurisdiction where employment does not transfer by operation of law (“Offer/Acceptance Business Employees”), Buyers shall, or shall cause one of its Affiliates to, make offers of employment at or before the Effective Time, and effective as of the Effective Time, to each such Offer/Acceptance Business Employee; provided, however, that such offer shall be contingent upon (i) such Offer/Acceptance Business Employee’s execution (within a reasonable period of not less than thirty (30) days of receipt) of Buyers’ offer letter, setting forth the material terms and conditions of employment (in compliance with the applicable covenants in this ARTICLE 6, as otherwise required by Applicable Law, without imposing any restrictive or punitive terms (such as clawbacks or noncompetition requirements) other than with respect to confidentiality, and in a form that is reasonably acceptable to Sellers to be attached hereto as Exhibit 6.1(c)(i)), which Exhibit shall be provided to Sellers for review and comment within forty-five (45) days of the date hereof; (ii) with respect to salaried Offer/Acceptance Business Employees, such Offer/Acceptance Business Employee’s execution (within a reasonable period of not less than thirty (30) days of receipt) of Buyers’ standard confidentiality agreement in a form that is reasonably acceptable to Sellers to be attached hereto as Exhibit 6.1(c)(ii), which Exhibit shall be provided to Sellers for review and comment within 30 days of the date hereof (collectively, “O/A Hiring Conditions”); and (iii) completion of the Closing. Subject to Section 6.1(g) and Section 6.2 and the requirements of Applicable Law, such material terms and conditions of employment regarding benefits shall have a value in the aggregate which is at least as substantially great as the value of the employee benefits at levels as are made available under Plans covering similarly situated employees of Buyers and their Affiliates as set forth more fully in Section 6.2(b). ` Buyers and their Affiliates may rescind any such offer of employment if the Offer/Acceptance Business Employee has failed, refused or was unable to satisfy the applicable O/A Hiring Conditions within thirty (30) days of receipt of the offer and after reasonable best efforts by Buyers and their Affiliates (but not involving payment of additional compensation); in which case, such Offer/Acceptance Business Employee shall not be considered a Transferred Employee or otherwise to have been employed by Buyers or their Affiliates. Buyers and their Affiliates shall have no Liabilities with respect to any Offer/Acceptance Business Employee who failed, refused or was unable to satisfy the O/A Hiring Conditions, who does not accept Buyers’ offer of employment which meets the requirements of this ARTICLE 6 or whose offer is rescinded by Buyers in accordance with this ARTICLE 6.

(d)    Transferring U.S. Employees. With respect to each Business Employee who is employed by Sellers or any of their Affiliates in the United States immediately prior to the Effective Time (collectively, the “Transferring U.S. Employees”), Buyers shall, or shall cause one of their Affiliates to, make offers of employment at or before the Effective Time, and effective as of the Effective Time, or such later date as provided below (in compliance with the covenants set forth in this ARTICLE 6) to each such Business Employee, including any such Business Employee who is not actively at work as of the Effective Time other than each Transferring U.S. Employee who is, as of the Effective Time, absent due to short-term or long-term disability or workers’ compensation leave (collectively, the “Transferring U.S. Employees on Disability Leave”); provided, however, that such offer shall be contingent upon (i) such Business Employee’s timely completion of Form I‑9 and confirmation of employment authorization by E‑Verify; (ii) such Business Employee’s execution (within a reasonable period of not less than thirty (30) days after receipt) of Buyers’ offer letter (such offer letter shall contain only the applicable contingencies provided for in this Section, be in compliance with the applicable covenants in this Article 6, as otherwise required by Applicable Law, without imposing any restrictive or punitive terms (such as clawbacks or noncompetition requirements) other than with respect to confidentiality, and be in a form that is reasonably acceptable to Sellers to be attached hereto as Exhibit 6.1(d)(i))), which Exhibit shall be provided to Sellers for review and comment within forty-five (45) days of the date hereof; (iii) with respect to any salaried Business Employee, such Business Employee’s execution (within a reasonable period of not less than thirty (30) days after receipt) of Buyers’ standard confidentiality agreement in the form set forth in Exhibit 6.1(d)(ii)) (collectively, the “US Hiring Conditions”); and (iv) completion of the Closing. Buyers and their Affiliates may rescind any such offer of employment if the Business Employee has failed, refused or was unable to satisfy the applicable US Hiring Conditions or O/A Hiring Conditions, as applicable, within thirty (30) days of receipt of the offer and after reasonable best efforts by Buyers and their Affiliates (but not involving payment of additional compensation); in which case such Business Employee shall not be considered a Transferred Employee or otherwise to have been employed by Buyers or their Affiliates. Transferring U.S. Employees, including Transferring U.S. Employees on Disability Leave, and Transferring Non-U.S. Employees who satisfy the US Hiring Conditions or O/A Hiring Conditions, to the extent applicable and permissible by law, and accept Buyers’ or one of their Affiliates’ offer of employment or are otherwise further employed by Buyers or one of their Affiliates under this Section, together with all Transferred Entity Business Employees, shall, as of the effective date of their employment with Buyers or one of their Affiliates, be referred to as “Transferred Employees.” Buyers and their Affiliates shall have no Liabilities with respect to any Business Employee who fails, has refused or is unable to satisfy the US Hiring Conditions, who does not accept Buyers’ offer of employment which meets the requirements of this ARTICLE 6 or whose offer is rescinded by Buyers in accordance with this ARTICLE 6.
(e)    U.S. Employees on Disability Leave. Buyers shall, or shall cause one of their Affiliates to, make offers of employment to each Transferring U.S. Employee on Disability Leave as of the date (on or after the Effective Time for such individual) on which such Transferring U.S. Employee on Disability Leave is able to commence active employment and presents himself or herself to Buyers or one of their Affiliates for active employment; provided that such Transferring U.S. Employee on Disability Leave so presents himself or herself within two (2) years following the date that he or she incurred such injury or disability and subject to the US Hiring Conditions. Each Transferring U.S. Employee on Disability Leave who accepts such offer, satisfying the applicable US Hiring Conditions, and actually returns to work not later than two (2) years following the incurrence of such injury or disability shall become a Transferred Employee effective as of the date of such return. Such date shall be considered the “Transfer Date” of each such Transferring U.S. Employee on Disability Leave and the Effective Time shall be considered the Transfer Date for each other Transferred Employee.

(f)    Uninterrupted Employment. Sellers and Buyers intend that the Business Employees shall continue to provide services to the Business without interruption and that Business Employees shall have continuous and uninterrupted employment with respect to the Business immediately after the Effective Time (provided they accept the offered employment with Buyers). Except as otherwise required by Law, as of the Effective Time, the employment of the Business Employees with Sellers and their Affiliates (excluding the Transferred Entity), shall cease, except as required by Law, and except that the Transferring U.S. Employees on Disability Leave shall cease to be employed by Sellers and their Affiliates on the earlier of the date Buyers would be required to offer them employment hereunder or the date such employees would otherwise cease to be employed under the applicable personnel policies and practices of Sellers and their Affiliates. If any Transferred Employee requires a visa, work permit or pass or other approval for his or her employment to continue with Buyers or their Affiliates following such employee’s Transfer Date, Buyers shall use their reasonable best efforts to see that any necessary applications are promptly made and to secure the necessary visa, permit, pass or other approval. Buyers shall comply with all Applicable Laws relating to the offers of employment to, and continuation of employment of, the Business Employees on and after the Effective Time.

(g)    Transferred Entity Plans and Seller Plans for Transferred Business Employees. Each Transferred Entity Plan, and the related plan instrument and all related obligations and Liabilities (including all assets, benefits, compensation and claims under each such Transferred Entity Plan), shall remain with the Transferred Entity after the Effective Time, and such Transferred Entity Plan shall remain applicable to the Transferred Entity Business Employees (and their beneficiaries and dependents, and former employees and directors of the Transferred Entity and their legal predecessors).  With respect to each other Seller Plan applicable to the Transferred Entity Business Employees and Transferring Non-U.S. Employees immediately prior to the Effective Time, Buyers or their respective Affiliates shall establish such Plan documentation and arrangements as may be necessary to provide substantially similar benefits in the aggregate (or, if required by Applicable Law, mirror benefits) applicable to such individuals (and their respective beneficiaries and dependents) as of immediately after the Effective Time, and Buyers and their Affiliates shall be solely responsible for all benefits, compensation and claims that accrue or are incurred under each such Plan after the Effective Time. Section 6.6 provides for the application of these provisions with respect to certain of the Pension Plans.
(h)    Facilities Guarantee. For a period of one (1) year from the Closing Date, Buyers shall, and shall cause their Affiliates to, maintain the Business Facilities (the “Facilities Guarantee”) and not lay off more than ten percent (10%) of the employees at any of these facilities as of the Closing Date for operational reasons (the “Employment Guarantee”). Buyers and their Affiliates may deviate from the Employment Guarantee in the event of unforeseen external events that result in a material loss of production (for example, the occurrence of financial crises, the loss of significant customer orders or an unavoidable discontinuation of product lines). In the event that Buyers or their Affiliates transfer the Business Facilities to another Person that is not an Affiliate of Buyers during such one-year period, then Buyers shall require such Person to comply with the provisions of this Section 6.1(h).
6.2    Post-Closing Compensation Generally.
(a)    As of the Transfer Date of any Transferred Employee, such Transferred Employee shall cease active participation in the Seller Plans (other than the Transferred Entity Plans), except as otherwise provided in this ARTICLE 6, or under the Transition Services Agreement.  Except as otherwise provided in this ARTICLE 6, from the Effective Time through the two (2) year anniversary of the Closing Date (“Compensation Continuation Period”), Buyers shall provide, or shall cause its Affiliates to provide, to each Transferred Employee base salary or wages, commission opportunities, and target bonus and, if such Transferred Employee is eligible for long-term incentive opportunities  with any Seller or any of Sellers’ Affiliates, long-term incentive opportunities not less favorable in the aggregate than the base salary or wages, commission opportunities, and target bonus and long-term incentive opportunities provided to such Transferred Employee immediately prior to such employee’s Transfer Date (but excluding any compensation increase that may occur after the date of this Agreement outside of the ordinary course, and any transaction, retention or similar bonus); provided that nothing in this Agreement shall require Buyers to continue, or cause any of its Affiliates to continue, to employ any Transferred Employee.  Notwithstanding the foregoing and except as otherwise provided in this ARTICLE 6, Buyers, their Affiliates and the Transferred Entity shall, from and after the Effective Time, comply with Applicable Law and the terms and conditions of employment of any (a) Transferred Employee who has an employment agreement (that is not an Excluded Contract) with any Seller or any of Sellers’ Affiliates shall be substantially similar and overall no less favorable to such Transferred Employee as the terms and conditions therein, and (b) Transferred Entity Business Employee who has an employment agreement shall be governed by the terms of such employment agreement.

(b)    Except as otherwise provided in Section 6.2(b) of the Seller Disclosure Schedule or this ARTICLE 6, and except to the extent that the Transferred Employees are to be covered under any Seller Plan pursuant to the Transition Services Agreement, during the Compensation Continuation Period, Buyers shall also offer and maintain, or shall cause their Affiliates to offer and maintain, for the benefit of each Transferred Employee, employee benefits having a value in the aggregate which is at least substantially as great as the value of the employee benefits at levels as are made available under Plans covering similarly situated employees of Buyers and their Affiliates from time to time and consistent with the then-current, generally applicable features of such Plans (taking into account service as provided under Section 6.3 and disregarding any historical, grandfathered or similar transitional or special provisions); provided that, for purposes of determining whether the Transferred Employees are similarly situated to employees of Buyers and their Affiliates, Buyers’ reasonable classification of employees into relevant categories, including hourly and salaried, shall control.
6.3    Service Credit. Except as otherwise provided in this ARTICLE 6, for purposes of eligibility to participate and vesting (but not benefit accrual or level of benefits, except with respect to Transferred Entity Plans, vacation, severance and short-term disability benefits, or otherwise specifically provided below) under the Plans of Buyers and their Affiliates providing benefits to any Transferred Employee at any time after the Effective Time (the “New Plans”, which, for the avoidance of doubt, include the Transferred Entity Plans), each Transferred Employee shall be credited with his or her years of service with Sellers and their Affiliates (and any predecessors) before such employee’s Transfer Date, to a similar extent as such Transferred Employee was entitled, before the Effective Time to credit for such service under any comparable Seller Plan in which such Transferred Employee participated immediately before the Effective Time (such Seller Plans, collectively, the “Old Plans”), provided that, Buyers and their Affiliates shall have the discretion to credit such service in a manner (i.e., on an hourly basis or elapsed time basis) applicable under the New Plans had such service been performed with Buyers or their Affiliates and except to the extent such service credit would result in any duplication of benefits or retroactive contribution. In addition, and without limiting the generality of the foregoing, (a) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, commencing at the later of the Effective Time or the time that coverage under such Old Plan ceases (including under the Transition Services Agreement); (b) for purposes of each self-funded New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyers and their Affiliates shall cause there to be waived any pre-existing condition exclusion, and waiting period with respect to participation and coverage under any such health benefit plan in which such Transferred Employees may be eligible to participate after the Closing and give effect, in determining any deductible, coinsurance and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, each Transferred Employee during the applicable plan year in which the Transfer Date occurs, provided (i) that Sellers and their Affiliates provide all data reasonably requested by Buyers and their Affiliates to Buyers and their Affiliates within ten (10) Business Days of the later of the date of the request and the Transferred Employee’s Transfer Date, and (ii) that such Transfer Employee and dependents were enrolled in comparable Seller Plans as of the Transfer Date; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits nor any refunds in amounts already paid. To the extent that Buyers and their Affiliates maintain any fully insured health benefit plan, Buyers shall use reasonable efforts to obtain the agreement of any applicable insurance carrier under the relevant insurance contract for each health benefit plan of Buyers and their Affiliates in which the Transferred Employees become participants to comply with the immediately preceding sentence.

6.4    Welfare Benefits Generally. Except as otherwise provided in this ARTICLE 6, with respect to Transferred Employees, (a) Sellers and their Affiliates shall be solely responsible for (i) claims for welfare benefits that are incurred under the Seller Plans (excluding any Transferred Entity Plans) by or with respect to any Transferred Employees before his or her Transfer Date, (ii) claims for workers’ compensation that are incurred by or with respect to any Transferred Employees before his or her Transfer Date, (iii) claims relating to health continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA Coverage”) attributable to “qualifying events” with respect to any Transferred Employees and his or her beneficiaries and dependents that occur before such Transferred Employees Transfer Date and (iv) claims for retiree medical or retiree life benefits arising under the Seller Plans (excluding any Transferred Entity Plans) regardless of when incurred, and (b) Buyers and their Affiliates shall be solely responsible for (i) claims for welfare benefits that are incurred under the New Plans by or with respect to any Transferred Employees on or after his or her Transfer Date, (ii) claims for workers’ compensation that are incurred by or with respect to any Transferred Employees on or after his or her Transfer Date, and (iii) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employees and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, (A) a claim for welfare benefits shall be considered incurred as follows: (x) disability, life, accidental death and dismemberment, and business travel accident insurance benefits, upon the death, accident or other event giving rise to such benefits and (y) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies and (B) a workers’ compensation claim shall be considered incurred before the applicable Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date, but only if such claim is actually filed before the first anniversary of such Transfer Date. In the case of a workers’ compensation claim relating to an injury or condition that occurred over a period both preceding and following the Transfer Date, subject to the immediately preceding sentence, the claim shall, except to the extent inconsistent with Applicable Law or any applicable workers’ compensation insurance policy, be the joint responsibility of Sellers, on the one hand, and Buyers, on the other hand, and be equitably apportioned between them based upon the relative periods of time that the condition or injury transpired preceding and following the Transfer Date. In addition, Seller shall provide certain Transferred Employees identified on Section 6.4 of the Seller Disclosure Schedule with the benefits described therein. Notwithstanding any provision of this Agreement to the contrary, nothing herein shall prohibit any Seller (or Buyers, as applicable), from amending, modifying or terminating any of their respective post-retirement welfare plans or prevent the application of any such amendment, modification or termination to any Transferred Employee; provided that no such amendment shall treat the Transferred Employees in materially less favorable a manner than similarly situated former employees of such Seller (or current or former employees of Buyers, as applicable).

6.5    Vacation and Other Leave. Except as otherwise provided in this ARTICLE 6 or Exhibit K, from and after the Transfer Date for each Transferred Employee, Buyers shall credit to such Transferred Employee under the applicable vacation or paid time off program of Buyers all unused vacation days of such Transferred Employees that accrued prior to the applicable Transfer Date, provided however, that Seller and Buyers shall comply with any Applicable Law that mandates other treatment.
6.6    Seller Plans Generally.
(a)    Except with respect to Transferred Entity Plans or as otherwise expressly provided herein, Sellers will retain all liabilities and obligations under Seller Plans and no assets or liabilities of any Seller Plan will be transferred to any Plan maintained by Buyers. Except as otherwise expressly provided herein or under the Transition Services Agreement, no Transferred Employee shall accrue any benefits under any Seller Plans in respect of Service with Buyers or any of their Affiliates after such employee’s Transfer Date.
(b)    Section 6.6(b) of the Seller Disclosure Schedule lists all company pension provided by any Global Affiliate (and through its respective pension vehicles, including, but not limited to, Nestlé Versorgungskasse GmbH (reinsured benevolent fund – rückgedeckte Unterstützungskasse), Nestlé Pensionsfonds AG and Nestlé Pensionskasse VVaG) immediately prior to the Effective Time. With respect to the company pensions listed on Section 6.6(b) of the Seller Dislcosure Schedule, Sellers and Buyers agree that the continuation of company pension is not possible. Claims of Transferred Employees among the Transferred Entity Business Employees and Transferring Non-U.S. Employees until the Effective Time shall remain with the respective Global Affiliate. Sellers shall provide Buyers with the necessary information to enable Buyers or their respective Affiliates to replace company pension pursuant to the foregoing.
6.7    Rollovers to U.S. Tax-Qualified Savings/401(k) Plan. If permitted by the applicable tax-qualified savings/401(k) defined contribution plan of Buyers (“Buyer Tax-Qualified Savings/401(k) Plan”) and subject and in accordance with the terms and conditions of such Buyer Plan and applicable law, the Buyer Tax-Qualified Savings/401(k) Plan may permit Transferred Employees to make a direct rollover contribution of their cash account balances and rollovers of any outstanding loans (but no other in‑kind assets) in the Seller’s defined contribution plan to the applicable Buyer Tax-Qualified Savings/401(k) Plan.
6.8    Severance. During the Compensation Continuation Period, if Buyers terminate the employment of any Transferred Employee without cause, subjects any Transferred Employee to any indefinite lay-off (including any lay-off anticipated to last at least three (3) months), conditions continued employment on such employee’s agreement to work at a job site that is more than thirty-five (35) miles from the location of the job site immediately prior to such employee’s Transfer Date, or if a Business Employee fails to become a Transferred Employee due to a failure of Buyers to satisfy the requirements of this ARTICLE 6, Buyers shall pay to such Transferred Employee (or Business Employee) cash severance in an amount equal to the greatest of (a) the severance pay due under the applicable severance plan of Buyers and their Affiliates for similarly situated employees of Buyers and their Affiliates (pursuant to such plan’s terms as provided to Sellers on or prior to the date hereof), (b) in the case of salaried Transferred Employees, base salary for a number of weeks equal to two (2) weeks for each year of service, subject to a minimum of eight (8) weeks and a maximum of fifty-two (52) weeks, and (c) in the case of hourly Transferred Employees full-time wages for a number of weeks equal to one (1) week for each year of service, subject to a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. The level of severance benefits a terminated Transferred Employee is entitled to receive pursuant to clauses (a) through (c) of the preceding sentence shall be determined by taking into account such employee’s service with the applicable Seller and their Affiliates (and any predecessor) prior to such employee’s Transfer Date and such employee’s service with Buyers and their Affiliates on and after such employee’s Transfer Date. (In addition, for the avoidance of doubt, if any Transferred Employee terminates for Good Reason as defined in the applicable Buyers’ severance plan, Buyers and their Affiliates will provide such Transferred Employee any severance benefits due under such plan.) As of and following the applicable Transfer Date, Buyers and their Affiliates shall be solely liable with respect to the Business Employees for all severance and termination pay and benefits continuation, and any other notice, pay in lieu of notice, pay, benefits or compensation that is required by Applicable Law, and shall indemnify and hold harmless Sellers and their Affiliates with respect to all such liabilities, obligations and commitments. Notwithstanding any provision of this Section to the contrary, except as otherwise required by Applicable Law, no Business Employee will be entitled to any of the severance or separation benefits pursuant to this Section unless and until such Business Employee executes a release of claims in favor of Sellers, Buyers and each of their respective Affiliates and each of their respective predecessors, successors, parents and Affiliates, and their respective present and former officers, directors, employees and agents, and such release has not been revoked by such employee during any applicable revocation period following execution, and such severance or separation benefits may be subject to such other reasonable or customary terms as are applicable to similarly situated employees of Buyers and their Affiliates from time to time.
6.9    Salary and Wages. Sellers and their Affiliates shall retain liability for payment of base salary, wages, overtime pay, change in control payments and payroll taxes due, owing and accrued for each Transferred Employee (excluding Transferred Entity Employees) prior to such Transferred Employee’s Transfer Date, and Buyers and their Affiliates shall assume responsibility for payments of base salary, wages and overtime pay to each Transferred Employee accruing on or after such Transferred Employee’s Transfer Date and each Transferred Entity Employee as of any date.  Seller shall make a prorated annual bonus payment to each Business Employee (other than Transferred Entity Business Employees) who remains employed immediately prior to the Closing Date, the amount of which shall be based on applicable annual bonus amounts described in the next sentence (if any, pro-rated using any good faith methodology, including, without limitation, based on compensation earned or paid during the year in which the Closing occurs prior to the Effective Time, or based on the number of days in the year in which the Closing occurs prior to the Effective Time).  Seller may determine the annual bonus amount using any good faith methodology (which need not be the same for each Business Employee), including, without limitation, by basing such amount upon target bonus or upon actual performance.  Such prorated bonuses shall be paid no later than the date on which Seller pays annual bonuses to similarly situated employees of Seller and its Affiliates.

6.10    WARN Act. Buyers shall assume liability for, and shall fully indemnify and hold harmless Sellers and their Affiliates with respect to, any Liabilities incurred by Sellers and their Affiliates pursuant to the Workers Adjustment and Retraining Notification Act (and any similar Applicable Law with respect to any “plant closing” or “mass layoff” or group or individual termination) in connection with any Business Employee, to the extent such liability arises from actions of Buyers and their Affiliates on or after the Effective Time. Sellers shall retain liability for, and shall fully indemnify and hold harmless Buyers and their Affiliates with respect to, any liabilities incurred by Buyers and their Affiliates pursuant to the Workers Adjustment and Retraining Notification Act and any similar Applicable Law in connection with any Business Employee or other employee, to the extent such liability arises from actions of Sellers and their Affiliates prior to the Effective Time.
6.11    Treatment of Transaction under Code Section 409A. For purposes of Seller Plans and employment agreements which constitute or include “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code, the purchase and related transactions contemplated under this Agreement shall constitute a separation from service of the Transferred Employees who participate therein.
6.12    Agreement Is Not a Plan Amendment. Notwithstanding any provision of this Agreement to the contrary, the terms of this ARTICLE 6 are not intended to, and do not, constitute (i) an amendment to any Old Plan or New Plan or any other Plan of any Seller, Buyer or any of any of their respective Affiliates, (ii) a promise or commitment to any current or former employees or participants under any Old Plan or New Plan or any other Plan of such Seller, Buyer or any of any of their respective Affiliates, (iii) the establishment of any new Plan of such Seller, Buyer or any of their respective Affiliates, (iv) a promise or commitment to any current or former employees of the Business to provide or continue any benefits under any Old Plan or New Plan or any other Plan of such Seller, Buyer or any of any of their respective Affiliates, or (v) a limitation on the authority of Sellers or Buyers or any of their respective Affiliates to amend or terminate any Old Plan or New Plan or any other Plan of such Seller, Buyer or any of their respective Affiliates. Nothing in this Agreement, express or implied, shall be interpreted to confer upon any of the current or former employees of the Business or any Plan participants (including the Transferred Employees) any rights or remedies as third-party beneficiaries under this ARTICLE 6.
ARTICLE 7
MUTUAL COVENANTS OF THE PARTIES
7.1    Regulatory Approvals; Consents; Filings.

(a)    Each of Buyers and Sellers shall use reasonable best efforts to (i) take, or cause to be taken, any and all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, (ii) obtain from Governmental Authorities any Consents or Orders required to be obtained or made by Buyers, Sellers or any of their respective Affiliates, or to avoid any Proceeding by any Governmental Authority (including, without limitation, those in connection with the Antitrust Laws, in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (iii) make or cause to be made the applications or filings required to be made by Buyers, Sellers or any of their respective Affiliates under or with respect to the Antitrust Laws or any other Applicable Laws in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and, with respect to the Antitrust Laws, within ten (10) Business Days after the date of this Agreement, (iv) comply at the earliest practicable date with any request under or with respect to the Antitrust Laws and any such other Applicable Laws for additional information, documents or other materials received by Buyers, Sellers or any of their respective Affiliates from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the other transactions contemplated by this Agreement and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (A) any filing under or with respect to the Antitrust Laws or any such other Applicable Laws, and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of Buyers, on the one hand, and Sellers, on the other hand, shall, and shall cause their respective Affiliates to, furnish to the other party all information reasonably necessary for any such application or other filing to be made in connection with the transactions contemplated by this Agreement. Each of Buyers, on the one hand, and Sellers, on the other hand, shall promptly inform the other of any communication with any Governmental Authority regarding any such application or filing. If a party hereto intends to independently communicate, participate in any meeting or come to any agreement with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of, and the opportunity to participate in, to the extent not prohibited by Applicable Law, such communication, meeting or agreement. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings and Proceedings under or relating to any such application or filing.
(b)    Each of Buyers, on the one hand, and Sellers, on the other hand shall promptly notify the other in writing of any pending or, to the knowledge of Buyers or Sellers (as the case may be), threatened Proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of such transactions.

(c)    Buyers shall, and shall cause their Affiliates to, take any and all steps necessary to (i) cause the expiration of the notice periods under or with respect to the Antitrust Laws and any other Applicable Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (ii) promptly resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement or the Ancillary Agreements. Buyers shall not extend any waiting period under the Antitrust Laws (by pull and refile, or otherwise) or any other foreign Applicable Laws or enter into any agreement with the Federal Trade Commission, the Department of Justice Antitrust Division or any other Governmental Authority not to consummate the transaction contemplated by this Agreement, except with the prior written consent of Sellers. In connection therewith, if any Proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement or the Ancillary Agreements as violative of any Applicable Law, Buyers shall, and shall cause its Affiliates to, cooperate with Sellers and take any and all necessary steps to contest and resist, except insofar as Buyers and Sellers may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement. Buyers shall permit Sellers to participate in the defense of such Proceeding with counsel of its choosing. In furtherance and not in limitation of the foregoing, Buyers shall, and shall cause their Affiliates to, cooperate in good faith with all Governmental Authorities and undertake promptly any and all actions required to lawfully complete the transactions contemplated by this Agreement, including proffering and consenting to any and all Orders, conditions or requirements (including but not limited to court orders) to divest, hold separate or otherwise take or commit to any action with respect to any assets or lines of business of Buyers or their Affiliates or the Transferred Assets, the Shares or the Business (without, for the avoidance of doubt, any adjustment to the Purchase Price); provided that any such action may be conditioned upon the consummation of the Closing. The entry by any Governmental Authority in any Proceeding of an Order requiring any of the assets or lines of business of Buyers or their Affiliates or the Business, the Shares or the Transferred Assets to be divested, held separate, or otherwise be legally or commercially limited thereafter shall not be deemed to constitute or result in a breach of any representation, warranty or covenant in this Agreement or a failure of any closing condition to be satisfied.
(d)    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall give Buyers, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, Sellers and their applicable Affiliates shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Business.
7.2    Publicity. Sellers and Buyers agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by a party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except (a) as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall have given, to the extent reasonably possible, not less than two (2) Business Days’ prior notice to the other party, and shall have attempted, to the extent reasonably possible, to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, (b) in the case of any Seller, if it provides, to the extent reasonably possible, not less than two (2) Business Days’ prior notice to Buyers, and shall have attempted, to the extent reasonably possible, to allow Buyers reasonable time to comment on such release or announcement in advance of such issuance, (c) Sellers and Buyers shall prepare a mutually acceptable press release or releases concerning the transactions contemplated hereby for dissemination upon signing of this Agreement and (d) Sellers or Buyers may respond to questions from analysts or news reporters to the extent that such responses are consistent with public releases or announcements previously disclosed in accordance with this Section 7.2.

7.3    Access to Information. After the Closing, upon reasonable notice, Buyers, on the one hand, and Sellers, on the other hand, agree to cooperate with and afford or cause to be afforded to each other and their Representatives reasonable access, during normal business hours, to the personnel (without substantial disruption of employment), properties, books and records (including, without limitation, the Excluded Books and Records, but excluding confidential transfer pricing information), Contracts, and information and commitments relating to the Business, the Business Facilities, the Shared Facilities or the Transferred Entity or the real property and/or improvements, as applicable, leased pursuant to the Real Property Leases that are necessary or useful in connection with: (a) the filing of any Tax Return or claim for refund determining a Liability for Taxes or a right to refund of Taxes or in conducting any Tax audit or other Proceeding; (b) any Proceeding or investigation; or (c) any other matter requiring any such personnel, properties, books and records, Contracts, information or commitments for any reasonable business purpose; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyers or Sellers and documents requested by Buyers or Sellers shall require a reasonable business purpose and shall be limited to those documents that reasonably relate to such purpose; provided, further, that in no event will Sellers be required to provide any consolidated or combined income Tax Returns or any other Tax documentation or information which Sellers determine in good faith to be confidential. In the event that documents requested by a party include information relating to the Business and other businesses, then the other party shall be permitted to redact the information relating to the other businesses in such documents. The party requesting such personnel, properties, books and records, Contracts, information or commitments shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such personnel, properties, books and records, Contracts, information or commitments. All information received pursuant to this Section 7.3 shall be subject to the provisions of Section 5.10, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other Proceeding.
7.4    Bulk Sales Waiver. Buyers and Sellers hereby waive compliance with the terms and conditions of any applicable bulk sales law or similar laws that may be applicable to the sale or transfer of the Transferred Assets, and Buyers acknowledges that Sellers will not make any filing with respect thereto.
7.5    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein (including, without limitation, ARTICLE 5 and ARTICLE 8).
7.6    Tax Matters.

(a)    Allocation of Certain Taxes. In the case of any Straddle Period, (i) Property Taxes for the portion of the Straddle Period in the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Excluded Liability and (ii) Property Taxes for the portion of the Straddle Period in the Post-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Post-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and shall be an Assumed Liability. Sellers shall bear the Property Taxes with respect to the Transferred Assets for the portion of the Straddle Period in the Pre-Closing Tax Period, and Buyers shall bear the Property Taxes with respect to the Transferred Assets for the portion of the Straddle Period in the Post-Closing Tax Period. Buyers shall prepare and timely file any Tax Return that is required to be filed in respect of Property Taxes described in this Section 7.6(a); provided, that no later than twenty (20) days prior to filing any such Tax Return, Buyers shall deliver a draft of such Tax Return to Sellers for Sellers’ review and comment, and Buyers shall cause all reasonable comments provided by Sellers to be reflected on such Tax Return prior to filing. To the extent any such Taxes paid by Buyers (or any refunds of Taxes received by Buyers) are allocable to the Pre-Closing Tax Period, or any such Taxes paid by Sellers (or any refunds of Taxes received by Sellers) are allocable to the Post-Closing Tax Period, Buyers, on the one hand, or Sellers, on the other hand (as applicable), shall pay to the other party such proportionate amount promptly after the payment of such Taxes (or the receipt of any such refund).
(b)    Transfer Taxes. Subject to Section 1.2(d), all transfer, sales, use, retail sales, excise, transfer, recording, privilege, documentary, registration, conveyance, real estate transfer, excise, license, stamp, stamp duty or similar Taxes, arising out of, in connection with or attributable to the transactions contemplated by this Agreement and the Ancillary Agreements (but excluding VAT) (collectively, “Transfer Taxes”) shall be paid and borne one-half by Sellers, jointly and severally, and one-half by Buyers in accordance with Applicable Law. The party who is responsible by Law for the payment of any Transfer Taxes shall be responsible for preparing and timely filing any Tax Returns required to be filed in connection with such Transfer Taxes; provided that the other Party will furnish, or cause to be furnished, to the filing Party, upon reasonable request, as promptly as reasonably practicable, such information and assistance as is reasonably necessary for the filing of such Tax Returns.
(c)    German Tax Returns. After the Closing Date, United States Buyer shall be responsible for preparing and timely filing any Tax Returns required to be filed by the Transferred Entity in connection with any Taxes relating to (i) Tax periods (Veranlagungszeitraum, Erhebungszeitraum, Besteuerungszeitraum, etc.) ending prior to or on the Closing Date and (ii) Straddle Periods (together “German Tax Returns”). United States Buyer shall ensure that:
(i)    any German Tax Returns are filed when due and in accordance with applicable laws;
(ii)    at Sellers’ expense, Sellers’ and/or Sellers’ Representatives are involved in the preparation of any German Tax Return;
(iii)    any German Tax Returns are forwarded at least fifteen (15) Business Days prior to filing to Sellers for review and comments (to the extent there is reasonably sufficient time for the preparation between the Closing Date and the due date for the filing);

(iv)    any German Tax Returns are not filed without the prior written consent of Sellers and shall be amended in accordance with Sellers’ instructions; and
(v)    any German Tax Returns are not amended or changed without the prior written consent of Sellers with such approval not to be unreasonably withheld, except, in the cases of clauses (iv) and (v) above, to the extent United States Buyer can prove that a filing or an amendment differing from Sellers’ instructions is required by mandatory law or does not relate to Sellers’ liability. In the cases of clauses (iv) and (v) above, Sellers shall be required to respond to any request for consent within ten (10) Business Days after such request is made by United States Buyer. After the expiration of such period without any response Sellers’ consent shall be deemed to have been given.
(d)    Required Notices. Each of Buyers, on the one hand, and Sellers, on the other hand, shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audits or assessments that reasonably may be expected to relate to or give rise to a Lien on the Transferred Assets, the Shares or the Business, that challenges the allocation schedule determined under Section 1.8 or that reasonably may be expected to give rise to a claim for indemnification under this Agreement.
(e)    Tax Refunds. Any (i) refunds of Taxes with respect to the Business or the Transferred Assets received by Buyers and (ii) refunds of Taxes received by the Transferred Entity, in each case whether realized by receipt of cash payment or cash-equivalent (for the avoidance of doubt, including by claiming a credit or similar benefit), which relate to any Pre-Closing Tax Periods (“Tax Refunds”) shall be paid by Buyers to the applicable Seller. Buyers shall take at Sellers’ expense any action reasonably requested by Sellers to claim any such Tax Refunds.
(f)    VAT. This Section 7.6(f) does not apply to any obligations in respect of Australian good and services tax (“GST”) which is dealt with exclusively in the Australian Asset Transfer Agreement. In this Section, the term “VAT” does not include GST. The Purchase Price shall be exclusive of any VAT chargeable in relation to Sellers’ sale of the Transferred Assets. Sellers shall provide Buyers with a valid VAT invoice in respect of the sale of the Transferred Assets that are subject to VAT promptly following the Closing. Buyers shall pay any VAT set forth on such invoice as due, in addition to the Purchase Price, following its receipt of such invoice but in no event less than three (3) Business Days before payment of such VAT is due to the Governmental Authority. Should any later adjustment be made to the Purchase Price, the allocation thereof or otherwise such that the VAT amount due is (i) increased, Sellers shall provide Buyers with a valid VAT invoice for the increase (or shall cancel the original valid VAT invoice and issue a new valid VAT invoice showing the increased total VAT amount) and Buyers shall promptly pay to Sellers an amount equal to the increase in the applicable VAT; or (ii) reduced, Sellers shall provide Buyers with a valid credit note for the reduction (or shall cancel the original valid VAT invoice and issue a new valid VAT invoice showing the reduced total VAT amount) and Sellers shall promptly pay to Buyers an amount equal to the reduction in the applicable VAT.

(g)    Code Section 338(g) Election. Buyers and their Affiliates reserve the right, in their sole discretion, to make an election under Section 338(g) of the Code with respect to the Transferred Entity.
7.7    Accounts Receivable. Sellers shall be entitled to the collection and receipt of all Accounts Receivable arising from the conduct of the Business prior to the Effective Time and Buyers shall be entitled to collection and receipt of all Accounts Receivable arising from the conduct of the Business thereafter. Sellers and Buyers shall cooperate in good faith in order to ensure that Sellers receive payment of the Accounts Receivable arising from the conduct of the Business prior to the Effective Time and that Buyers receive payment of Accounts Receivable arising thereafter. To the extent that either Buyers, on the one hand, or Sellers, on the other hand, receive payment of Accounts Receivable owned by the other party, Buyers and Sellers agree to promptly (within twenty (20) Business Days) remit the proceeds to the designated bank account of Sellers or Buyers, as appropriate. Sellers may direct all trade debtors to make payment on such Accounts Receivable arising from the conduct of the Business prior to the Effective Time to Sellers’ specified address and/or account.
7.8    Computers. After the Closing, Buyers shall, and shall cause their Affiliates to, provide reasonable assistance to Sellers and their Affiliates to delete or transfer any confidential data relating to any business of Sellers or their Affiliates other than the Business that is stored on Computers that are Transferred Assets.
7.9    Transition Services.
(a)    Between the date of this Agreement and the Closing Date, the parties shall negotiate in good faith to finalize the Transition Services Agreement, including, without limitation, the list of Transition Services (as defined in the Transition Services Agreement) set forth on Annex A to the Transition Services Agreement. During such period, the parties also shall negotiate in good faith regarding an implementation plan for the Transition Services, including, without limitation, the scope of services, term and target termination dates for such Transition Services. The parties hereby acknowledge and agree that certain services included in the Transition Services will differ from those services provided to the Business as of the Closing Date, but that the Transition Services shall not include the Excluded Services. The parties intend for the price for the Transition Services to equal the allocated cost to provide the Transition Services (with no profit margin or allocations for matters classified by Sellers as corporate overhead, human resources or management overlays) that Sellers or their Affiliates would charge to other of their Affiliates (or divisions thereof) for the same or comparable services (“Agreed Price”).

(b)    The parties shall use all efforts to work together and cooperate with one another to promptly reach a mutual agreement on the final Transition Services Agreement and Annex A thereto after the date of this Agreement, including, without limitation, by (i) holding meetings, including face-to-face meetings at mutually acceptable locations, as often as necessary to discuss the scope of the Transition Services and the Agreed Price, (ii) dedicating sufficient personnel, time and resources to forming a plan for implementation of the Transition Services, (iii) in the event of any difficulties, developing reasonably acceptable work-around solutions to information technology or other issues impacting the implementation of the Transition Services, (iv) elevating any disagreements regarding the Transition Services Agreement, the scope of the Transitions Services or the Agreed Price to appropriate executive members of management for resolution and (v) devoting appropriate senior management attention to the completion of good faith negotiations of the Transition Services Agreement and Annex A thereto. In furtherance of the foregoing, each party shall make appropriate executive members of management available to devote their efforts and expertise in a timely manner to resolving any disagreements in a mutually satisfactory manner. The parties acknowledge and agree that the intent of each party and the purpose of the Transition Services Agreement is to develop mutually acceptable reasonably satisfactory solutions for all transition services necessary for an orderly transition of the Business with a “go live” date of no later than March 31, 2015 for Buyer’s own SAP environment that will be used for the Business in North America and to consummate the transactions contemplated herein. Further, each party hereto acknowledges that the other parties hereto are relying on such intent in entering into this Agreement.
(c)    In furtherance of the foregoing, on or before February 28, 2014, Sellers will deliver to Buyer:
(i)    the initial version of the “simplified clone” which is basically an electronic copy of all data (including master data) exclusively of the Business plus, in electronic format (e.g., excel spreadsheet), configurations, enhancements/customizations, interfaces, business intelligence, reports, documentation, test scripts and complementary applications used in Sellers’ SAP environment other than those which Sellers, in good faith, deem competitive or proprietary (“Proprietary Systems”). In the case Sellers identify Proprietary Systems and does not provide such capabilities to Buyers, Sellers will request SAP to identify the standard solution for such capability to ensure that the end-to-end business process impacted is functioning and includes, without limitation: master data (customers, material, vendors) lifecycle management, order-to-cash, customer returns and refusals, procure to pay, planning to produce (with APO if Buyers decide to include), factory asset maintenance management, asset lifecycle management and financial accounting – GL, AP, AR.
(ii)    a complete list of custom development objects used by the Business (reports, interfaces, conversions, enhancements/customizations, and forms (RICEF) classified in one of the following categories: (A) mandatory objects required to support standard configuration (those that must be in place for the standard configuration solution to work) that will be provided pursuant to the Transition Services Agreement; (B) optional objects that potentially could be replaced by standard SAP functionality, and (C) excluded information technology items that Sellers are proposing will not be provided (the extent and nature of which to be negotiated by the parties), and
(iii)    such other items as the parties may mutually agree are necessary by such date to facilitate the implementation plan for the Transition Services.
(d)    The final Annex A to the Transition Services Agreement describing the Transition Services to be initially performed by Sellers will be attached to the definitive form of such agreement executed at Closing.

(e)    Exhibit Q sets forth Sellers’ initial estimates of the pricing for certain of the Transition Services based upon the parties’ discussions prior to the date of this Agreement (it being understood that as of the date of this Agreement the parties have not yet agreed upon the final scope of the Transition Services). The pricing described on Exhibit Q will form the basis of the parties’ discussions to complete negotiations of the pricing of the Transition Services after the date of this Agreement. Within fifteen (15) days of an agreement between the parties as to the scope of Transition Services not listed on Exhibit Q, Sellers shall deliver to Buyer a written statement setting forth Sellers’ good faith estimate of the Agreed Price for each Transition Service. The good faith estimate will be based on current usage levels, and will be informed by discussions with Buyer who will qualitatively describe any desired changes or clarifications to the Transition Services or additional services to be required under Annex A (such changes not to include Excluded Services). Sellers will disaggregate its estimate of the Agreed Price into (i) third party costs and (ii) Sellers costs including overhead allocations. With such good faith estimate, Sellers will provide reasonable detail concerning these calculations. Within fifteen (15) days of delivery of such good faith estimate, Buyer may dispute any such good faith estimates. If Buyer should so dispute the good faith estimate, the parties will negotiate in good faith prior to Closing to resolve such dispute.
(f)    Sellers will be responsible for any Consent fees to third party or licensors to obtain licenses required to provide the Transition Services. Notwithstanding the foregoing: (i) Buyer will provide the information technology hardware and systems, applications and products (SAP) standard enterprise resource planning (ERP) software to build and configure the simplified clone; and (ii) Buyer will (A) reimburse Sellers for one hundred percent (100%) of the reasonably incurred clone costs incurred by Sellers and (B) pay or reimburse Sellers, as applicable, for fifty percent (50%) of other reasonably incurred one time setup and exit costs identified in Exhibit Q. From time to time throughout the simplified clone and transition process, Buyer and Sellers will consult and confer with regard to (1) the services to be performed with regard thereto, (2) who will provide such services and (3) any costs to be incurred related thereto.
(g)    Pursuant to the Transition Services Agreement, Buyers shall license to Sellers or their Affiliates the portion of the Australian Facility currently used by Nestlé Health Science for up to the remaining term of the Transferred Leases for the Australian Facility, and subject to other terms to be agreed.
(h)    Neither Sellers nor their Affiliates shall be required to comply with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, although, notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 7.3), Sellers and their Affiliates agree that their internal controls may be subject to testing in connection with the audit of Parent’s financial statements.
7.10    Manufacturing Agreements and Secondment Agreement. Between the date of this Agreement and the Closing Date, the parties shall negotiate in good faith to finalize the Buyer Manufacturing Agreement, the Seller Manufacturing Agreement and the Secondment Agreement.

ARTICLE 8
INDEMNIFICATION
8.1    Survival of Representations and Warranties. The covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date. The representations and warranties contained in this Agreement and the Intellectual Property Purchase Agreement shall survive the Closing and shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that (a) the Fundamental Representations shall survive indefinitely, (b) the representations and warranties contained in Section 3.17 (Sufficiency of Assets) shall survive until the expiration of the Transition Services Agreement, (c) the representations and warranties contained in Section 3.16 (Taxes) shall survive until thirty (30) days after the expiration of the applicable statute of limitations, (d) the representations and warranties contained in Section 3.14 (Environmental Matters) shall survive until five (5) years after the Closing Date, (e) the representations and warranties contained in Section 4.1 (Intellectual Property) (other than the first sentence of Section 4.1(d) which is a Fundamental Representation) and Section 4.2 and Section 4.3(c) of the Intellectual Property Purchase Agreement shall survive for a period of two (2) years after the Closing Date. Notwithstanding the preceding sentence, (i) all Tax Claims under this ARTICLE  8 relating to Taxes due and payable by the Transferred Entity and/or by Nestlé Deutschland shall be time-barred separately for each individual claim after the expiration of six (6) months after the date of the final and binding assessment (formell und materiell bestandskräftige Festsetzung) of the relevant Tax; and (ii) all other Tax Claims under this ARTICLE 8 shall survive until thirty (30) days after the expiration of the applicable statute of limitations, and, from and after such date, no claim for indemnification for any such Tax Claim may be made hereunder. Notwithstanding the foregoing, if a good faith written claim for indemnification for breach of a representation or warranty is made hereunder prior to the end of the survival period, such representation or warranty shall survive, solely in relation to such claim, until such claim is resolved. The right to indemnification or other remedy based on such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty. Any written claim with respect to a breach of any covenant or other agreement in this Agreement to be performed at or prior to the Closing by Sellers or Buyers may be given at any time prior to the date that is six (6) months following the Closing Date and, from and after such date, no claim for indemnification for a breach of such a covenant or agreement may be made hereunder. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedies based on such representation, warranties, covenants and agreements. Any party providing indemnification pursuant to this ARTICLE 8 is referred to herein as an “Indemnifying Party” and any Person entitled to indemnification pursuant to Sections 8.2, 8.3, 8.4 or 8.5 is referred to herein as an “Indemnified Party”.
8.2    Indemnification by Sellers. From and after the Effective Time, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyers, their Affiliates (including the Transferred Entity) and each of their respective Representatives (each such Person, a “Buyer Indemnified Party”) from and against any and all Losses suffered or incurred by any Buyer Indemnified Party in connection with, arising out of, or resulting from:

(a)    any breach of or inaccuracy in any representation or warranty made by Sellers in ARTICLE 3 or in the Closing Certificate (or, if a Buyer Election is delivered and a Bring-Down Revival has not occurred, instead of the Closing Certificate, the Determination Date Certificate),
(b)    any breach of any covenant or agreement of Sellers made in this Agreement,
(c)    the Excluded Liabilities (including, for the avoidance of doubt, all Liabilities for Taxes described in clause (c) of the definition of Excluded Liabilities),
(d)    any Taxes payable by the Transferred Entity (including Taxes of another person for which the Transferred Entity is liable under Law or by contract) relating to the Pre-Closing Tax Period. To the extent that facts and circumstances exist which influence the amount of Tax or the Tax cannot be allocated either to the Pre-Closing Tax Period or the Post-Closing Tax Period, the respective Tax shall be allocated on a pro rata temporis basis on the Pre-Closing Tax Period and the Post-Closing Tax Period,
(e)    any Taxes relating to a Pre-Closing Tax Period payable by the Transferred Entity as a result of the termination of the Management Agreement pursuant to the Termination Agreement (Management Agreement); and any Taxes relating to a Post-Closing Tax Period payable by the Transferred Entity as a result of the termination of the Management Agreement pursuant to the Termination Agreement (Management Agreement) if and to the extent such Taxes are solely triggered by the termination of the Management Agreement pursuant to the Termination Agreement (Management Agreement) and are not a result of any action or election by Buyers or their Affiliates, and then only to the extent incremental to amounts that the Transferred Entity would have been obligated to pay in the absence of the termination of the Management Agreement pursuant to the Termination Agreement (Management Agreement),
(f)    the matters listed on Section 8.2(f) of the Seller Disclosure Schedule,
(g)    any Liability of the Transferred Entity under any Environmental Law to the extent arising out of its ownership or operation of any real property or facilities prior to the Effective Time,
(h)    any Liability of the Transferred Entity arising from the administrative proceedings for non-compliance with German or EU food laws pending as of the Closing Date, or
(i)    subject to Section 1.2(d), Transfer Taxes or Property Taxes to the extent they are the responsibility of Sellers pursuant to Section 7.6(a) or Section 7.6(b).
8.3    Indemnification by Buyers. From and after the Effective Time, Buyers, jointly and severally, shall indemnify, defend and hold harmless Sellers, their Affiliates (excluding the Transferred Entity) and each of their respective Representatives (each such Person, a “Seller Indemnified Party”) from and against any and all Losses suffered or incurred by any Seller Indemnified Party in connection with, arising out of, or resulting from:

(a)    any breach of or inaccuracy in any representation or warranty made by Buyers in ARTICLE 4 or in the certificate described in Section 2.3(c) (Closing Certificate),
(b)    any breach of any covenant or agreement of Buyers made in this Agreement,
(c)    the Assumed Liabilities,
(d)    any Taxes payable by Nestlé Deutschland which result from any action or non-compliance with the Tax cooperation procedures of Section 7.6(c) by Buyers or a Buyer Affiliate after Closing relating to the Pre-Closing Tax Period and the Transferred Entity without Sellers’ prior written consent unless otherwise required by Applicable Law, or
(e)    Transfer Taxes, Property Taxes or VAT to the extent that they are the responsibility of Buyers pursuant to Section 7.6(a), Section 7.6(b), or Section 7.6(f) and Taxes to the extent that they are the responsibility of Buyers pursuant to Section 1.2(d).
8.4    Indemnification for DPLTA. The parties agree in relation to the DPLTA that:
(a)    Buyers, jointly and severally, shall indemnify and hold harmless (freistellen) Nestlé Deutschland from and against any claims the Transferred Entity has against Sellers or any of their Affiliates with respect to the DPLTA; provided, that this shall not apply with regard to any claims that are subject to and are satisfied pursuant to Sections 5.5(e)(i) and (ii);
(b)    Buyers, jointly and severally, shall indemnify and hold harmless (freistellen) Nestlé Deutschland from (i) any claims by any third parties to be granted collateral and (ii) any related obligations and liabilities incurred by Nestlé Deutschland as a result of the termination of the DPLTA based on Section 303 German Stock Corporation Act (AktG);
(c)    if it is determined by way of tax audit (Betriebsprüfung) or by any other tax examination or any final judgment by a competent court which becomes binding upon the Transferred Entity that the actual profit or loss, as the case may be, for any period until and including the Short Fiscal Year end differs from the profit or loss as determined in any applicable financial statements of the Transferred Entity for periods preceding the Short Fiscal Year, (i) in case such difference leads to a loss compensation claim of the Transferred Entity against Nestlé Deutschland, Buyers shall, upon receipt of such loss compensation payment by the Transferred Entity from Nestlé Deutschland, repay a corresponding amount to Nestlé Deutschland; and (ii) in case such difference leads to a profit transfer claim of Nestlé Deutschland against the Transferred Entity, Nestlé Deutschland shall, upon receipt of such profit transfer payment, repay a corresponding amount to Buyers, provided in each case that these obligations shall not apply if and to the extent insolvency proceedings have been opened over the assets of the Transferred Entity; and

(d)    if for any reasons whatsoever, the termination of the DPLTA as of the SFY End Date will not be legally effected or will be challenged by a third party, the parties shall economically treat each other as if such termination had been effected as of the SFY End Date.
8.5    Further Indemnities.
(a)    Without limiting any other undertakings and indemnification obligation of Buyers contained in this Agreement, Buyers:
(i)    shall not, and shall cause (steht dafür ein) that the Transferred Entity will not, bring any claims against Sellers, any Affiliate of Sellers or any of its or their successors or Representatives (collectively, the “Protected Persons”); and
(ii)    shall indemnify and hold harmless (freistellen) the Protected Persons from and against any and all losses, liabilities, damages, reasonable costs and expenses;
in each case of clauses (i) and (ii) above arising out of or in connection with (x) Sellers or Sellers’ Affiliates (or its or their predecessors (Rechtsvorgänger), including by way of merger) direct or indirect shareholding or interest in, or any action taken as a direct or indirect shareholder of the Transferred Entity, including, but not limited to, in connection with any shareholder loans granted or repaid by any of them and capital maintenance rules, (y) any Protected Person’s action taken as an officer, director, employee or agent of the Transferred Entity in the time period until the Closing Date, and (z) any liability in connection with the Business conducted until the Closing Date for which any of the Protected Persons is or could be held liable, including in connection with any enterprise agreement or corporate group relationship (Konzernrechtsverhältnis).
(b)    This Section 8.5 does not apply (i) if and to the extent a corresponding claim by Buyers is explicitly provided for under this Agreement and (ii) to any claims and/or obligations, which are governed by Section 5.5 and Section 8.4.
(c)    This Section 8.5 shall be for the benefit of the Protected Persons as protected third parties within the meaning of Section 328 para. German Civil Code (BGB) (echter Vertrag zugunsten Dritter).
8.6    Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement or the Intellectual Property Purchase Agreement, the rights to indemnification pursuant to Section 8.2 and Section 7.2 of the Intellectual Property Purchase Agreement are subject to the following limitations:
(a)    The maximum aggregate Liability of Sellers and their Affiliates to all Buyer Indemnified Parties taken together for (i) Losses for any claims for indemnification pursuant to Section 8.2(a) and Section 7.2(a) of the Intellectual Property Purchase Agreement (other than as a result of a breach of or inaccuracy in a Fundamental Representation, Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets)) shall be limited to an amount equal to Ten Million Five Hundred Thousand Dollars ($10,500,000); (ii) Losses for any claims for indemnification pursuant to Section 8.2(a) as a result of a breach of or inaccuracy in Section 3.17 (Sufficiency of Assets) shall be limited to an amount equal to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000); and (iii) Losses for any claims for indemnification pursuant to Section 8.2 and Section 7.2 of the Intellectual Property Purchase Agreement (including as a result of a breach of or inaccuracy in a Fundamental Representation, Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets)) shall be limited to the amount of the Base Purchase Price.

(b)    Sellers and their Affiliates shall not be liable for Losses for any individual claim for indemnification pursuant to Section 8.2(a) (other than as a result of a breach or inaccuracy in a Fundamental Representation) or Section 7.2(a) of the Intellectual Property Purchase Agreement unless the amount of Losses for such claim for indemnification against Sellers and their Affiliates pursuant to Section 8.2(a) or Section 7.2(a) of the Intellectual Property Purchase Agreement shall exceed Twenty Five Thousand Dollars ($25,000) (the “Claim Threshold”).
(c)    Sellers and their Affiliates shall not be liable for Losses for any claims for indemnification pursuant to Section 8.2(a) as a result of a breach of or inaccuracy in Section 3.17 (Sufficiency of Assets) unless the total of all Losses for claims for indemnification against Sellers and their Affiliates pursuant to Section 8.2(a) as a result of a breach of or inaccuracy in Section 3.17 (Sufficiency of Assets) shall exceed an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, and then only for such Losses to the extent they exceed such amount. Sellers and their Affiliates shall not be liable for Losses for any claims for indemnification pursuant to Section 8.2(a) or Section 7.2(a) of the Intellectual Property Purchase Agreement (other than as a result of a breach of or inaccuracy in a Fundamental Representation, Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets)) unless the total of all Losses for claims for indemnification against Sellers and their Affiliates pursuant to Section 8.2(a) and Section 7.2(a) of the Intellectual Property Purchase Agreement (other than as a result of a breach of or inaccuracy in a Fundamental Representation, Section 3.14 (Environmental Matters), Section 3.16 (Taxes) or Section 3.17 (Sufficiency of Assets)) shall exceed an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, and then only for such Losses to the extent they exceed such amount.
(d)    Notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any Applicable Law, no Indemnifying Party shall be liable to an Indemnified Party hereunder or under the Intellectual Property Purchase Agreement for (i) any punitive damages or (ii) any lost profits, diminution of value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages, other unforeseen damages or damages based on a “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar terms, except, in the cases of clauses (i) and (ii), where such damages are recovered by a third party in a Third Party Claim from a Buyer Indemnified Party in connection with Losses indemnified hereunder.
(e)    No Buyer Indemnified Party shall be entitled to recover for a Loss under Sections 8.2 or under the Intellectual Property Purchase Agreement to the extent that such Buyer Indemnified Party has actually recovered such Loss under third-party insurance held by, or for the benefit of, such Buyer Indemnified Party. In the event a Buyer Indemnified Party receives insurance proceeds from unaffiliated third-party insurance with respect to any matter for which it was previously indemnified pursuant to this ARTICLE 8, such Buyer Indemnified Party shall promptly remit such insurance proceeds to Sellers (net of any costs of enforcement, deductibles and retro premium adjustments). Each Buyer Indemnified Party covenants and agrees to use commercially reasonable efforts to seek recovery of any amounts available under third-party insurance held by, or for the benefit of, such Buyer Indemnified Party; provided, however, that no Buyer Indemnified Party shall be required to maintain any specific amount or type of insurance.

(f)    No Buyer Indemnified Party shall be entitled to recover for a Loss to the extent that a Buyer Indemnified Party has failed to mitigate damages in accordance with principles of New York contract law relating to the right of a non-breaching party to collect damages from a breaching party.
(g)    The amount of any recovery by an Indemnified Party pursuant to this ARTICLE 8 shall be reduced by any foreign, federal, state and/or local Tax benefits actually realized by the Indemnified Party in the taxable year of the related indemnity payment, or an earlier taxable year, or in the first or second succeeding taxable year, calculated on a with and without basis, attributable to the incurrence or payment of the incurred Losses.
(h)    No Buyer Indemnified Party shall be entitled to recover for a Loss under Section 8.2 to the extent the relevant Tax results from (i) any change in the accounting or taxation principles or practices of the Transferred Entity (including methods of submitting Tax returns) introduced after the Closing with effect for the Pre-Closing Tax Period, or (ii) any transaction, action or measure (e.g., the implementation of a reorganization measure or the sale of an asset) made or taken by Buyers, their Affiliates or the Transferred Entity after the Closing with retroactive effect for the Pre-Closing Tax Period, unless in each case of clauses (i) and (ii) implemented with the consent of a Seller.
(i)    Sellers shall have no obligation under this ARTICLE 8 to indemnify any Indemnified Party with respect to (i) any Loss that is a Liability to the extent reflected in the final determination of the Final Calculations or in the Final Closing Statement and taken into account in determining the Purchase Price, and (ii) any matter that was the subject of a dispute that was resolved pursuant to the terms of Section 1.7(c) and taken into account in determining the Purchase Price. For the avoidance of doubt, the intent of this Section 8.6(i) is to avoid double-counting of Losses to the extent that a payment with respect thereto was already made on a matter previously resolved.
(j)    In the event that a Buyer Indemnified Party seeks to recover a Loss under (i) Section 8.2(a) as a result of a breach of or inaccuracy in Section 3.14 (Environmental Matters), (ii) Section 8.2(c) as a result of a Liability that is an Excluded Liability under clause (b) of the definition thereof or (iii) Section 8.2(g), in no event shall Sellers have any obligation to indemnify or hold harmless Buyer Indemnified Parties for any Loss, to the extent any such Loss arises from or relates to (A) a change in use or zoning of the Business Facilities after the Closing Date from industrial use or zoning; (B) costs incurred or remedial actions implemented that are materially in excess of the commercially reasonable standard for similar facilities in similar businesses for purposes of remediating such Loss or (C) other than as a result of an Order issued by a Governmental Authority and not instigated by Buyers or their Affiliates, any environmental contamination discovered as a result of Buyers (or their Affiliates or their respective Representatives, successors or assigns) conducting sampling of building materials, soil, soil vapor, ambient air, indoor air, surface water, or groundwater, at or under the Business Facilities, or any geology, structural, environmental or other engineering studies of the Business Facilities (including, without limitation, any subsurface drilling or boring testing at the Business Facilities).

(k)    In the event that a Buyer Indemnified Party seeks to recover a Loss under Section 8.2(a) as a result of a breach of or inaccuracy in Section 3.10(b) (Title to Real Property), such Buyer Indemnified Party shall first seek recovery under title insurance coverages in effect and shall exhaust all remedies with respect thereto prior to seeking indemnification under this ARTICLE 8.
(l)    If the absence of an asset or service resulted in a breach of a representation or warranty set forth in Section 3.17 (Sufficiency of Assets), to the extent that such breach may be cured by delivery of such asset or service, Sellers’ indemnification obligations hereunder may, at their option, be cured to such extent (and only such extent) by delivery of such asset or service, and the remaining indemnification obligations with respect to such breach (if any) shall be satisfied in accordance with the other provisions of this ARTICLE 8.
8.7    Procedures Relating to Indemnification.
(a)    An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim), within ten (10) Business Days of such determination (an “Indemnity Notice”); provided, however, that the failure to give an Indemnity Notice shall not waive an Indemnified Party’s right to indemnification, except only if and to the extent the Indemnifying Party demonstrates it is actually prejudiced by the Indemnified Party’s failure to give notice or such Indemnity Notice is given after the expiration of the survival period, if applicable. The Indemnifying Party shall have thirty (30) calendar days from receipt of any such Indemnity Notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity (other than a Third Party Claim) by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)    If any claim, demand or Proceeding is brought by a Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”) against an Indemnified Party, and if such party intends to seek indemnification with respect thereto pursuant to this ARTICLE 8, such Indemnified Party shall promptly, but in any event within ten (10) Business Days after the Indemnified Party learns of the existence of the Third Party Claim, notify the Indemnifying Party in writing of the Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder except only if and to the extent the Indemnifying Party demonstrates it is actually prejudiced by the Indemnified Party’s failure to give notice or such Indemnity Notice is given after the expiration of the survival period, if applicable. The Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents relating to the Third Party Claim and notices and documents relating to the Third Party Claim received by the Indemnified Party from the Person that instituted the Third Party Claim.

(c)    The Indemnifying Party will have the right to participate in or assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party), so long as the Indemnifying Party delivers written notice to the Indemnified Party of its election to assume the defense of the Third Party Claim within fifteen (15) Business Days of receipt of written notice of such Third Party Claim from the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the joint representation of the indemnifying party and the Indemnified Party by a single law firm with respect to such Third Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the Indemnifying Party, or the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party that would restrict or adversely affect the ongoing business or operations of such Indemnified Party or its Affiliates in a material manner if successful. If the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with the provisions above, the Indemnified Party, at its sole cost and expense (except to the extent provided in the immediately preceding sentence), may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party shall consent to any compromise or settlement of a Third Party Claim by the Indemnifying Party, if such compromise or settlement (i) does not restrict or adversely affect the conduct of the Indemnified Party’s or its Affiliates’ businesses or operations in a material manner, (ii) does not include an admission of wrongdoing or misconduct by the Indemnified Party, (iii) fully and irrevocably releases the Indemnified Party from all Liabilities and obligations with respect to such Third Party Claim (other than in an amount less than the aggregate of the Deductible and any applicable Claim Threshold), (iv) does not involve any claim for which the Indemnified Party is not fully indemnified by the Indemnifying Party and (v) does not impose any injunctive or other equitable relief against the Indemnified Party. If the Indemnifying Party has not assumed the defense of such Third Party Claim within fifteen (15) Business Days of receipt of written notice of such Third Party Claim, the Indemnified Party will (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense of such Third Party Claim. In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of the defense, compromise or settlement of the Third Party Claim; provided, however, that if the Indemnifying Party has agreed in writing that it is obligated under the terms of its indemnity hereunder in connection with such Third Party Claim, any compromise or settlement of a Third Party Claim by the Indemnified Party shall require the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for the fees and expenses of more than one (1) outside counsel and reasonably necessary local counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Each party shall reasonably cooperate with the other party in such defense and make available to the party undertaking the defense of the Third Party Claim, on a mutually convenient basis, witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating to such Third Party Claim as may be reasonably requested by the party undertaking the defense of the Third Party Claim.

(d)    Notwithstanding the provisions of Sections 8.7(a), (b), and (c), if a Third Party Claim relating to Taxes (“Tax Claim”) shall be made by any Governmental Authority which, if successful, might result in an indemnity payment to Buyers, on the one hand, or Sellers, on the other hand, pursuant to this ARTICLE 8, the Indemnified Party shall notify the Indemnifying Party in writing of such Tax Claim within ten (10) Business Days of receipt of any written notice from the taxing authority, and shall give the Indemnifying Party such other information with respect thereto as the Indemnifying Party may reasonably request. With respect to any Tax Claim, the Indemnifying Party may, at its own expense, participate in and assume the defense of any such claim, suit, action, litigation or Proceeding (including any Tax audit); provided, however, that if the Indemnifying Party assumes such defense, the Indemnified Party may participate in such defense at its own expense. In no case shall a party settle or otherwise compromise any Tax Claim without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, except from any German Tax Returns, neither Sellers nor any of their Affiliates shall be required to provide Buyers or any of their Representatives with copies of, or access to, any of Sellers’ or their Affiliates’ consolidated income Tax Returns or audits of any consolidated income Tax Returns.
8.8    Exclusive Remedy. Buyers, on the one hand, and Sellers, on the other hand, each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the subject matter of this Agreement and the Conveyancing Documents (other than specific performance or injunctive relief, or with respect to causes of action arising from fraud), shall be pursuant to the indemnification provisions set forth in this ARTICLE 8.
8.9    Recoverable Damages. The term “Losses” as used in Section 8.2 or Section 8.3 is not limited to matters asserted by any third Person against Sellers or Buyers, but includes Losses incurred or sustained by Seller Indemnified Parties or Buyer Indemnified Parties in the absence of third Person claims. Subject to Section 8.6, payments by Buyers of amounts for which Buyer Indemnified Parties are indemnified hereunder, and payment by Sellers of amounts for which Seller Indemnified Parties are indemnified hereunder, shall not be a condition precedent to recovery. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not whether there has been any breach of or inaccuracy in any representation or warranty made by Sellers or Buyers in or pursuant to this Agreement), each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without giving effect to the terms “material” or “Material Adverse Effect” in each instance where the effect of such term would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation and warranty).

8.10    Adjustment for Tax Purposes. Any indemnity payment made pursuant to the provisions of this ARTICLE 8 shall be deemed to be and treated as, to the extent permitted by Applicable Law, an adjustment to the Purchase Price for tax purposes.
ARTICLE 9
TERMINATION
9.1    Basis for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of Sellers and Buyers;
(b)    either by Sellers, on the one hand, or Buyers, on the other hand, if the Closing does not occur on or prior to November 3, 2014 (the “End Date”); provided, however, that the End Date may be extended by either party, by written notice to the other party, to February 3, 2015 (the “Extended End Date”), in the event that all conditions to Closing in Section 2.2 and Section 2.3 (other than the conditions set forth in Section 2.2(f) and Section 2.3(e) (the “Regulatory Conditions”)) have been or are reasonably capable of being satisfied at the time of such extension and the Regulatory Conditions are reasonably capable of being satisfied on or prior to the Extended End Date;
(c)    by Buyers if there is a breach of any representation or warranty set forth in ARTICLE 3 hereof (disregarding all qualifications and exceptions contained therein relating to Sellers’ Knowledge, materiality, Material Adverse Effect or words of similar import) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or any failure to perform in any material respect any covenant or agreement to be complied with or performed by Sellers pursuant to the terms of this Agreement, if such breach or failure to perform cannot be cured or has not been cured within forty-five (45) calendar days following the receipt by Sellers of written notice from Buyers of such breach or failure to perform; or
(d)    by Sellers if there is a breach of any representation or warranty set forth in ARTICLE 4 hereof (disregarding all qualifications and exceptions contained therein relating to Buyers’ knowledge, materiality, material adverse effect or words of similar import) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Buyers’ ability to consummate the transactions contemplated by this Agreement or any failure to perform in any material respect any covenant or agreement to be complied with or performed by Buyers pursuant to the terms of this Agreement, if such breach or failure to perform cannot be cured or has not been cured within forty-five (45) calendar days following the receipt by Buyers of written notice from Sellers of such breach or failure to perform;

provided, however, that the right to terminate this Agreement pursuant to clause (b), (c) or (d) shall not be available to a party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in (or would result in), the failure of the Closing to occur on or before the Extended End Date.
9.2    Notice of Termination. In the event of termination by Sellers or Buyers pursuant to this ARTICLE 9, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.
9.3    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this ARTICLE 9, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Sections 3.20 and 4.7 relating to finders’ fees and brokers’ fees, (b) Section 7.2 relating to publicity, (c) Section 5.1 to the extent relating to confidentiality, (d) Section 7.5 relating to expenses, (e) this Section 9.3 and (f) ARTICLE 10. Nothing in this ARTICLE 9 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE 10
GENERAL PROVISIONS
10.1    Assignment. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyers, on the one hand, or Sellers, on the other hand, without the prior written consent of the other party. Notwithstanding the foregoing, without the consent of any party hereto Buyers may assign their right to purchase any of the Transferred Assets or the Shares, their right to license the Licensed Intellectual Property (as defined in the Intellectual Property Purchase Agreement) or any of their other rights hereunder or under the Ancillary Agreements to one or more Affiliates of Buyers in accordance with Section 1.2(d); provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Subject to the first two sentences of this Section 10.1, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment or transfer in violation of this Section 10.1 shall be void.
10.2    No Third-Party Beneficiaries. Except for Persons entitled to indemnification under ARTICLE 8 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder as a third-party beneficiary or otherwise.
10.3    Amendments. No amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

10.4    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
10.5    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent, postage prepaid, by registered, certified or express mail, return receipt requested, or reputable overnight courier service, or email, and shall be deemed given when delivered by hand, three days after mailing (one Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), or upon confirmation by return email, as follows:
(i)    If to Parent or Buyers:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
Attention: Diedre Gray, Senior VP, General Counsel and Secretary
Email: diedre.gray@postfoods.com
with a copy to (which shall not constitute notice):

Lewis, Rice & Fingersh, LC
600 Washington Avenue
Suite 2500
St. Louis, Missouri 63101
Attention: Tom W. Zook, Esq.
Email: tzook@lewisrice.com
(ii)    if to Sellers:
c/o Nestlé S.A.
CH-1800 Vevey,
55, av. Nestlé
Switzerland
Attention: Steve Chu
Email: steve.chu@nestle.com

with a copy to:

Nestlé USA, Inc.
900 Long Ridge Road, Building 2
Stamford, CT 06902-1138
Attention: Andrew Glass

Email: andrew.glass@us.nestle.com

with a copy to (which shall not constitute notice):
Latham & Watkins LLP
355 S. Grand Avenue
Los Angeles, California 90071-1560
Attention: Julian T.H. Kleindorfer, Esq.
Email: julian.kleindorfer@lw.com
or to such other address(es) as shall be furnished in writing by any such party to the other party in accordance with the provisions of this Section 10.5.
10.6    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
10.7    Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.
10.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State (to the extent the application of the laws of another jurisdiction would be required thereby).
10.9    Actions and Proceedings. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or Federal court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law. Each of the parties waives its respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement in any action, proceeding or other litigation of any type brought by any of the parties against the other party or any Affiliate of the other party, whether with respect to contract claims, tort claims or otherwise. The parties agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

10.10    Specific Performance. The parties hereto agree that irreparable damage could occur if any provision of this Agreement (including, without limitation Section 5.9) were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to seek an injunction or injunctions to prevent breaches of this Agreement or to seek specific enforcement of the performance of the terms and provisions hereof in any Federal or state court sitting in the Borough of Manhattan, the City of New York, in addition to any other remedy to which they are entitled at law or in equity.
10.11    Inclusion in Seller Disclosure Schedule. Inclusion of any matter in the Seller Disclosure Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in the Seller Disclosure Schedule. Neither the specification of any dollar amount in the representations or warranties contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedule is intended to imply that such amounts, or higher or lower amounts of the items so included or other items, are or are not material or that such fact or matter would with any other fact or matter, individually or in the aggregate, have a Material Adverse Effect.
10.12    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter.
10.13    Interpretive Matters.
(a)    Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, (xi) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1), (xii) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (xiii) if any payment required to be made hereunder is required to be made on a day that is not a Business Day, then, instead of such day, such payment shall be made on the immediately succeeding Business Day.

(b)    The headings contained in this Agreement, in any Exhibit hereto, the Seller Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the Ancillary Agreements.
(c)    Except as provided in Section 1.2(b)(i), the Conveyancing Documents are subject to the terms and conditions of this Agreement in all respects. The parties hereto acknowledge that the Conveyancing Documents do not include certain provisions, which are governed by this Agreement. Except as provided in Section 1.2(b)(i), in the event of any conflict or inconsistency between this Agreement and the Conveyancing Documents, the terms and conditions of this Agreement shall govern.
10.14    Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall execute, and shall cause their respective Affiliates to execute, any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or the Ancillary Agreements.
10.15    Provision Respecting Legal and Other Representation. Buyers hereby agree, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP serves as counsel to Sellers and their Affiliates (individually and collectively, the “Represented Group”), on the one hand, and the Transferred Entity, on the other hand, prior to Closing generally, or otherwise in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of such transactions, Latham & Watkins LLP may serve as counsel to the Represented Group or any director, member, partner, officer, employee or Affiliate of the Represented Group, including, without limitation, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby notwithstanding such prior representation of or service to the Transferred Entity and each Buyer hereby consents thereto and waives any conflict of interest arising therefrom, and each Buyer shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation or service. Each Buyer further agrees that, as to all communications prior to Closing between the Transferred Entity and Latham & Watkins LLP, the attorney-client privilege and the expectation of client confidence as the same relate or apply to any such communications belongs to the Represented Group and the same may be controlled by the Represented Group and shall not pass to or be claimed or waived by Buyers or the Transferred Entity. Notwithstanding the foregoing, in the event that a dispute arises between the Transferred Entity and a third party other than the Represented Group, the Transferred Entity may assert the attorney-client privilege to prevent disclose of confidential communications to such third party.

10.16    Parent Guarantee. Parent hereby absolutely and unconditionally guarantees, as principal and not as surety, the performance (and, where applicable, payment) by Buyers (and their successors and permitted assigns) of each of their obligations and liabilities to Sellers under this Agreement, the Ancillary Agreements and all other agreements entered into pursuant to this Agreement, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting Buyers or any successor or permitted assignee.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

GERBER PRODUCTS COMPANY

By:	/s/ Matt Reindel
Name:	Matt Reindel
Title:	CFO

(Signature Page to Stock and Asset Purchase Agreement)

EXECUTED by NESTLÉ AUSTRALIA LTD in accordance with Section 127(1) of the Corporations Act 2001 (Cwlth of Australia):	) ) ) ) ) )
/s/ Andrew Allshire	)
Signature of director	)	/s/ Peter Lloyd
	) ) ) )	Signature of ~~director~~/company secretary* *delete whichever is not applicable
ANDREW ALLSHIRE	)
Name of director (block letters))		PETER LLOYD
	) ) )	Name of ~~director~~/company secretary* (block letters) *delete whichever is not applicable

(Signature Page to Stock and Asset Purchase Agreement)

NESTLÉ DEUTSCHLAND AG

By:	/s/ Steve Chu
Name:	Steve Chu
Title:	AVP

NESTLÉ DEUTSCHLAND AG

By:	/s/ Moritz Ostermayer
Name:	Moritz Ostermayer
Title:	Financial Advisor

(Signature Page to Stock and Asset Purchase Agreement)

POST ACQUISITION SUB IV, INC.

By:	/s/ Diedre J. Gray
Name:	Diedre J. Gray
Title:	Secretary

(Signature Page to Stock and Asset Purchase Agreement)

EXECUTED by POST AUSTRALIA PTY LTD in accordance with Section 127(1) of the Corporations Act 2001 (Cwlth of Australia):	) ) ) ) ) )
/s/ Robert V. Vitale	)
Signature of director	)	/s/ Diedre J. Gray
	) ) ) )	Signature of ~~director~~/company secretary* *delete whichever is not applicable
ROBERT V. VITALE	)
Name of director (block letters))		DIEDRE J. GRAY
	) ) )	Name of ~~director~~/company secretary* (block letters) *delete whichever is not applicable

(Signature Page to Stock and Asset Purchase Agreement)

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
Name:	Robert V. Vitale
Title:	CFO

(Signature Page to Stock and Asset Purchase Agreement)